Exhibit 10.4

LOAN AGREEMENT

(FIXED RATE PORTFOLIO)

between

TRT NOIP FIXED MEZZ HOLDCO LLC,

a Delaware limited liability company

as Borrower

and

iSTAR FINANCIAL INC.,

as Lender

Dated as of June     , 2010

LOAN AGREEMENT

(FIXED RATE) PORTFOLIO)

THIS LOAN AGREEMENT (FIXED RATE) PORTFOLIO) (this “Agreement”) dated as of June     , 2010, by TRT NOIP FIXED MEZZ HOLDCO LLC, a Delaware limited liability company (“Borrower”), having an address at c/o Dividend Capital Total Realty Trust, 518 17th Street, Denver, Colorado 80202 and iSTAR FINANCIAL INC., a Maryland corporation (together with its successors and assigns, hereinafter referred to as “Lender”), with offices at 1114 Avenue of the Americas, New York, New York 10036.

R E C I T A L S

A. Each Person identified on Exhibit A is the fee owner of the Property identified opposite the name of such Person on Exhibit A (each such Person, together with a Substitute Owner that may own a Substitute Property, is a “Property Owner” and all of such Persons are the “Property Owners”).

B. TRT NOIP Fixed Real Estate Holdco LLC, a Delaware limited liability company (“Holdco”) is, indirectly, the owner of 100% of the membership interests and/or partnership interests in each Property Owner.

C. Borrower is the owner of 100% of the membership interests in Holdco.

D. Borrower desires to borrow from Lender, and Lender desires to lend to Borrower, a loan in the maximum amount of up to $57,870,000.

NOW, THEREFORE, in consideration of the foregoing and of the covenants, conditions and agreements contained herein, Borrower and Lender agree as follows:

SECTION 1

DEFINITIONS

1.1 General Definitions.

In addition to any other terms defined in this Agreement, the following terms shall have the following meanings:

“Administrative Agent” is defined in Section 12.3.

“Affiliate” means any Person: (A) directly or indirectly controlling, controlled by, or under common control with, another Person; (B) directly or indirectly owning or holding forty-nine percent (49%) or more of any equity interest in another Person; or (C) forty-nine percent (49%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such other Person.

“Agreement” means this Loan Agreement (Fixed Rate Portfolio) (including all schedules, exhibits, annexes and appendices hereto), as amended, modified or supplemented from time to time.

“Applicable Minimum Senior Release Price” means, for each Property, the minimum payment required to be paid to the Senior Lender pursuant to the Senior Loan Documents to effect a Sale of such Property (or, in connection with a defeasance of the Lien of the Senior Mortgage encumbering the applicable Property) without the occurrence of a Senior Loan Default or Senior Loan Event of Default.

“Approval Matters” means any one or more of the following: (a) the execution and delivery of Leases (and related guarantees) and modifications, supplements, amendments and restatements of Leases (and related guarantees), (b) enforcement of Leases (and related guarantees) against a defaulting tenant (and, if applicable, guarantor); (c) consents to assignments and subleases by a tenant under a Lease; (d) the execution and delivery of Material Contracts and amendments, modifications, replacements, restatements or terminations of Material Contracts, the giving or withholding of material waivers, consents and approvals under, the request for material waivers, consents and approvals under, and enforcement of, such Material Contracts against a defaulting Person; (e) operating and capital budgets in respect of any Property Owner or any Property, any material changes to any such budgets, the incurring of material liability not set forth in any such budgets and any material expenditures not set forth in any such budgets; (f) material capital improvements whether or not set forth in a budget approved by Lender; (g) except as required under the Senior Loan Documents, the institution, termination or modification of any lockbox or other cash management arrangements and documents establishing, maintaining or requiring any such arrangements pertaining to any Property, any Property Owner, Holdco or Borrower; provided, however, during the continuance of an Event of Default, “Approval Matters” described in part (d) of this definition shall include all contracts and agreements, including management agreements, brokerage agreements, service contracts and construction contracts between a Property Owner and another Person, whether or not the same are Material Contracts.

“Authorized Officer” means the chief executive officer, chief financial officer or other executive officer of Borrower.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time and all rules and regulations promulgated thereunder.

“Base Rate” means, as applicable: (A) with respect to Tranche A, (i) a fixed rate per annum equal to five and four hundred forty-five thousandths percent (5.445%), or (ii) if the applicable Resolution Conditions are satisfied prior to the expiration of the Resolution Expiration Period, a fixed rate per annum equal to (a) ten percent (10%) during the period commencing on the date when the last of the applicable Resolution Conditions are first satisfied and ending on the third anniversary of the Closing Date, (b) twelve percent (12%) during the period commencing on the day after the third anniversary of the Closing Date and ending on the seventh anniversary of the Closing Date, and (c) thirteen percent (13%) during the period commencing on the day following the seventh anniversary of the Closing Date and continuing thereafter, and (B) with respect to Tranche B, a fixed rate per annum equal to (a) ten percent (10%) during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, (b) twelve percent (12%) during the period commencing on the day after the third anniversary of the Closing Date and ending on the seventh anniversary of the Closing Date, and (c) thirteen percent (13%) during the period commencing on the day following the seventh anniversary of the Closing Date and continuing thereafter.

“Borrower’s Advisor” is defined in Section 4.9.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are required by law to be closed.

“Carveout Guarantor” means Dividend Capital Total Realty Operating Partnership LP, a Delaware limited partnership.

“Carveout Guaranty” means that certain guaranty of Carveout Guarantor in favor of Lender of even date herewith.

“Change of Control” means the occurrence of any one or more of the following: (i) a Person (together with any one or more of its Affiliates) shall have acquired, in one or more transactions, ownership or control of a majority of the voting Securities of DCTRT or (ii) DCTRT shall cease to Control Borrower.

“Closing” means that the disbursement of the proceeds of the Loan shall have been made to, or upon the order of, Borrower.

“Closing Checklist” means the closing checklist attached hereto as Exhibit E.

“Closing Date” means the date hereof.

“Code” means the United States Internal Revenue Code of 1986, and any rule or regulation promulgated thereunder from time to time.

“Collateral” means the Pledged Interests and all other personal property of Borrower pledged or mortgaged to Lender as collateral security for repayment of the Loan and all “proceeds” (as defined in the UCC) of any of the foregoing Pledged Interests or other property.

“Companion Borrowers” means the “Borrowers” as defined in the Companion Loan Agreement.

“Companion Loan” means the “Loan” as defined in the Companion Loan Agreement.

“Companion Loan Agreement” means the Loan Agreement (Floating Rate Portfolio) of even date herewith among Companion Borrowers and Lender.

“Companion Loan Documents” means the “Loan Documents” as defined in the Companion Loan Agreement.

“Companion Proceeds” means “Net Sales Proceeds” and “Net Refinancing Proceeds” each as defined in the Companion Loan Documents.

“Companion Sale of a Property” means a “Sale of a Property” as defined in the Companion Loan Documents”.

“Confidential Information” is defined in Section 11.12.

“Contingent Obligation,” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the applicable Person against fluctuations in interest rates; or (d) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (1) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (2) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (3) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the amount determined in accordance with GAAP.

“Control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“DCTRT” means Dividend Capital Total Realty Trust Inc., a Maryland corporation, and its successors.

“DCTRT Group” means the Related Parties and DCTRT.

“Debt Service Coverage Calculation Date” is the date of the closing of the applicable Modification or Refinancing.

“Debt Service Coverage Period” is defined in the definition of Debt Service Coverage Ratio.

“Debt Service Coverage Ratio” means the ratio of (a) Net Adjusted Operating Income during the period commencing on the date that is one year prior to the final day of the Loan Month in which the Debt Service Coverage Calculation Date occurs and ending on the final day of the Loan Month in which the Debt Service Coverage Calculation Date occurs; provided, however, if the Debt Service Coverage Calculation Date occurs prior to the first anniversary of the Closing Date, Lender shall reasonably adjust such calculation to annualize Net Adjusted Operating Income, (b) the aggregate amount of the payments of scheduled interest and principal to be paid on the Loan and the Senior Loan during the period “Debt Service Coverage Period”) commencing on the day immediately following the final day of the Loan Month in which the Debt Service Coverage Calculation Date occurs and ending on the anniversary of such day (assuming for such purposes that interest (i) on the Loan is calculated at an interest rate equal to the Base Rate scheduled to be in effect from time to time during the Debt Service Coverage Period and (ii) on the Senior Loan is calculated at an interest rate equal to the interest rate scheduled to in effect for the Senior Loan during the Debt Service Coverage Period and that the principal amount of each the Loan and the Senior Loan during such period will be the principal amount of the Loan and Senior Loan, as applicable, as of the Calculation Date in question less scheduled amortization, but computed after giving effect to principal reduction and other changes in economic terms in connection with the related Refinancing, Sale of a Property or Modification).

“Debt Service Coverage Target Ratio” means 1.75 to 1 (1.75:1).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Default Rate” means a rate per annum equal to the Base Rate plus five percent (5%).

“Default Interest” is defined in Section 2.2(A).

“Distribution” is defined in Section 7.9.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Earn-Out Amendment” means an amendment to the Senior Loan and the Senior Loan Documents pursuant to which, inter alia, the Northrop Property is added as collateral for the Senior Loan and the portion of the Senior Loan allocable to the Northrop Property is funded by the Senior Lender, all upon the terms and conditions provided for in the Senior Loan Documents as in effect on the date hereof.

“Embargoed Person” is defined in Section 4.7.

“Environmental Laws” means all present and future federal, state and/or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, licenses, decisions, orders, injunctions, requirements and/or directives of Governmental Authorities, as well as common law, imposing liability, standards of conduct or otherwise pertains or relates to, or for, for the environment, industrial hygiene, the regulation of Hazardous Substances, natural resources, pollution or waste management that are applicable to the Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder.

“Event of Default” is defined in Section 9.1.

“Excess Interest” is defined in Section 2.2(C).

“Excluded Lease” means a Lease (a) that has expired by its terms or that is scheduled to expire by its terms during the applicable Debt Service Coverage Period unless the tenant under such Lease has timely and properly notified Property Owner that it will renew or extend the term of such Lease, (b) that has a tenant or Lease guarantor that has filed a voluntary proceeding under the Bankruptcy Code, has consented to an involuntary proceeding under the Bankruptcy Code, is a debtor in an involuntary proceeding under the Bankruptcy Code that has not been dismissed within one hundred twenty (120) days of the filing of such involuntary proceeding, has made an assignment for the benefit of creditors or is the subject of a reorganization, receivership, composition or analogous proceeding that has not been dismissed within one hundred twenty (120) days after the initiation thereof (unless, in any such instance, in the case of a proceeding where the tenant is the debtor, the tenant has assumed the Lease and such assumption has been approved by order of the court in the proceeding that has become final by appeal or lapse of time for appeal and, if such tenant’s obligations under such Lease have been guaranteed, such guarantor has ratified and confirmed its guaranty), (c) that has a tenant that has vacated the applicable premises and such tenant does not maintain a credit rating for its long-term unsecured debt as established by Standard & Poors, a division of The McGraw-Hill Companies, Inc. of BBB- or better or (d) that has a tenant that is in monetary default or material non-monetary default beyond the expiration of any applicable curative period.

“Financing Statements” means the UCC-1 Financing Statements naming Borrower, as debtor, and Lender, as secured party, and filed with such filing offices as Lender may require.

“Foreclosure Event” means the occurrence of an Event of Default specified in Sections 9.1(A), 9.1(B), 9.1(D), 9.1(E), 9.1(F), (9.1)(M), 9.1(N), or 9.1(O). For the avoidance of doubt, a default under either Put Agreement by DCTRT shall not be a Foreclosure Event.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as of the date in question.

“Governmental Authority” means the United States of America, any state, any foreign governments and any political subdivision or regional division of the foregoing, and any agency, department, court, regulatory body, commission, board, bureau or instrumentality of any of them.

“Harborside Interests” means membership, partnership or other ownership interests in any Harborside Owner.

“Harborside Owner” means Plaza X Leasing Associates L.L.C., Plaza X Realty L.L.C., Plaza X Urban Renewal Associates L.L.C., American Financial Exchange L.LC., and TRT Harborside LLC.

“Harborside Proceeds” means without duplication, (a) any and all monetary consideration or other economic compensation, whether direct or indirect, that is received by a Harborside Owner (or any other Person that is an Affiliate of a Harborside Owner) for, or in connection with, a sale or other disposition of all or any part of the Harborside Property or

Harborside Interests, including the stated purchase price, cash, prepaid expenses and contracts for the seller’s service and the service of an Affiliate of a Harborside Owner, but deducting (i) the reasonable, verifiable, customary, actual and bona fide closing costs incurred in connection with such sale or disposition not paid to an Affiliate of a Harborside Owner (other than a disposition fee of up to 1% of the stated purchase price that may be paid to an Affiliate of DCTRT) including independent third party brokers’ commissions, title charges, survey costs, escrow charges, transfer taxes, and net prorations in favor of purchaser incurred in connection with such sale or disposition, (ii) amounts necessary to fully repay, satisfy or defease any loan (x) held by a Person that is not a member of the DCTRT Group, a Harborside Owner or Person that is an Affiliate of a Harborside Owner or member of the DCTRT Group and (y) secured by the Harborside Property and/or Harborside Interests; and (iii) any escrows or holdbacks under the until released to, or upon the order of, a Harborside Owner and (b) the proceeds of any financing or refinancing (excluding financing closing on the date hereof) in which any part of the Harborside Property or Harborside Interests serves as collateral adjusted by deducting proceeds applied to satisfy then existing mortgage loans not held by a Harborside Owner or their respective Affiliates and the reasonable, verifiable, customary, actual and bona fide closing costs incurred in connection with a financing or refinancing to the extent not paid to any Harborside Owner or any of their respective Affiliates, including, independent third party brokers’ commissions, title charges, survey costs, escrow charges, transfer taxes, attorneys’ fees, professional and consultant costs, environmental and engineering report costs, and application and commitment fees, if any, incurred in connection with the applicable financing or refinancing.

“Harborside Property” means the real estate described on Exhibit C attached hereto and related property and leases among or between any Harborside Owner.

“Hazardous Materials” means (a) any pollutants, toxic pollutants, oil, gasoline, petroleum products, asbestos, materials or substances containing asbestos, explosives, chemical liquids or solids, radioactive materials, polychlorinated biphenyls or related or similar materials, or any other solid, liquid or other emission, substance, material, product or by-product defined, listed or regulated as a hazardous, noxious, toxic or solid substance, material or waste or defined, listed or regulated as causing cancer or reproductive toxicity, or otherwise defined, listed or regulated as hazardous or toxic in, pursuant to, or by any federal, state or local law, ordinance, rule, or regulation, now or hereafter enacted, amended or modified, in each case to the extent applicable to the Properties including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq.); the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); Sections 25117, 25281, 25316 or 25501 of the California Health & Safety Code; any so-called “Superfund” or “Superlien” law; the Toxic Substance Control Act of 1976 (15 U.S.C. Section 2601 et seq.); the Clean Water Act (33 U.S.C. Section 1251 et seq.); and the Clean Air Act (42 U.S.C. Section 7901 et seq.); (b) any substance which is or contains asbestos, radon, polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, lead paint, motor fuel or other petroleum hydrocarbons; (c) fungus, mold, mildew, or other biological agents the presence of which may adversely affect the health of individuals or other animals or materially adversely affect the value or utility of the Properties, and/or (d) any other substance which causes or poses a threat to cause a contamination or nuisance with respect to all or any portion of the Properties or any adjacent property or a hazard to the environment or to the health or safety of Persons.

“Improvements” means all buildings, improvements, alterations or appurtenances now, or at any time hereafter, located upon, in, under or above the Land or any part thereof and comprise part of the Property.

“Indebtedness”: With respect to any Person means, without duplication, (a) any indebtedness of such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of any property or asset of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) any obligations of such Person for the deferred purchase price of property or services; (c) any obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) any obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) any obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) any obligations of such Person as a result of any final judgment rendered against such Person or any settlement agreement entered into by such Person with respect to any litigation unless such obligations are stayed upon appeal (for so long as such appeal shall be maintained) or are fully discharged or bonded within one hundred and twenty (120) days after the entry of such judgment or execution of such settlement agreement; (g) any obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit; (h) any Contingent Obligations; (i) any Indebtedness of others referred to in clauses (a) through (h) above or clause (j) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss; and (j) any Indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Liabilities” is defined in Section 11.3.

“Indemnitees” is defined in Section 11.3.

“Independent Person” is defined in Schedule 4.12.

“Intercreditor Agreement” means the Intercreditor Agreement between Lender and Senior Lender of even date herewith and, from and after mutual execution and delivery thereof, any analogous document executed and delivered in connection with a Permitted Refinancing.

“Interest Period” means the period of time beginning on the first (1st) day of a Loan Month and ending on the last day of such Loan Month; provided, however, the first Interest Period shall commence on the Closing Date and continues to and includes June 30, 2010.

“Interest Rate” means the applicable of the Base Rate or the Default Rate.

“Intervening Entity” means any Persons (other than the Property Owners) in which Borrower or Holdco owns a direct or indirect ownership interest.

“Land” means the real estate legally described on Exhibit B.

“Late Charge” is defined in Section 2.2(D).

“Leases” means any and all leases, subleases, occupancy agreements or grants of other possessory interests, whereby a Property Owner acts as the lessor, sublessor, licensor, grantor or in another similar capacity, now or hereafter in force, oral or written, covering or affecting the Land or Improvements, or any part thereof, together with all rights, powers, privileges, options and other benefits of any such Property Owner thereunder and any and all guaranties of the obligations of the lessees, sublessees, occupants, and grantees thereunder, as such leases, subleases, occupancy agreements or grants may be extended, renewed, modified or replaced from time to time (exclusive of any ground lease having any such Property Owner as ground lessee).

“Legal Requirements” means all applicable laws, statutes, ordinances, rulings, regulations, codes, decrees, orders, policies, guidelines, judgments, covenants, conditions, restrictions, approvals, permits and requirements or of, from or by any Governmental Authority, including zoning, subdivision, land use, environmental, building, safety, health, wetlands and landmark preservation, housing and fire laws and the Americans with Disabilities Act.

“Lender’s Advisor” is defined in Section 4.9.

“Lien” means any lien, mortgage, pledge, security interest, charge or monetary encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and (b) any negative pledge or analogous agreement including any agreement not to directly or indirectly convey, assign, sell, mortgage, pledge, hypothecate, grant a security interest in, grant options with respect to, transfer or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise, any direct or indirect interest in an asset or direct or indirect interest in the ownership of an asset.

“Loan” means the loan in the aggregate stated principal amount of $57,870,000 from Lender to Borrower as evidenced by the Notes. The Loan consists of two tranches, the first tranche shall be in the maximum principal amount of $27,000,000 (“Tranche A”) and the second tranche shall be in the maximum principal amount of $30,870,000 (“Tranche B”). Unless otherwise provided herein, the term “Loan” shall mean and include both Tranche A and Tranche B.

“Loan Documents” means this Agreement, the Notes, the Carveout Guaranty, the Financing Statements, the Pledge Agreement and all other documents, instruments, certificates and other deliveries made by Borrower to Lender which otherwise evidence, secure and/or govern the Loan. Borrower and Lender agree that neither Put Agreement is a “Loan Document”, and that a default under either Put Agreement shall not be a Default or an Event of Default hereunder.

“Loan Month” means a calendar month.

“Loan Party” means any of Borrower, Carveout Guarantor and DCTRT.

“Material Adverse Effect” means (A) a material adverse effect upon the business, operations, properties, assets or financial condition of DCTRT, the Related Parties or the Properties, taken as a whole, or (B) the impairment, in any material respect, of the ability of any of any member of the DCTRT Group to perform its respective material obligations under any of the Loan Documents or the Put Agreements or of Lender to enforce or collect any of the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Averse Effect.

“Material Contract” means (i) any management agreement for a Property or (ii) any contract or other agreement relating to the operation, maintenance or construction of any Property which is in excess of $1,000,000.00 per annum.

“Maturity Date” is defined in Section 2.4(B).

“Maximum Rate” is defined in Section 2.2(C).

“Mezzanine Minimum Release Amount” means an amount of money for each Property equal to the sum of the applicable Mezzanine Tranche A Minimum Release Amount and the applicable Mezzanine Tranche B Minimum Release Amount.

“Mezzanine Release Payment Amount” means, with respect to a Sale of a Property an amount equal to the lesser of (A) the outstanding balance of the Loan; and (B) the greater of (i) Net Sale Proceeds with regard to such Sale of a Property or (ii) the applicable Mezzanine Minimum Release Amount.

“Mezzanine Tranche A Minimum Release Amount” means the applicable amount of money specified on Exhibit D for the applicable Property in the column labeled “Mezz A iStar Release Price”.

“Mezzanine Tranche B Minimum Release Amount” means the applicable amount of money specified on Exhibit D for the applicable Property in the column labeled “Mezz B iStar Release Price”.

“Modification” is defined in Section 7.3(A).

“Monthly P&I Mezz A Installment Amount” means One Hundred Fifty-Two Thousand Three Hundred Seventy-Two and 62/00 Dollars ($152,372.62); provided, however, upon any prepayment pursuant to Section 2.4(C) (exclusive of amortization by virtue of payment of the Monthly P&I Mezz A Installment Amount) of Tranche A, the Monthly P&I Mezz A Installment Amount shall be recalculated by Lender based upon the then outstanding balance of Tranche A at the applicable Base Rate and a 30 year amortization period.

“Net Adjusted Operating Income” means, without duplication of any item, Net Operating Income as such amount may be adjusted by Lender in its good faith discretion (a) to eliminate Operating Income and Operating Expenses to the extent attributable to a Property that is sold in connection with a Sale of a Property, (b) to eliminate Operating Income derived from Leases that are Excluded Leases, (c) to reduce Operating Income by rent reductions expressly provided for under the Leases to occur during the applicable Debt Service Coverage Period, and (d) to eliminate lease termination payments, insurance collections (other than business interruption or rent loss insurance), condemnation awards, judgment collections, settlement payments, forfeited security deposits and other non-recurring or extraordinary income and expenses.

“Net Operating Income” shall mean, with respect to any period of time, the amount obtained by subtracting Operating Expenses from Operating Income.

“Net Refinancing Proceeds” means the Refinancing Proceeds remaining after application of Refinancing Proceeds to satisfaction (or full defeasance of Liens securing) the Senior Loan as required pursuant to the Senior Loan Documents. If a Property is sold to an Affiliate through a Permitted Affiliate Sale of a Property, Net Refinancing Proceeds, shall mean, following such Permitted Affiliate Sale of a Property, as to such Property, Net Refinancing Proceeds in respect of such Property (with references to “Senior Loan” referring to loans held by Persons that are not members of the DCTRT Group or any Affiliate of any member of the DCTRT Group).

“Net Sales Proceeds” means, without duplication, any and all monetary consideration or other economic compensation, whether direct or indirect, that is received by a Property Owner (or any other Person that is an Affiliate of a member of the DCTRT Group) for, or in connection with, a Sale of a Property, including the stated purchase price, cash and prepaid expenses, contracts for the seller’s service and the service of an Affiliate of Borrower, but deducting (i) the reasonable, verifiable, customary, actual and bona fide closing costs incurred in connection with a Sale of a Property not paid to an Affiliate of Borrower (other than a disposition fee of up to 1% of the stated purchase price that may be paid to an Affiliate of DCTRT) or other member of the DCTRT Group, including independent third party brokers’ commissions, title charges, survey costs, escrow charges, transfer taxes, and net prorations in favor of purchaser incurred in connection with a Sale of a Property and (ii) any escrows or holdbacks under the applicable Sale Agreement unless and until released to Borrower, and (iii) to the extent paid to the Senior Lender or utilized to effect a partial defeasance of the Senior Mortgage securing the Senior Loan encumbering the applicable Property, the Applicable Minimum Senior Release Price. If a Property is sold to an Affiliate through a Permitted Affiliate Sale of a Property, Net Sales Proceeds shall, following such Permitted Affiliate Sale mean, as to such Property, without duplication, any and all monetary consideration or other economic compensation, whether direct or indirect, that is received by the applicable seller of the Property that is an Affiliate of a member of the DCTRT Group (or any other Person that is an Affiliate of a Property Owner, Holdco, Borrower or DCTRT) for, or in connection with, a Sale of a Property, including the stated purchase price, cash and prepaid expenses, contracts for the seller’s service and the service of an Affiliate of Borrower, but deducting (i) the reasonable, verifiable, customary, actual and bona fide closing costs incurred in connection with a Sale of a Property not paid to an Affiliate of Borrower (other than a disposition fee of up to 1% of the stated purchase price that may be paid to an Affiliate of DCTRT) or other member of the DCTRT Group, including independent third party brokers’ commissions, title charges, survey costs, escrow charges, transfer taxes, and net prorations in favor of purchaser incurred in connection with a Sale of a Property and (ii) any escrows or holdbacks under the applicable Sale Agreement unless and until released to Borrower, and (iii) to the extent paid to the holder of the loan encumbering the applicable property (held by a Person that is not a member of the DCTRT Group or Affiliate of a member of the DCTRT Group) or utilized to effect a partial defeasance of the liens securing such loan encumbering the applicable Property, the applicable payment to pay such loan or to defease such loan.

“Northrop Indemnity” means that certain Indemnity and Direction Agreement, dated as of the date hereof, between iStar Financial Inc., DCTRT, Dividend Capital Total Realty Trust Inc., a Delaware corporation, Carveout Guarantor, TRT Acquisitions LLC, a Delaware limited liability company, and iStar NG LP, a Delaware limited partnership.

“Northrop VA Property” means the real estate described on Exhibit F attached hereto and leased to Northrop Grumman Systems Corporation.

“Northrop Transfer” is defined in Section 7.8(E).

“Note” or “Notes” means the Tranche A Promissory Note and the Tranche B Promissory Note, together with the Substitute Notes and all future advances, extensions, renewals, substitutions, modifications and amendments of the Tranche A Promissory Note, the Tranche B Promissory Note and Substitute Notes.

“Obligations” means, in the aggregate, all obligations, liabilities and indebtedness of every nature of Borrower from time to time owed to Lender under the Loan Documents, including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable to Lender under the Loan Documents whether before or after the filing of a proceeding under the Bankruptcy Code by or against Borrower. The term “Obligations” shall also include any judgment against Borrower or the Collateral with respect to such obligations, liabilities and indebtedness of Borrower.

“OFAC” is defined in Section 4.7.

“Officer’s Certificate” means the certificate of an executive officer, chief financial officer or other officer or representative with knowledge of the matters addressed in such certificate.

“Operating Expenses” means “Operating Expenses” as defined in the Senior Loan Agreement as in effect as of the date hereof.

“Operating Income” means “Operating Income” as defined in the Senior Loan Agreement as in effect as of the date hereof.

“Organizational Documents” means, as applicable, for any Person, such Person’s articles or certificate of incorporation, by-laws, partnership agreement, trust agreement, certificate of limited partnership, articles of organization, certificate of formation, shareholder agreement, voting trust agreement, operating agreement, limited liability company agreement and/or analogous documents, as amended, modified or supplemented from time to time.

“Payment Date” means the 1st day of each Loan Month commencing on July 1, 2010.

“Permitted Indebtedness” means (i) ordinary and customary trade payables incurred in the ordinary course of business of ownership of the Collateral which are payable not later than thirty (30) days after receipt of the original invoice which are in fact not more than sixty (60) days overdue, and do not at any one time exceed $100,000 in the aggregate and (ii) the Loan.

“Permitted Modification” is defined in Section 7.3(A).

“Permitted Organizational Modification” means any amendment of Organizational Documents that (a) does not admit any Person as a member or partner in a Property Owner or an Intervening Entity, or (b) does not result in a Change of Control of Borrower and (c) no new equity that is invested in Borrower in connection with the admission of a new member thereof is paid to the initial owner(s) of the membership interest in Borrower, (d) does not materially change, modify, amend or waive, the SPE Provisions of any such Person’s Organizational Documents and (e) does not cause Borrower to cease to be a Special Purpose Bankruptcy Remote Entity.

“Permitted Affiliate Sale of a Property” is defined in Section 7.8(B).

“Permitted Sale of a Property” means a Sale of a Property that complies with Section 7.8(B).

“Permitted Refinancing” means a Refinancing that complies with Section 7.8(C).

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

“Pledge Agreement” means that certain Pledge Agreement of even date herewith between Borrower and Lender.

“Pledged Interests” means 100% of the membership interests in Holdco including all rights as a member in Holdco, all rights to profits and losses pertaining to such membership interests, all distributions, from time to time, pertaining to such membership interests upon full or partial liquidation or otherwise, all right, title and interest to participate in the management and voting of Holdco, all options and other agreements for the purchase of any interests in Holdco and all documents or certificates representing rights and interests in Holdco.

“Property” means the Land, the Improvements and all other collateral mortgaged or pledged by the Senior Loan Documents and are identified on Exhibit A or any individual Property identified on Exhibit A as the context requires. The Property will also include any Substitute Property in accordance with Section 7.8. In the event the Northrop Transfer occurs, the Property will also include the Northrop VA Property.

“Property Owner” is defined in the Recitals.

“Purchase Agreement” means that certain Purchase and Sale Agreement dated as of May 3, 2010 among TRT Acquisitions LLC, the sellers identified therein and joined in by iStar Financial Inc. and DCTRT for the purposes specified therein, as amended from time to time.

“Put Acquisition” is defined in Section 12.1.

“Put Agreement” or “Put Agreements” means the Tranche A Put Agreement and the Tranche B Put Agreement.

“Refinancing” means a refinancing of the Senior Loan.

“Refinancing Expenses” means the reasonable, verifiable, customary, actual and bona fide closing costs incurred in connection with a Permitted Refinancing to the extent not paid to any member of the DCTRT Group or any of their respective Affiliates, including, independent third party brokers’ commissions, title charges, survey costs, escrow charges, transfer taxes, attorneys’ fees, professional and consultant costs, environmental and engineering report costs, and application and commitment fees, if any, incurred in connection with a Refinancing.

“Refinancing Proceeds” means the proceeds of any Permitted Refinancing deducting only the Refinancing Expenses for the Refinancing.

“Related Party” means any of Borrower, Holdco, Intervening Entities, Carveout Guarantor and Property Owners.

“Resolution” is defined in Section 13.4 of the Purchase Agreement.

“Resolution Conditions” means (a) prior to the fiftieth (50th) day following the Closing Date, the occurrence of Resolution, and (b) after the fiftieth (50th) day following the Closing Date, the occurrence of each of (i) Resolution, (ii) the Northrop Transfer and (iii) the earlier of the consummation of the Earn-Out Amendment or the funding of the Earn-Out Advance (as defined in the Senior Loan Agreement as in effect on the date hereof).

“Resolution Expiration Period” means the period commencing on the Closing Date and ending on the fiftieth (50th) day following the Closing Date; provided, however, if both (a) Resolution and (b) the Northrop Transfer occur after the fiftieth (50th) day following the Closing Date, but on or before the ninetieth (90th) day following the Closing Date, the Resolution Expiration Period will end of the ninetieth (90th) day following the Closing Date.

“Sale Agreement” is defined in Section 7.8(B).

“Sale of a Property” means (a) any, direct sale or conveyance, assignment, transfer, exchange or other disposition of all or any part of a Property; or (b) any assignment, sale, conveyance, assignment, transfer, exchange, or other disposition of 100% of the ownership interests, direct or indirect, of a Property Owner, in each case under (a) or (b) to a Person that is not a member of the DCTRT Group or any of such Person’s respective Affiliates unless the same is a Permitted Affiliate Sale of a Property.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities’ or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securitization” is defined in Section 10.1.

“Senior Lender” means the holder(s), from time to time, of the Senior Loan Documents.

“Senior Loan” means that certain $292,000,000.00 loan made by Senior Lender to Property Owners and, from and after a Permitted Refinancing, includes a Permitted Refinancing of a Senior Loan.

“Senior Loan Agreement” means (a) that certain Loan Agreement dated as of the date hereof, between Senior Lender and Property Owners governing the Senior Loan and (b) from and after a Permitted Refinancing, the loan agreement or analogous documents pertaining to any Permitted Refinancing Loan.

“Senior Loan Default” means any default by any Person (other than the Senior Lender) under the Senior Loan Documents.

“Senior Loan Documents” means the Senior Loan Agreement, the Senior Mortgage, the Senior Note and all other agreements, instruments and documents evidencing, securing, guarantying, perfecting, and/or governing the Senior Loan.

“Senior Loan Event of Default” means the occurrence of a default or other event under the Senior Loan Documents that, continues following such notice, curative or grace periods in the Senior Loan Documents, that results or, at the election of the Senior Lender or any other Person may result in, acceleration of the Senior Loan, foreclosure in respect of any collateral for the Senior Loan, the exercise of any remedies under the Senior Loan Documents including trustee’s sale, foreclosure, Uniform Commercial Code sale, the appointment of a receiver, or other remedies.

“Senior Mortgage” means the “Mortgage” as defined in the Senior Loan Agreement.

“Servicer” is defined in Section 10.1.

“Senior Note” means the promissory note(s) evidencing the Senior Loan.

“SPE Provisions” means provisions of a Person’s Organizational Documents that are substantially similar to the provisions required to be included in the Organizational Documents of the Borrower pursuant to Section 5.9 (except references in the Organizational Documents of the Property Owners will refer to the Senior Loan and not the Loan and an Independent Person will be required only for Holdco (for Holdco and actions by the Intervening Entities and Property Owners) and Borrower, and except as otherwise modified as reflected in the Organizational Documents for each Property Owner and Intervening Entity delivered to Lender and in effect as of the date hereof).

“Special Purpose Bankruptcy Remote Entity” is defined in Schedule 4.12.

“Special Purpose Entity” means a Person which is a limited liability company or limited partnership whose Organizational Documents include the SPE Provisions and which Person has at all time complied with such SPE Provisions.

“Substitute Note” means all notes given in substitution or exchange for the Tranche A Promissory Note, the Tranche B Promissory Note or another Substitute Note.

“Substitute Owner” means the owner of a Substitute Property.

“Substitute Property” means real estate and related property that, pursuant to the Senior Loan Documents, is substituted for one of the other Properties in accordance with the Senior Loan Documents and Section 7.8.

“Tax Liabilities” is defined in Section 2.6.

“Title Company” means First American Title Insurance Company.

“Title Insurance Policy” shall mean an owner’s policy(ies) of title insurance issued by the Title Company (or the closest equivalent available in any given jurisdiction), in the amount of not less than the allocable purchase price for the Properties as set forth in the Purchase Agreement, insuring that the Property Owners own fee simple title to the Property (including any easements appurtenant thereto) subject only to such defects as the purchaser under the Purchase Agreement is obligated or has agreed to accept. At Lender’s option and expense, the Title Policy shall contain a mezzanine loan endorsement.

“Tranche A” is defined in the definition of “Loan”.

“Tranche A Promissory Note” means that certain Promissory Note (Tranche A) dated of even date herewith made by Borrower to the order of Lender in the maximum principal amount of $27,000,000.

“Tranche A Put Agreement” means that certain Put Agreement (Tranche A) by DCTRT in favor of Lender of even date herewith.

“Tranche B” is defined in the definition of “Loan”.

“Tranche B Promissory Note” means that certain Promissory Note (Tranche B) dated of even date herewith made by Borrower to the order of Lender in the maximum principal amount of $30,870,000.

“Tranche B Put Agreement” means that certain Put Agreement (Tranche B) by DCTRT in favor of Lender of even date herewith.

“Transfer” means, (a) when used as a verb, to, directly or indirectly, lease, sell, assign, convey, give, exchange, devise, mortgage, encumber, pledge, hypothecate, alienate, grant a security interest, or otherwise create or suffer to exist any Lien, transfer or otherwise dispose, or to contract or agreement to do any of the foregoing, whether by operation of law, voluntarily, involuntarily or otherwise as well as any other action or omission which has the practical effect of initiating or completing the foregoing and (b) when used as a noun, a direct or indirect, lease, sale, assignment, conveyance, gift, exchange, devise, mortgage, encumbrance, pledge, hypothecation, alienation, grant of a security interest or other creation or sufferance of a Lien, transfer of other disposition, or contract or agreement by which any of the foregoing may be effected, whether by operation of law, voluntary or involuntary and any other action or omission which has the practical effect of initiating or completing the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UCC Policy” means a so-called “Eagle 9 UCC Insurance Policy” (or equivalent satisfactory to Lender such as a “UCC-Plus Policy”) issued by an insurer reasonably approved by Lender insuring Lender’s first priority perfected security interest in the Collateral in the amount of the Loan with a mezzanine/pledged equity endorsement.

1.2 Terms; Utilization of GAAP for Purposes of Financial Statements Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation unless otherwise required pursuant to the Senior Loan.

1.3 Other Definitional Provisions. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the phrase “and/or” shall mean that either “and” or “or” may apply; the phrases “attorneys’ fees,” “legal fees” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including court costs, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Lender in protecting its interest in the Properties and the Collateral and enforcing its rights hereunder and/or the other Loan Documents; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; references to a Person’s “knowledge” in this Agreement or the other Loan Documents refers to the actual knowledge of the Person in question; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

1.4 Absence of Senior Loan. For purposes of Sections 5 and 7, in the event no Senior Loan exists, references to “Senior Loan Documents” shall refer to the Senior Loan Documents pertaining to the then most recently existing Senior Loan and references to “Senior Lender” shall refer to “Lender” for purposes of all approvals, consents, acknowledgements and deliveries (other than payment of monies) provided, that Lender need not be named as “mortgagee” on any casualty insurance policy.

SECTION 2

AMOUNTS AND TERMS OF THE LOAN

2.1 Loan Disbursement and Notes. Subject to the terms and conditions of this Agreement, Lender shall lend Thirty-Nine Million Four Hundred Thirty-Eight Thousand Two Hundred Five Dollars ($39,438,205) of the principal amount of the Loan to Borrower on the Closing Date of which (a) Twenty-Seven Million Dollars ($27,000,000) shall consist of Tranche A and (b) Twelve Million Four Hundred Thirty-Eight Thousand Two Hundred Five Dollars ($12,438,205) shall consist of Tranche B. The proceeds of the Loan shall be used to pay a portion of the purchase price of the Properties. The initial disbursement of the Loan in accordance with the foregoing shall be made on the Closing Date. If the Northrop Transfer occurs, an additional Eighteen Million Four Hundred Thirty-One Thousand Seven Hundred Ninety-Five Dollars ($18,431,795) shall be deemed advanced (as part of Tranche B of the Loan) if the principal balance of the Companion Loan immediately prior to such Northrop Transfer equals or exceeds Eighteen Million Four Hundred Thousand Seven Hundred Ninety-Five Dollars ($18,431,795) (if not, the amount deemed advanced shall be equal to the then outstanding principal balance of the Companion Loan), the amount deemed advanced to be distributed, notwithstanding any other provision contained in this Agreement, to the Borrower’s direct and indirect owners and then, as necessary, recontributed to Companion Borrower simultaneously with such advance, and paid by Companion Borrower as a deemed prepayment and principal reduction of the Companion Loan. The Loan shall be evidenced by the Notes. The Obligations of Borrower under this Agreement, the Notes and the other Loan Documents are secured by, among other things, the Pledge Agreement and the Liens created or arising under the other Loan Documents.

2.2 Interest.

(A) Interest Rate. Subject to the provisions of Section 2.2(C) hereof, the outstanding principal balance of the Loan shall bear interest at the Base Rate. However, (a) during the existence of any Event of Default, or (b) after the Maturity Date, the principal amount of the Loan shall bear interest (“Default Interest”) at the Default Rate. With respect to any scheduled payments of principal and interest (excluding the payment due on the Maturity Date), Borrower will be entitled to a grace period of five (5) days from such date before Default Interest is imposed by reason of such late payment; provided, however, if Borrower fails to make the required payment within said five (5) day period, Default Interest will be calculated from the original due date. Except as set forth in the preceding sentence, the Default Interest shall commence, without notice, immediately upon and from the occurrence of (a) or (b) above, as the case may be, and shall continue until all Events of Defaults are expressly waived, in writing, by Lender or the Obligations are paid in full. Default Interest shall be payable upon demand, and, to the extent unpaid, shall be compounded monthly at the Default Rate. The obligations of the Borrower under this Agreement, the Notes and the other Loan Documents are secured by, among other things, the Pledge Agreement.

(B) Computation and Payment of Interest. Interest on the Loan and all other Obligations owing to Lender shall be computed on the daily principal balance of the Notes on the basis of actual days elapsed and a 360-day year. Interest on the Loan is payable in arrears. Payments of interest shall be paid to Lender as specified in Section 2.3. In addition, all accrued and unpaid interest shall be paid to Lender on the earlier of the date of prepayment and maturity, whether by acceleration or otherwise. The Loan shall commence to bear interest on the date the proceeds of the Loan are to be disbursed to or for the order of Borrower, provided, however, if the proceeds are disbursed to an escrowee, the Loan shall commence to bear interest from and including the date of disbursement to such escrowee regardless of the date such proceeds are disbursed from escrow.

(C) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this Section shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against the outstanding principal balance of the Obligations due and owing to Lender (without any prepayment penalty or premium therefor) or for accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligation due and owing to Lender is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations due and owing to Lender shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Obligations due and owing to Lender had the rate of interest not been limited to the Maximum Rate during such period.

(D) Late Charges. If any scheduled payment of principal and/or interest or other amount (excluding the payment due on the Maturity Date) owing pursuant to this Agreement or the other Loan Documents is not paid when due, Borrower shall pay to Lender, in addition to all sums otherwise due and payable, a late charge (“Late Charge”) in an amount equal to four percent (4%) of the unpaid amount. With respect to regular monthly payments of principal and/or interest (excluding the payment due on the Maturity Date), Borrower will be entitled to a grace period of five (5) days from the date due before a late charge is imposed by reason of such late payment. Any unpaid late charge shall bear interest at the Default Rate until paid.

2.3 Payments. Interest for the period commencing on the date of disbursement of the Loan and ending on June 30, 2010 shall be paid on the Closing Date. On each Payment Date thereafter commencing with the Payment Date occurring in August, 2010, Borrower shall pay to Lender (a) with respect to Tranche A, (x) the Monthly P&I Mezz A Installment Amount or (y) if the applicable Resolution Conditions are satisfied prior to the expiration of the Resolution Expiration Period, commencing on the first Payment Date following the date the final applicable Resolution Conditions are satisfied, interest on the outstanding principal of Tranche A accrued from and including the immediately preceding Payment Date, to, but not including, the Payment Date on which such payment is to be made, and (b) with respect to Tranche B, interest on the outstanding principal of Tranche B accrued from and including the immediately preceding Payment Date, to, but not including, the Payment Date on which such payment is to be made. A balloon payment will be required on the Maturity Date.

2.4 Payments and Prepayments on the Loan.

(A) Manner and Time of Payment. Borrower agrees to pay all of the Obligations relating to the Loan as such amounts become due or are declared due pursuant to the terms of this Agreement and the other Loan Documents. All payments shall be made without deduction, defense, setoff or counterclaim (except as expressly provided for in Section 2.8 of this Agreement) by the wire transfer of good immediately available wire transferred federal funds to Lender’s account at JP Morgan Chase Bank, New York, ABA# 021000021, Account #230451489, Account Name: iStar Financial SF Account, Reference: M00153300 Dividend – Fixed Rate, or at such other place as Lender may direct from time to time by at least ten (10) days prior notice to Borrower. Borrower shall receive credit for such funds on the date received if such funds are received by Lender by 1:00 P.M. (Denver time) on such day. In the absence of timely receipt, such funds shall be deemed to have been paid by Borrower on the following Business Day. Whenever any payment to be made under the Loan Documents shall be stated to be due on a day that is not a Business Day, or any time period relating to a payment to be made hereunder is stated to expire on a day that is not a Business Day, the payment may be made on the following Business Day and the period will not expire until the following Business Day.

(B) Maturity. The outstanding principal balance of the Loan, all accrued and unpaid interest thereon and all other sums owing to Lender pursuant to the Loan Documents, shall be due and payable on the day (the “Maturity Date”) that is the earlier of (a) June 30, 2020 or (b) the date of acceleration of the Loan by virtue of an Event of Default.

(C) Prepayments.

(i) The Loan may be prepaid, in whole, or in part, upon not less than fifteen (15) days’ prior notice to Lender; provided, however, such notice shall become irrevocable unless revoked by notice from Borrower to Lender given (i) in connection with the Sale of a Property to a Person that is not a member of the DCTRT Group or any of their respective Affiliates or in connection with a Refinancing of a Property where the lender is not a member of the DCTRT Group or any of their respective Affiliates, at any time if such sale or refinance does not occur due to any reason other than the applicable seller’s or borrower’s failure to perform its respective obligations under the applicable Sale Agreement or Refinancing agreement, or (ii) other than in connection with the Sale of a Property or a Refinancing of a Property described in part (i) above, at any time prior to five (5) Business Days before the date such prepayment was scheduled to be made by the notice of prepayment (if no such prepayment date was scheduled, then not later than the twenty-fifth (25th) day after the giving of the notice of prepayment by Borrower to Lender). Any prepayments on the principal balance of the Loan evidenced by the Notes whether voluntary or involuntary, shall be accompanied by payment of interest accrued (on the portion of the principal prepaid) to the date of prepayment.

(ii) In the event of a Sale of a Property or a Refinancing, Borrower shall, concurrently with the closing of such Sale of a Property, pay to Lender, as a mandatory prepayment of the Loan an amount equal to the Mezzanine Release Payment Amount as to a Sale of a Property or Net Refinancing Proceeds of such Refinancing as the case may be. From and after payment in full of the Companion Loan, Borrower shall pay to Lender, as a mandatory prepayment of Tranche B and, following payment in full of Tranche B, Tranche A (but only if the applicable Resolution Conditions have been satisfied prior to the expiration of the Resolutions Expiration Period), an amount equal to the amount of the Companion Proceeds concurrently with payment to a Companion Borrower, any member of the DCTRT Group or any of their respective Affiliates of any Companion Proceeds. In the event that the Resolution Conditions have not been satisfied prior to the end of Resolution Expiration Period, Borrower shall not be required to make any mandatory prepayment of Tranche A with respect to, or in connection with, the receipt by any party of Companion Proceeds. Following a Permitted Affiliate Sale of a Property, to the extent that any member of the DCTRT Group or their Affiliates receives any Net Sales Proceeds or Net Refinancing Proceeds from the subsequent Sale of a Property or Refinancing of such Property, Borrower shall, as a mandatory prepayment of the Loan, pay to Lender an amount equal to the amount of such Net Sales Proceeds or Net Refinancing Proceeds concurrently with payment of thereof to any member of the DCTRT Group or any of their respective Affiliates. To the extent that any Harborside Proceeds are received by any member of the DCTRT Group or their Affiliates, Borrower shall, as a mandatory prepayment of the Loan, pay to Lender an amount equal to the amount of such Harborside Proceeds concurrently with payment of Harborside Proceeds to Harborside Owner, any member of the DCTRT Group or any of their respective Affiliates. If Proceeds exist that are not paid to the Senior Lender in accordance with the Senior Loan Documents or not applied to the repair and restoration of a Property, such Proceeds shall, promptly after receipt by any member of the DCTRT Group or any of their respective Affiliates, be paid to Lender as a mandatory prepayment of the Loan.

(iii) Any and all amounts prepaid hereunder (other than in connection with a Sale of a Property, in which event the Mezzanine Tranche A Minimum Release Amount that is paid shall be applied to Tranche A until Tranche A has been paid in full (and then to Tranche B) and the balance of the Mezzanine Release Payment Amount that is paid shall be applied to Tranche B) shall be applied first to Tranche B until Tranche B has been fully repaid and thereafter to Tranche A; provided, however, in the event that DCTRT or its nominee acquires the Tranche B Promissory Note pursuant to the Tranche B Put Agreement (or DCTRT defaults in its obligation to purchase the Tranche B Promissory Note pursuant to the Tranche B Put Agreement), then from and after any such acquisition (or default), all amounts prepaid shall be applied first to Tranche A until Tranche A has been fully repaid and thereafter to Tranche B.

(iv) Amounts prepaid shall not be reborrowed.

2.5 Lender’s Records; Mutilated, Destroyed or Lost Notes. The balance on Lender’s books and records shall be presumptive evidence (absent manifest error) of the amounts due and owing to Lender by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s obligation to pay the Obligations. In case any Note shall become mutilated or defaced, or be destroyed, lost or stolen, Borrower shall, upon request from Lender, execute and deliver a new Note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the mutilated or defaced Note shall be surrendered to Borrower upon delivery to Lender of the new Note. In the case of any destroyed, lost or stolen Note, Lender shall furnish to Borrower, upon delivery to Lender of the new Note (i) certification of the destruction, loss or theft of such Note and (ii) such security or indemnity as may be reasonably required by Borrower to hold Borrower harmless.

2.6 Taxes. Except as expressly provided for herein, any and all payments or reimbursements made under the Agreement, the Notes or the other Loan Documents shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto arising out of or in connection with the transactions contemplated by the Loan Documents; excluding, however, the following: taxes imposed on the income of Lender by any jurisdiction or any political subdivision thereof; taxes that are not directly attributable to the Loan; and any “doing business” taxes, however denominated, charged by any state or other jurisdiction (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding such taxes imposed on income, taxes not directly attributable to the Loan and any “doing business” taxes, herein “Tax Liabilities”). If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof; (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof; or (3) compliance by Lender with any new request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality does or shall subject Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or the Loan, or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder (except for income taxes, or franchise taxes imposed in lieu of income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of interest or tax on the overall income of Lender, taxes that are not directly attributable to the Loan and any “doing business” taxes, however denominated, charged by any state or other jurisdiction) and the result of any of the foregoing is to increase the cost to Lender of making or continuing its Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender, within thirty (30) days after its demand, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Lender with respect to this Agreement or the other Loan Documents. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.6, it shall promptly notify Borrower of the event by reason of which Lender has become so entitled.

2.7 Application of Payments. Except as otherwise expressly provided in the last sentence of this Section 2.7, all payments made hereunder (other than (x) prepayments and payments in connection with a Sale of a Property, which shall each be applied as between Tranche and Tranche B as provided for in Section 2.4(C)(ii) and (iii) and (y) the payment of the principal portion of the Monthly P&I Mezz A Installment Amount, which shall only be applied to the principal amount of Tranche A) shall be applied pro rata between Tranche A and Tranche B in proportion to the respective amounts thereof then due and owing under Tranche A and Tranche B (provided, however, in the event that DCTRT or its nominee acquires the Tranche B Promissory Note pursuant to the Tranche B Put Agreement (or DCTRT defaults in its obligation to purchase the Tranche B Promissory Note pursuant to the Tranche B Put Agreement), then from and after any such acquisition (or default), payments may be applied as the holder of the Tranche A Promissory Note may elect) in the following order: first, to the payment of any Late Charges and other sums (other than principal and interest) due from Borrower to Lender under the Loan Documents, second, to any interest then due at the Default Rate, third to interest then due at the Base Rate, and last to the principal amount (to be applied first to the principal balance of Tranche B until Tranche B has been fully repaid and thereafter to Tranche A; provided, however, principal amortization payments included in the Monthly P&I Mezz A Installment Amount shall be applied to the principal of Tranche A; provided, further, in the event that DCTRT or its nominee acquires the Tranche B Promissory Note pursuant to the Tranche B Put Agreement (or DCTRT defaults in its obligation to purchase the Tranche B Promissory Note pursuant to the Tranche B Put Agreement), then from and after any such acquisition (or default), all such amounts shall be applied first to the principal balance of Tranche A until Tranche A has been fully repaid and thereafter to Tranche B). During the continuance of an Event of Default, all sums collected by Lender shall be applied in such order of priority to such items set forth below as Lender shall determine in its sole discretion: (i) to the costs and expenses, including reasonable, actual attorneys’ and paralegals’ fees and costs of appeal, incurred in the collection of any or all of the Loan due or the realization of any collateral securing any or all of the Loan; and (ii) to any or all unpaid amounts owing pursuant to the Loan Documents in any order (and to either Tranche A or Tranche B) of application as Lender, in its sole discretion, shall determine.

2.8 Right of Set-Off; Escrow Fee. Notwithstanding any provision contained herein or any of the Loan Documents to the contrary, Borrower has the right to give notice to Lender that Borrower intends to set off against the payments due Lender pursuant to this Agreement, the amounts that Borrower (or any of its Affiliates) is owed under the Northrop Indemnity and/or may set off against iStar Financial Inc., a Maryland corporation, pursuant to Section 9 of the Purchase Agreement or the Northrop Indemnity, as applicable, in an amount not in excess of the amounts permitted pursuant to such Section 9 of the Purchase Agreement or the Northrop Indemnity, as applicable. If Borrower has given such notice, and the claim asserted by Borrower (or any of its Affiliates) is not resolved to the extent required by the Purchase Agreement or the Northrop Indemnity, as applicable, on or before the expiration of the time period set forth in the Purchase Agreement for resolution of such claim, Borrower will be permitted to setoff the amount claimed without such setoff being a Default so long as (a) Borrower provides Lender with a second notice notifying Lender that it is exercising its rights of set-off in accordance with the Purchase Agreement or the Northrop Indemnity, as applicable; (b) Borrower provides Lender with a certificate of an Authorized Officer certifying that Borrower is asserting its setoff rights in accordance with the Purchase Agreement or the Northrop Indemnity, as applicable; and (c) Borrower deposits, in good immediately available funds, with an independent third-party escrowee reasonably satisfactory to Lender the amount claimed as a set-off, which funds will be held by such escrowee in accordance with an escrow agreement reasonably satisfactory in form and substance to Borrower and Lender. The funds deposited into such escrow may be invested in FDIC insured money-market accounts and the interest thereon shall be deposited into and thereafter constitute part of the escrowed funds. Upon resolution of such claim in accordance with the Purchase Agreement or the Northrop Indemnity, as applicable, the pertinent funds and interest allocable thereto, shall be distributed to the parties entitled thereto in accordance with the Purchase Agreement or the Northrop Indemnity, as applicable, to the effect that, if the funds are to be distributed to Lender, such funds shall be distributed to Lender and no Default or Event of Default shall be deemed to occur by virtue of the delayed payment to Lender (and in such instance, no Late Charge or such other payment shall be imposed and interest shall not accrue at the Default Rate on such payment except to the extent Late Charges and Default Interest may otherwise be owed pursuant to this Agreement) and if the funds are to be distributed to Borrower, then, to the extent of the funds claimed as a setoff (and not interest allocable thereto), such amount shall be deemed to be applied as a reduction of the principal amount of the Loan as of the date Borrower first sent notice to Lender claiming a right of set-off (to be applied first to Tranche B until Tranche B has been fully repaid and thereafter to Tranche A; provided, however, in the event that DCTRT or its nominee acquires the Tranche B Promissory Note pursuant to the Tranche B Put Agreement (or DCTRT defaults in its obligation to purchase the Tranche B Promissory Note pursuant to the Tranche B Put Agreement), then from and after any such acquisition (or default), all such amounts shall be applied first to the Tranche A until Tranche A has been fully repaid and thereafter to Tranche B).

SECTION 3

CONDITIONS TO LOAN

3.1 Conditions to Funding of the Loan on the Closing Date. The obligation of Lender to disburse the Loan is subject to the prior or concurrent satisfaction of the conditions set forth below.

(A) Performance of Agreements; Truth of Representations and Warranties; No Injunction. The representations and warranties of each Loan Party contained in the Loan Documents shall be true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date. No Legal Requirements shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued or entered, and no litigation shall be pending or threatened, which in the reasonable judgment of Lender would enjoin, prohibit or restrain, or impose or result in a Material Adverse Effect upon the making or borrowing of the Loan or the execution, delivery or performance of the Loan Documents. No Default or Event of Default shall have occurred and then be continuing.

(B) Opinion of Counsel. Lender shall have received and approved written opinions of counsel for the Loan Parties, in form and substance reasonably satisfactory to Lender and its counsel, dated as of the Closing Date. By execution of this Agreement, Borrower authorizes and directs its counsel to render and deliver such opinions to Lender.

(C) Loan Documents. On or before the Closing Date, Borrower shall execute and deliver and cause to be executed and delivered, to Lender all of the Loan Documents and the Put Agreements, each, unless otherwise noted, dated the Closing Date, duly executed, in form and substance satisfactory to Lender and in quantities designated by Lender (except for the Tranche A Promissory Note and the Tranche B Promissory Note, of which only the original shall be executed). Borrower hereby authorizes Lender to file the Financing Statements in such filing offices as Lender elects.

(D) Insurance Policies and Endorsements. Lender shall have received the policies of insurance required to be maintained under this Agreement and the other Loan Documents. If such policies are not delivered to Lender, Lender must receive a copy of the insurance policies in question and evidence of such insurance satisfactory to it.

(E) Organizational and Authorization Documents. Lender shall have received all documents reasonably requested by Lender, including all Organizational Documents, with regard to the due organization, existence, internal governance, power and authority, due authorization, execution and delivery, authorization to do business and good standing of each member of the DCTRT Group, and such other Persons as Lender may reasonably designate, the validity and binding effect of the Loan Documents and other matters relating thereto, in form and substance satisfactory to Lender.

(F) Closing Statement. Lender shall have received and approved a closing and disbursement statement executed by Borrower with respect to the disbursement of the proceeds of the Loan.

(G) Appointment of Agent for Service of Process. Lender shall have received and approved a letter appointing (and accepted by) National Registered Agents, Inc. as the Loan Parties’ agent for service of process.

(H) Title Insurance Policy, Searches, Perfection and Priority. Lender shall have (i) received the Title Insurance Policy and (ii) received and approved copies of UCC financing statement, judgment, tax lien, bankruptcy and litigation search reports of such jurisdictions and offices as Lender may reasonably designate with respect to Borrower, Property Owners, Holdco, any other Intervening Entities and such other Persons as Lender may reasonably require.

(I) Surveys. Lender shall have received plats of survey for each of the Properties.

(J) Other Documents and Deliveries. Borrower shall have delivered such other documents and deliveries as are set forth on the Closing Checklist attached hereto as Exhibit E.

(K) UCC Policy. Lender shall have received the UCC Policy.

(L) Senior Loan Matters. Lender shall have received a true and complete copy of the Senior Loan Documents accompanied by Borrower’s certificate to such effect. No Senior Loan Default or Senior Loan Event of Default shall then exist.

(M) Intercreditor Agreement. Lender and Senior Lender shall have executed and delivered the Intercreditor Agreement to each other.

(N) Companion Loan Agreement. The “Closing” as defined in the Companion Loan Agreement shall have occurred.

(O) Purchase Agreement. The “Closing” as defined in the Purchase Agreement shall have occurred.

(P) Member Agreement. The “Closing” as defined in the Member Interest Purchase and Sale Agreement dated as of May 3, 2010 between iStar Harborside LLC and TRT Acquisitions LLC, as amended, shall have occurred.

SECTION 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that, after giving effect to the Loan, as of the Closing Date:

4.1 Organization, Powers, Qualification and Organization Chart. Each Related Party is a limited liability company or limited partnership, that is duly organized, validly existing and in good standing under the laws of its state of formation and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. Borrower and Carveout Guarantor have all requisite power and authority to enter into each Loan Document to which it is a party and to perform their respective obligations thereunder. DCTRT is a corporation, duly formed or organized, validly existing and in good standing under the laws of its state of formation and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted, and to enter into each Loan Document to which it is a party and the Put Agreements. Borrower’s U.S. taxpayer identification number is set forth on Schedule 4.1(A)-1. Each member of the DCTRT Group is duly qualified and in good standing wherever necessary to carry on its present business and operations. The organization chart attached hereto as Schedule 4.1(A)-2 correctly identifies each Person directly owning (and/or indirectly owing five percent (5%) or more of) the ownership interests in Borrower, Holdco and Property Owners, and the direct Subsidiaries, indirect Subsidiaries, and each member of the Intervening Entities and Property Owners. The principal place of business and chief executive office of Borrower, Intervening Entities and Property Owners is set forth on Schedule 4.1(A)-3. Schedule 4.1(A)-4 identifies the correct legal name, jurisdiction of formation, organization number, type of entity (e.g., corporation, limited partnership, limited liability company, etc.), of each member of the Intervening Entities and Property Owners and also, in the case of the Property Owners, the Property owned by such Property Owner. Each member of the DCTRT Group has filed on or prior to the date due (subject to lawfully permitted and made extensions) all reports, documents and other materials required to be filed by it with any Governmental Authorities, the failure of which would result in a Material Adverse Effect. Borrower has provided to Lender a true and complete copy of the Organizational Documents of each member of the DCTRT Group. The organizational chart attached hereto as Schedule 4.1(A)-5 correctly identifies each Person directly owning (and/or indirectly owning 5% or more of) the Harborside Property and Harborside Owner.

4.2 Authorization of Borrowing; No Conflicts; Governmental Consents; Binding Obligations and License and Security Interests of Loan Documents. Borrower has the power and authority to be a member in Holdco, to incur the Obligations evidenced by the Notes and other Loan Documents, to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder and to continue its businesses and affairs as presently conducted. Each Intervening Entity has the power and authority to be a partner or member, as applicable, in each Person that it is a partner or member in, including the Persons as shown on Schedule 4.1(A)-2. Each Property Owner has the power and authority to own its Property and to continue its businesses and affairs as presently conducted. DCTRT and Carveout Guarantor has the power and authority to execute and deliver the Put Agreements and Carveout Guaranty, as applicable. The incurring of the Obligations by Borrower and the execution, delivery and performance by each of the Loan Parties of each of the Loan Documents and the Put Agreements to which it is a party, the consummation of the transactions contemplated thereby have been duly authorized by all necessary partnership, corporate or limited liability company action, as the case may be. The incurring of the Obligations by Borrower and the execution, delivery and performance by each Loan Party of the Loan Documents and the Put Agreements to which it is a party, the consummation of the transactions contemplated thereby and the exercise of Lender’s rights and remedies under the Loan Documents and the Put Agreements, do not and will not: (1) violate any provision of law applicable to any member of the DCTRT Group, the respective Organizational Documents of, or any order, judgment or decree of any court or other agency of government binding on any member of the DCTRT Group or their respective properties; (2) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under the Senior Loan Documents or any other material agreement or document to which any member of the DCTRT Group is a party or by which such Person or its property may be bound; (3) result in or require the creation or imposition of any Lien upon the Properties, the Collateral or any assets of any member of the DCTRT Group (other than the Liens of Lender); or

(4) subject to the Intercreditor Agreement, require any approval or consent of any Person under the Senior Loan Documents, the Organizational Documents of any member of the DCTRT Group or any other agreement or document to which such Person is a party or by which such Person or its property may be bound (except to the extent such approvals or consents have been unconditionally obtained on or before the Closing Date). The incurring of the Obligations, the execution, delivery and performance by each Loan Party of the Loan Documents and the Put Agreements to which it is a party, the consummation of the transactions contemplated thereby and the exercise of Lender’s rights and remedies under the Loan Documents and the Put Agreements do not and will not require any (as to any member of the DCTRT Group) registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body (except to the extent unconditionally obtained on or before the Closing Date). The Loan Documents and the Put Agreements, when executed and delivered by each Loan Party, as applicable, will be the legally valid and binding obligations of such Loan Parties, as applicable, enforceable against the Loan Parties, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and to the application of general equitable principles in connection with the enforcement thereof. The Pledge Agreement, together with the Financing Statements to be filed in connection therewith, create a valid, enforceable and perfected first priority lien and security interest in the Collateral subject to no other interests, Liens or encumbrances. Borrower is a “registered organization” (as defined in the UCC) organized under the laws of the State of Delaware. The proper office in which to file a financing statement to perfect a security interest that may be perfected by filing under the UCC in the Collateral is the office of the Secretary of State of Delaware. The membership interests in Holdco are “securities” (as defined in the UCC) and are certificated. All certificates representing membership interest in Holdco have been delivered by Borrower and no other certificates exist. Lender has a perfected first priority security interest in the Pledged Interests by “control” (within the meaning of the UCC). The Pledged Interests have been duly and validly issued and are non-assessable. No Person has any right or option to acquire any interest in Holdco, any Intervening Entities or any Property Owner except Lender pursuant to the Loan Documents.

4.3 Indebtedness. As of the Closing Date, after giving effect to the transactions contemplated hereby, Borrower does not have any Indebtedness other than Permitted Indebtedness, no Intervening Entity has any Indebtedness and no Property Owner has any Indebtedness other than the Senior Loan and Indebtedness permitted under the Senior Loan Documents.

4.4 Title.

(A) Property Owners have fee simple title to the Properties and have not incurred any Indebtedness secured by Liens not permitted under the Senior Loan Documents. Holdco has, directly or indirectly, title to 100% of the membership interests in the Intervening Entities (other than Holdco), free and clear of Liens and other interests. Each Intervening Entity (other than Holdco and TRT NOIP Fixed CALP Holdco) is the sole general partner or sole limited partner, free and clear of other interests, in a Property Owner that is a limited partnership or the sole member in and owner of 100% of the membership interests in each Property Owner that is a limited liability company free and clear of Liens and other interests. No Person that is not directly or indirectly wholly-owned by Holdco is a general or limited partner in a Property Owner. Each general partner and limited partner in a Property Owner is the sole holder of such general partnership, or, limited partnership interest, as the case may be, free and clear of Liens and other interests. Borrower is the direct or indirect owner of all of the ownership interests in the Intervening Entities and Property Owners. DCT Real Estate Holdco LLC is the sole member in and owner of 100% of the membership interests in Borrower free and clear of Liens and other interests. Carveout Guarantor is the sole member in and owner of 100% of the membership interests in DCT Real Estate Holdco LLC free and clear of Liens and other interests. DCTRT is the sole member in and owner of 100% of the membership interests in Carveout Guarantor free and clear of Liens and other interests

(B) Borrower has good title to the membership interest in Holdco free and clear of Liens and other interests (other than Liens in favor of Lender), owns 100% of the membership interest in Holdco and is the sole member in Holdco.

(C) No Default, Event of Default, Senior Loan Default or Senior Loan Event of Default exists and, to the best of Borrower’s knowledge, no fact, circumstance, condition or event has occurred or exists which might within the giving of notice and/or the expiration of an applicable grace or curative period, ripen into an Event of Default or Senior Loan Event of Default. Except for the Senior Loan Documents, Property Owners, Intervening Entities and Holdco are not subject to any restriction or limitation on their ability to distribute funds to the Borrower.

(D) Borrower has provided Lender with true and complete copies of all Senior Loan Documents.

4.5 Litigation. There are no judgments outstanding against any Related Parties or Carveout Guarantor that would have a Material Adverse Effect, nor to Borrower’s knowledge, is there any litigation, governmental investigation or arbitration pending or threatened in writing against any Related Party or Carveout Guarantor that if, adversely determined, is likely to have a Material Adverse Effect. No petition in bankruptcy, whether voluntary or involuntary, or assignment for the benefit of creditors has ever been filed under the laws of the United States of America or any state thereof by or against any member of the DCTRT Group.

4.6 Payment of Taxes. All tax returns and reports of each member of the DCTRT Group required to be filed by such Persons have been timely filed, and all taxes, assessments, fees and other governmental charges upon the Collateral or the membership interests in Holdco which are due and payable as of the Closing Date have been paid in full. All taxes that each member of the DCTRT Group are or were required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the applicable Governmental Authority.

4.7 Governmental Regulation; Margin Loan. No member of the DCTRT Group is, and after giving effect to the Loan, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money. Borrower shall use the proceeds of the Loan only for the purposes set forth in this Agreement. No portion of the proceeds of the Loan shall be used by Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U,

Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act or any other Legal Requirements. The Loan does not violate the Truth-in-Lending Act (15 U.S.C.A. §§ 1601 et seq.). Borrower is not a non-resident alien for purposes of U.S. income taxation, and Borrower is not a foreign corporation, partnership, foreign trust or foreign estate (as said terms are defined in the United States Internal Revenue Code). No member of the DCTRT Group is, and shall not become, a Person (“Embargoed Person”) with whom Lender is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action relating to terrorism financing, terrorism support and/or otherwise relating to terrorism and are not and shall not engage in any dealings or transaction or otherwise be associated with Persons named on OFAC’s Specially Designated and Blocked Persons list.

4.8 ERISA. Borrower is not an “employee benefit plan” (within the meaning of section 3(3) of ERISA) to which ERISA applies and Borrower’s assets do not constitute plan assets. The Loan, the execution, delivery and performance of the Loan Documents and the transactions contemplated by this Agreement are not a non-exempt prohibited transaction under ERISA.

4.9 Broker’s Fees. Except for Hudson River Partners Real Estate Investment Management LP (“Borrower’s Advisor”), no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the Loan, the issuance of the Notes or any of the other transactions contemplated hereby or by any of the Loan Documents or the Put Agreements based upon any broker engaged by a member of the DCTRT Group or its Affiliates. Borrower shall pay all fees, commissions and compensation due and owing to Borrower’s Advisor in connection with the transaction contemplated hereby. Lender represents and warrants that no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the Loan, the issuance of the Notes or any of the other transactions contemplated hereby or by any of the Loan Documents or the Put Agreements based upon any broker engaged by Lender in connection with the origination of the Loan, except the fee payable to HFF Securities L.P., an affiliate of Holliday Fenoglio Fowler, L.P. (“Lender’s Advisor”). Lender shall pay all fees, commissions and compensation due and owing to Lender’s Advisor in connection with the transaction contemplated hereby.

4.10 Solvency. As of the date of this Agreement and after giving effect to the consummation of the transactions contemplated by the Loan Documents, Borrower, and each of the members of the DCTRT Group: (A) owns and will own assets the fair saleable value of which are (1) greater than the total amount of its respective liabilities (including Contingent Obligations), and (2) greater than the amount that will be required to pay its probable liabilities and its then existing debts as they become absolute and matured considering all reasonably available financing alternatives and potential asset sales; (B) has capital that is not insufficient in relation to its business as presently conducted or any contemplated or undertaken transaction; and (C) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due. The Loan Parties have not entered into the Loan Documents or the transactions contemplated under the Loan Documents with the actual intent to hinder, delay, or defraud any creditor.

4.11 Insurance. Schedule 4.11 sets forth a complete and accurate description of all policies of insurance that will be in effect as of the Closing Date for Borrower, Intervening Entities and the Property Owners. All premiums thereon have been paid in full through the first anniversary of the Closing Date and no notice of cancellation has been received with respect to such policies.

4.12 Single Purpose Bankruptcy Remote Entities. Borrower hereby represents, warrants, agrees and covenants that Property Owners and the Intervening Entities have been or and all times shall be a Person that is a Special Purpose Entity. Borrower hereby represents, warrants, agrees and covenants that Borrower has, at all times, from its formation, been, and, at all times will be, a Special Purpose Bankruptcy Remote Entity.

4.13 Representations Remade. Borrower warrants and covenants that the foregoing representations and warranties will be true and shall be deemed remade as of the date of the Closing. All representations and warranties made by Borrower or Carveout Guarantor in the other Loan Document or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to the Loan Documents shall be deemed to have been relied upon by Lender, notwithstanding any investigation made by or on behalf of Lender. All such representations and warranties shall survive the making of the Loan and any or all of the advances of the Loan and shall continue in full force and effect until such time as the Loan has been paid in full.

SECTION 5

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that so long as this Agreement shall remain in effect or the Notes shall remain outstanding, Borrower shall perform and comply with all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Borrower will maintain, and will cause the Property Owners and Intervening Entities to maintain, a system of accounting in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (or such other accounting method as is permitted under the Senior Loan Documents) and proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower, Holdco and the Intervening Entities.

(A) Financial Statements (Senior Loan). Borrower will, not later than the applicable time specified in the Senior Loan Documents (subject to such extensions as the Senior Lender may grant), deliver to Lender, true and complete copies of all financial statements, and other financial certificates, reports and information required to be provided by the Property Owners to the Senior Lender, including to the extent so required, rent rolls and debt service yield and/or coverage calculations and certificates.

(B) Notices, Events of Default and Litigation. Borrower shall promptly deliver, or cause to be delivered, copies of all material written notices, certificates, demands, reports or requests given to, or received by Borrower, Holdco, any Intervening Entity or any Property

Owner from any Governmental Authorities or the Senior Lender or with respect to any Indebtedness of Borrower, Holdco, any Intervening Entity or any Property Owner, and shall promptly notify Lender after Borrower receives written notice or acquires actual knowledge of, any material violation of Legal Requirements, investigation, subpoena or audit by any Governmental Authority or default with respect to any Property or any Indebtedness of Borrower, Intervening Entities or Property Owners. Promptly upon Borrower obtaining actual knowledge of any of the following events or conditions, Borrower shall deliver a certificate specifying the nature of such condition or event that constitutes a Default, Event of Default, Senior Loan Default or Senior Loan Event of Default. Promptly upon Borrower obtaining actual knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any member of the DCTRT Group or any Property that, if adversely determined, would or might reasonably be expected to have a Material Adverse Effect, or (2) any other or any material development in any such action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any such Person or any Property that, if adversely determined, would or might reasonably be expected to have a Material Adverse Effect, Borrower will give notice thereof to Lender and provide such other information as may be reasonably available to it to enable Lender and its counsel to evaluate such matters.

(C) ERISA. Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as Lender, in its reasonable discretion, may request, that (A) Property Owners, Holdco, Intervening Entities and Borrower are not and do not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan’ within the meaning of Section 3(3) of ERISA; (B) the Property Owners, Holdco, Intervening Entities and Borrower are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true: (i) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2); (ii) less than twenty-five percent (25%) of each outstanding class of equity interests in Property Owners, Holdco and Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or (iii) Property Owners, Intervening Entities and Borrower each qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

(D) Intentionally Omitted.

(E) Estoppel Certificates. Within ten (10) Business Days following a request by Lender, but not more often than one time per calendar year (and, as Lender may request, in connection with a Securitization), Borrower shall provide to Lender, a duly acknowledged written statement confirming the amount of the outstanding Obligations, the terms of payment and maturity date of the Notes, the date to which interest has been paid, and whether, to Borrower’s knowledge, any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail. Within ten (10) Business Days following a request from Lender, but not more often than one time per calendar year (and, as Lender may reasonably request, in connection with a Securitization), Borrower shall cause each Property Owner to request Senior Lender to provide to the Lender estoppel certificates, if any, that the Senior Lender is required to provide to a Property Owner pursuant to the Senior Loan Documents and shall thereafter use reasonable efforts to obtain such certificate and deliver it to Lender. Within ten (10) Business Days following a request by Borrower, but in no event more than twice per calendar year, Lender shall provide to Borrower, a duly acknowledged written statement confirming the then outstanding principal amount of the Loan, the scheduled maturity date of the Loan, the date to which interest on the Loan has been paid, and whether, to Lender’s knowledge, any Defaults or Events of Default have occurred under the Loan Documents that have not been cured or waived by Lender.

(F) Other. With reasonable promptness, Borrower will deliver such other information and data in the possession or control of Borrower or any other member of the DCTRT Group with respect to the members of the DCTRT Group, the Properties and the Collateral as from time to time may be reasonably requested by Lender.

(G) Electronic Format. Borrower will use reasonable efforts to provide to Lender a copy of any reports, notices, statements or other deliveries required pursuant to this Section 5.1 in an electronic format reasonably satisfactory to Lender.

(H) DCTRT. In the event that DCTRT shall cease to be Person required under applicable law to file reports with the United States Securities and Exchange Commission, Borrower shall cause DCTRT to provide financial reports and other information to Lender substantially equivalent to the reports to be filed with the United States Securities and Exchange Commission under applicable law within the time periods for filing required, as of the Closing Date, under applicable securities laws; provided that Lender shall enter into a confidentiality agreement regarding confidential information regarding DCTRT provided to Lender by DCTRT reasonably satisfactory in form and substance to Lender, Borrower and DCTRT.

(I) Sale and Refinancing; Harborside. Promptly after execution and delivery thereof, Borrower shall provide, or cause to be provided to Lender, a true and complete copy of any Sale Agreement and amendments and modifications thereof. Promptly after a Property Owner’s receipt of same (or receipt by any member of the DCTRT Group or any of their respective Affiliates of same), Borrower shall provide, or cause to be provided to Lender, a true and complete copy of all term sheets, applications and commitments in respect of a proposed or actual Refinancing. Borrower shall provide, or cause to be provided, to Lender, notice of any proposed sale, disposition, financing or refinancing of any part of the Harborside Property or Harborside Interests and shall, not later than three (3) Business Days before the closing of any such sale, disposition, financing or refinancing, provide, or cause to be provided to Lender, a true and complete copy of, as applicable, the purchase and sale agreement (or analogous document) and all amendments thereto or documents evidencing, securing or governing any loan in respect of a financing or refinancing and amendments thereto, the executed closing and disbursement statement for such sale, disposition, financing or refinancing, a statement, setting forth in reasonable detail, certified by an Authorized Officer of Borrower, the Harborside Proceeds and the calculation thereof, such evidence as Lender may reasonably require confirming the amount of the Harborside Proceeds and that Lender will receive payment of an amount equal to such Harborside Proceeds concurrently with the closing of the related sale, disposition, financing or refinancing.

(J) Other. Borrower shall provide, or cause to be provided to Lender, upon Lender’s request, with true and complete copies of all documents that would constitute Approval Matters were an Event of Default then existing and true and complete copies of all Senior Loan Documents.

5.2 Existence; Qualification. Borrower will, and Borrower will cause each other member of the DCTRT Group to, at all times preserve and keep in full force and effect its existence, and all rights and franchises, if any, material to their respective businesses. Borrower will continue, and will cause each other member of the DCTRT Group to continue, to be qualified in all jurisdictions in which such Person is required to qualify.

5.3 Payment of Impositions. Subject to Section 2.6, Borrower shall pay any and all taxes, charges, filing, registration and recording fees, excises and levies imposed upon Lender by reason of its interests in, or measured by amounts payable under the Loan Documents (other than income, franchise and doing business taxes), and shall pay all stamp taxes and other taxes required to be paid on any of the Loan Documents. If Borrower fails to make such payment within five (5) Business Days after notice thereof from Lender, Lender may (but shall not be obligated to) pay the amount due, and Borrower shall reimburse Lender on demand for all such advances which will bear interest at the Default Rate.

5.4 Insurance.

(A) Borrower shall at all times provide, maintain and keep in force or cause to be provided, maintained and kept in force, at no expense to Lender, the policies of insurance with respect to the Properties and Property Owners required pursuant to the Senior Loan Documents.

(B) All insurance policies required pursuant to this Agreement shall be endorsed to provide that: (i) Borrower, Holdco and Lender, their successors and/or assigns, are named as additional named insureds on all liability coverage, with the agreement that any obligation imposed upon the insureds (including the liability to pay premiums) shall be the sole obligation of Property Owners and not of any other insured; (ii) the interests of Lender shall not be invalidated by any action or inaction of Property Owners, Borrower, Holdco or any other Person, and such policies shall insure Lender regardless of any breach or violation by Borrower, Property Owners, Holdco or any other Person of any warranties, declaration or conditions in such policies; (iii) the insurer under each such policy shall waive all rights of subrogation against Lender, any right to set-off and counterclaim and any other right to deduction, whether by attachment or otherwise; (iv) such insurance shall be primary and without right of contribution of any other insurance carried by or on behalf of Lender or Senior Lender; (v) if such insurance is canceled for any reason whatsoever, including nonpayment of premium or, if any substantial modification, change or reduction is made in the coverage which affects the interests of Lender, such cancellation, modification, change or reduction in coverage shall not be effective as to Lender until thirty (30) days after receipt by Lender of written notice sent by registered mail from such insurer; and (vi) any such insurance shall be endorsed to provide in as much as the policy is written to cover more than one insured, all terms, conditions, insuring agreements and endorsements with the exception of limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

(C) Borrower shall deliver to Lender a certificate evidencing each insurance policy, and, if requested by Lender, a copy of each insurance policy. Renewal certificates (and, if requested by Lender, copies of policies) should be provided no later than fifteen (15) days prior to the expiration of each policy. Borrower shall deliver a copy of a certificate evidencing renewed policy or policies, marked “premium paid,” or accompanied by such other evidence of payment reasonably satisfactory to Lender with standard non-contributory mortgagee clause in favor of and acceptable to Lender. No insurance policy may provide for assessments to be made against Lender or Lender’s servicer, if any. Lender shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefore and all liability, if any, with respect thereto. If Borrower fails to provide (or cause Property Owners to provide) to Lender the policies of insurance required by this Section 5.4 or any other Loan Documents, Lender may (but shall have no obligation to) procure such insurance or single-interest insurance for such risks and Borrower will pay all premiums thereon promptly upon demand by Lender, and until such payment is made by Borrower, the amount of all such premiums shall bear interest at the Default Rate and shall constitute additions to the Obligations.

5.5 Inspection; Lender Meeting. Borrower shall, at reasonable business hours and upon reasonable prior notice upon request from Lender and subject to the rights of tenants under applicable Leases, permit (and cause to be permitted) Lender’s designated representatives to (a) visit, examine, audit, and inspect the Properties, (b) examine, audit, inspect, copy, duplicate and abstract Borrower’s, Holdco’s, Intervening Entities’ and Property Owners’ financial, accounting and other books and records, and (c) discuss Borrower’s, Property Owners’, Intervening Entities’, Holdco’s and the Properties’ affairs, finances and business with Property Owners’, Intervening Entities’, Holdco’s and Borrower’s officers, senior management, representatives, independent public accountants and agents. Borrower shall cause its books and records and the books and records of Property Owners and Intervening Entities to be maintained at the principal offices of such Persons located at 518 17th Street, Suite 1700, Denver, CO 80202. Borrower will not change (or permit Intervening Entities or Property Owners to change) its principal offices or the location where its books and records are kept without giving at least thirty (30) days’ advance notice to Lender. Borrower shall pay Lender’s reasonable, actual costs and expenses incurred in connection with such annual audit if an Event of Default has occurred. All audits, inspections and reports shall be made for the sole benefit of Lender. Neither Lender nor Lender’s auditors, inspectors, representatives, agents or contractors assumes any responsibility or liability (except to Lender) by reason of such audits, inspections or reports. Borrower will not rely upon any of such audits, inspections or reports. The performance of such audits, inspections and reports will not constitute a waiver of any of the provisions of the Loans Documents. Borrower shall cooperate, from time to time, with Lender and use reasonable efforts to assist Lender in obtaining an appraisal of the Properties (or any one or more of them). Such cooperation and assistance from Borrower shall include reasonable access to the Properties (or any one or more of them) subject to the rights of tenants under applicable Leases and upon reasonable prior notice and books and records pertaining to the Properties (or any one or more of them) for Lender and its appraiser. The appraiser performing any such appraisal shall be engaged by Lender. Borrower shall not be responsible for the expenses of any such appraisal.

5.6 Compliance with Laws. Borrower will comply and cause the Property Owners and the Properties to comply, in all material respects, with the requirements of all Legal Requirements, including Environmental Laws, and the orders and requirements of any Governmental Authority in all jurisdictions in which it is now doing business or may hereafter be doing business, the failure to comply with would be a Senior Loan Default or Senior Loan Event of Default or has, or might reasonably be expected to have, a Material Adverse Effect.

5.7 Further Assurances. Borrower shall, from time to time, at its sole cost and expense, execute and/or deliver, or cause execution and/or delivery of, such documents, agreements and reports, and perform such acts as Lender at any time may reasonably request to carry out the purposes and otherwise implement the terms and provisions provided for in the Loan Documents. Borrower shall execute any documents and take any other actions necessary to provide Lender with a first priority, perfected security interest in the Collateral. Borrower shall, at Borrower’s sole cost and expense: (i) upon Lender’s request therefore given from time to time (but not more frequently than once per calendar year unless an Event of Default then exists) pay for (a) current reports of Uniform Commercial Code, federal tax lien, state tax lien, judgment and pending litigation searches with respect to members of the DCTRT Group, and (b) current good standing and existence certificates with respect to members of the DCTRT Group; and (ii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations, as Lender may require in Lender’s reasonable discretion. Borrower shall promptly execute, acknowledge, deliver, file or do, at its sole cost and expense, all acts, assignments, notices, agreements or other instruments as Lender may require in order to effectuate, assure, convey, secure, assign, transfer and convey unto Lender any of the rights granted by the Loan Documents and to more fully perfect and protect any assignment, pledge, lien and security interest confirmed or purported to be created under the Loan Documents or to enable Lender to exercise and enforce their rights and remedies hereunder, in respect of the Collateral.

5.8 Property Owners and Holdco. Borrower shall cause Property Owners and the other members of the DCTRT Group to maintain their legal existence. Borrower shall cause Property Owners to perform all of Property Owners’ material obligations under the Senior Loan Documents as and when required pursuant to the Senior Loan Documents. Subject to the terms of the Senior Loan Documents, Borrower shall cause Property Owners and the Intervening Entities to timely make sufficient distributions of their respective funds (to the extent available) to enable Borrower to comply with its obligations under the Loan Documents. If no Senior Loan exists, Borrower will, if requested by Lender, promptly execute and deliver to Lender such amendments to this Agreement as Lender may reasonably require to, in effect, incorporate the “affirmative” and “negative” covenants and agreements to set forth in the then most recently existing Senior Loan Documents into this Agreement.

5.9 Special Purpose Entity. Borrower shall, at all times, be a Special Purpose Bankruptcy Remote Entity.

SECTION 6

INTENTIONALLY OMITTED

SECTION 7

NEGATIVE COVENANTS

Borrower covenants and agrees that from the date hereof and so long as this Agreement shall remain in effect or the Notes remain outstanding, Borrower shall comply with all covenants and agreements in this Section 7.

7.1 Indebtedness. Borrower will not directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable (or permit any Property Owners (except with respect to a Senior Loan and other Indebtedness permitted under the Senior Loan Documents) or Intervening Entities to become so liable) with respect to any Indebtedness except Permitted Indebtedness and Indebtedness that is being contested in good faith and do not become a Lien on the Property or Collateral.

7.2 Liens and Related Matters. Borrower will not directly or indirectly create, incur, assume or permit to exist (or allow Intervening Entities or Property Owners to directly or indirectly create, incur, assume or permit to exist) any Lien on or with respect to the Properties (other than, in the case of Property Owners, Liens created pursuant to the Senior Loan Documents or otherwise permitted under the Senior Loan Documents), the Collateral or any membership, partnership or other ownership interest in the Property Owners and the Intervening Entities, whether now owned or hereafter acquired, or any income or profits therefrom in each instance unless with respect to a Lien on a Property not permitted under the Senior Loan Documents such Lien is, in compliance with the Senior Loan Documents, being contested in good faith or has been bonded over.

7.3 Senior Loan Documents.

(A) Without Lender’s consent, Borrower shall not (and shall not permit Intervening Entities and Property Owners to) (i) amend, modify or waive the performance of material obligations with regard to the Senior Loan Documents or agree to any Modification, or (ii) request a waiver or consent from, the Senior Lender or any party to, or issuer of any of the Senior Loan Documents without at least ten (10) days’ advance notice to Lender. Notwithstanding the foregoing provisions of this Agreement, any Modification of the Senior Loan Documents that is a Permitted Modification is not an Event of Default and shall be permitted without Lender’s consent. A “Permitted Modification” means (i) the Earn-Out Amendment, and/or (ii) any other amendment, modification, waiver, restatement or analogous documentation (each a “Modification”) that amends, modifies, waives, supplements, extends, compromises, renews or restates, all or any of the Senior Loan Documents with respect to which (a) after giving effect to any such amendment, modification, waiver, restatement or analogous documentation, the Debt Service Coverage Ratio is not less than the Debt Service Target Ratio; (b) the Modification is on market terms; (c) the Loan is not further subordinated to the Senior

Loan; (d) the principal amount of the Senior Loan shall not be increased except to the extent such excess is, on a dollar-for-dollar basis paid to Lender and applied to the principal of the Loan; (e) none of the Borrower or Intervening Entities shall have guaranteed any such Senior Loan or incurred any Indebtedness; (f) Borrower shall have given Lender not less than ten (10) days advance notice of Modification, which advance notice shall be accompanied by a true and complete copy of the Modification; and (g) concurrently with the effectiveness of the Modification in question, Borrower shall have provided Lender with a certificate of an Authorized Officer that such Modification is a Permitted Modification. Borrower shall pay Lender’s reasonable and actual out-of-pocket expenses (including reasonable third party attorneys’ fees) in confirming that a Modification is a Permitted Modification.

(B) Borrower will not acquire, or permit any member of the DCTRT Group or any of their respective Affiliates to acquire the Senior Loan, any portion of the Senior Loan, any direct or indirect participation or other interest in or Lien upon the Senior Loan or holder thereof or any direct or indirect ownership interest in any Senior Lender.

7.4 Restriction on Fundamental Changes. Borrower will not (and Borrower will not permit Property Owners and Intervening Entities to): (1) amend, modify or waive in any material respect any term or provision of its Organizational Documents, except for Permitted Organization Modifications, (2) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (3) hereafter acquire by purchase or otherwise all or any part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person; or (4) allow any ownership interests in Property Owners or Intervening Entities to become certificated or “securities” (as defined in the UCC). Borrower will not establish any Subsidiaries (other than Holdco, Intervening Entities and Property Owners) and will not permit Holdco or Property Owners to establish any Subsidiaries, except, in the case of Holdco, the Intervening Entities, and, in the case of the Intervening Entities, the Property Owners. Borrower will not permit any member of the DCTRT Group to liquidate, wind-up or dissolve itself. Borrower shall give Lender at least ten (10) Business Days (or such lesser period as may be required by the Senior Loan Documents, but in no event less than five (5) Business Days) advance notice of the effectiveness of any amendment or modification of Organizational Documents with such notice of such amendment or modification accompanied by a true and complete copy of such amendment or modification, and an certificate of an Authorized Officer certifying that such amendment or modification is a Permitted Organizational Modification. Borrower will not become or permit any other Loan Party to become an Embargoed Person.

7.5 Transactions with Affiliates. Borrower shall not directly or indirectly enter into or permit to exist (or permit Property Owners or Intervening Entities to directly or indirectly enter into or permit to exist) any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any director, officer, employee or Affiliate of any member of the DCTRT Group, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the applicable of Borrower, Intervening Owners, and Property Owners and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, director, officer or employee of Borrower, which do not violate the provisions of any Organizational Documents of such Person and which are not a Senior Loan Default or Senior Loan Event of Default.

7.6 Use of Lender’s Name. Borrower shall not use (or permit any member of the DCTRT Group or any of their respective Affiliates to use) the names of Lender or any of Lender’s Subsidiaries or Affiliates in connection with the development, marketing, leasing, use and operation of the Properties. Borrower shall not disclose or permit (or permit any member of the DCTRT Group or any of their respective Affiliates to use or permit) to disclose any of the terms and conditions of the Loan to any Person except (a) to the extent disclosed in the Loan Documents and the Senior Loan Documents, (b) to the extent such disclosure is required pursuant to the Loan Documents, applicable Legal Requirements or applicable legal process or (c) to the extent Lender consents to such disclosure.

7.7 ERISA. Borrower shall not engage in any transaction which would cause the Obligations or any action taken or to be taken under this Agreement or the other Loan Documents (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt prohibited transaction under ERISA.

7.8 Due on Sale or Encumbrance.

(A) Without Lender’s consent, which consent may be given or withheld in the sole discretion of Lender, none of the Property Owners, Holdco, Intervening Entities, Borrower or any other Person directly or indirectly holding any direct or indirect legal, beneficial, equitable or other interest in the Borrower (at each and every tier or level of ownership) shall, or permit other Persons to, Transfer (whether or not for consideration or of record) all or any portion of any Property, any legal, equitable, beneficial membership, ownership or other interests in any Property Owner, any Intervening Entity, Holdco, Borrower or Collateral or any direct or indirect legal, equitable, beneficial or other interest (1) in all or any portion of any Property, any legal, equitable, beneficial membership, ownership or other interests in any Property Owner or Collateral; (2) in any Property Owner, Holdco, any Intervening Entity or Borrower; or (3) at each and every tier or level of ownership, in Borrower’s, Holdco’s, Intervening Entities’ or Property Owners’ direct or indirect partners, members, shareholders, beneficial or constituent owners including any owners of the direct or indirect owners of any direct or indirect interests in any such constituent owners, including (a) an installment sales agreement for a price to be paid in installments; (b) a sale, assignment or other transfer of, or the grant of a security interest in, Property Owners’ right, title and interest in and to any Leases or any rents other than pursuant to the Senior Loan Documents or as permitted under this Agreement; (c) any direct or indirect voluntary or involuntary sale of any ownership interest in any Property Owner, Holdco, any Intervening Entity, Borrower or other Person directly or indirectly owning any direct or indirect interest in any Property Owner, any Intervening Entity, Holdco or Borrower; (d) the creation, issuance or redemption of direct or indirect ownership interests by any Property Owner, any Intervening Entity, Holdco or Borrower or any Person owning a direct or indirect interest in any Property Owner, any Intervening Entity, Holdco or Borrower (at each every tier or level of ownership); (e) any merger, consolidation, dissolution or liquidation; and (f) without limitation of any of the foregoing, any direct or indirect voluntary or involuntary Transfer by any Person which indirectly controls any Property Owner, any Intervening Entity, Holdco or Borrower (by operation of law or otherwise) of its direct or indirect controlling interests in Property Owner, Holdco, any Intervening Entity or Borrower. Notwithstanding the foregoing, the following shall not be deemed to be prohibited under this Section 7.8: (i) Transfers of direct or indirect ownership interests in Borrower so long as no Change of Control occurs by virtue of any such Transfers and no new equity invested in Borrower, Property Owner or any Intervening Entity in connection with such Transfer is paid to the original owner of the interest transferred; (ii) a sale or conveyance of a Property to a Person that is not a member of the DCTRT Group or any of their respective Affiliates (except and to the extent a sale to an Affiliate is a Permitted Affiliate Sale of a Property) so long as such sale or transfer complies with Section 7.8(B); (iii) Liens granted to secure a Senior Loan that is a Permitted Refinancing Loan; (iv) any Transfer, sale, assignment or issuance, from time to time, of (a) any securities in DCTRT, or (b) any operating partnership units in Carveout Guarantor, provided, however, that DCTRT and Carveout Guarantor shall continue to (x) Control directly or indirectly, the Borrower and the day to day operations of each Property on the date of (and, after giving effect to) such Transfer and (y) own, directly or indirectly, at least 25% of all equity interests in Borrower; (v) any Transfer, sale, assignment, or issuance from time to time, of all or substantially all of the shares of stock or assets in DCTRT or Carveout Guarantor; (vi) any Transfer by operation of law resulting from the merger, consolidation, or non-bankruptcy reorganization, of DCTRT or Carveout Guarantor; (viii) the listing of the securities in DCTRT or Carveout Guarantor on a national securities exchange; (ix) the conversion of DCTRT or Carveout Guarantor, or any subsidiary thereof (excluding Borrower, any Intervening Entity and any Property Owner), into an “open end fund”, or (x) a sale, issuance or Transfer of shares or other securities of DCTRT or any of its affiliates (excluding Borrower, any Intervening Entity and any Property Owner) which are listed on any national securities exchange. Borrower acknowledges that Lender has examined and relied on the experience of the DCTRT Group and their general partners, members, principals and beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan and will continue to rely on such ownership of the Properties and Collateral, Property Owners, Intervening Entities, Holdco and Borrower as a means of maintaining the value of the Collateral as security for repayment of the Loan and the performance of the other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties and Collateral so as to ensure that, should Borrower default in the repayment of the Loan or the performance of the other Obligations, Lender can recover the Loan by a sale of the Collateral. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Loan immediately due and payable upon any Default under this Section 7.8.

(B) Notwithstanding Section 7.8(A) to the contrary, a Transfer that is a Permitted Sale of a Property shall not be an Event of Default. A “Permitted Sale of a Property” is a Sale of a Property that (a) is an all-cash sale; (b) does not result in and after giving effect to such Sale of a Property there does not exist, a Senior Loan Default or Senior Loan Event of Default; (c) with respect to which the Applicable Minimum Senior Release Price is paid to the Senior Lender and applied to the principal balance of the Senior Loan; (d) funds in an amount equal to the Mezzanine Release Payment Amount are concurrently with the closing of such Sale of a Property paid to Lender (to be applied to the Obligations in accordance with Section 2.7); (e) the buyer in such Permitted Sale is not a member of the DCTRT Group or any of their respective Affiliates unless such Sale of a Property is effected in connection with a financing of the applicable Property and Borrower provides a certificate of Borrower to the effect that such Sale of a Property is to a member of the DCTRT Group (but not a Property Owner, Intervening Entity or Borrower) in order to effect a refinancing (such Sale of a Property, a “Permitted Affiliate Sale of a Property”); (f) Borrower shall have given Lender not less than ten (10) Business Days advance notice of such Sale of a Property; (g) Borrower shall, not later than three (3) Business Days prior to the closing of such Sale of a Property, have provided Lender with a true and complete copy of the purchase and sale agreement (or analogous document) (such agreement, the

“Sale Agreement”) and all amendments thereto, the executed closing and disbursement statement for such Sale of a Property, a statement, setting forth in reasonable detail, certified by an Authorized Officer of Borrower, the Net Sales Proceeds of such Sale of a Property and the calculation thereof, such evidence as Lender may reasonably require confirming the amount of the Mezzanine Release Payment Amount, any escrow agreement executed to facilitate such Sale of a Property and irrevocable instructions to such escrowee to disburse the Net Sale Proceeds directly to Lender and a true and complete copy of all documents provided to the Senior Lender in connection with such Sale of a Property, related release of a Lien, prepayment and/or defeasance and (h) concurrently with the closing of the Sale of a Property in question, Borrower shall have provided Lender with a certificate of an Authorized Officer that such Sale of a Property is a Permitted Sale of a Property. Borrower shall pay Lender’s reasonable and actual out-of-pocket expenses (including reasonable and actual out-of-pocket attorneys’ fees) in confirming that a Sale of a Property is a Permitted Sale of a Property and the correct amount of the Applicable Minimum Senior Release Price and Net Sales Proceeds. To the extent that any Net Sales Proceeds are deposited into escrow or held back as contemplated in the definition of Net Sales Proceeds, such Net Sales Proceeds shall be paid to Lender concurrently with their release from escrow or holdback if and to the extent they are released to Borrower.

(C) Notwithstanding Section 7.8(A) to the contrary, a Refinancing that is a Permitted Refinancing shall not be an Event of Default. A “Permitted Refinancing” is a Refinancing that (a) satisfies or defeases, in full, the Senior Loan being refinanced (and, in each such case, the Liens securing such Senior Loan are released or defeased and, in connection with a defeasance, none of the Borrower, Intervening Entities or Property Owners shall be an obligor of the defeased loan after such defeasance); (b) is documented on documents the terms, provisions and conditions of which are on then market terms; (c) the principal amount of which does not exceed the principal amount of the Senior Loan being refinanced except to the extent such excess is paid, dollar-for-dollar, to Lender to reduce the principal of the Loan; (d) all Net Refinancing Proceeds are concurrently with the closing of such Refinancing paid to Lender; (e) the lender and its participants in such Refinancing is not Borrower, Holdco, DCTRT, a Property Owner or any Affiliate of such Persons; (f) after giving effect to the borrowing of the full amount of the Refinancing in question, the Debt Service Coverage Ratio is not less than the Debt Service Coverage Target Ratio; (g) the Loan is not further subordinated to such Senior Loan; (h) the applicable Senior Lender providing the Refinancing shall have entered into an intercreditor agreement affording the Lender substantially the same rights (and not imposing any additional material obligations or restrictions) as it has under the Intercreditor Agreement (and, if such intercreditor agreement affords such rights and does not impose material additional obligations or restrictions, Lender will execute and deliver such intercreditor agreement); (i) neither Borrower nor Intervening Entities shall have guaranteed any such Senior Loan or incurred any Indebtedness; (j) Borrower shall have given Lender not less than ten (10) Business Days advance notice of such Refinancing; (k) Borrower shall, not later than five (5) Business Days prior to the closing of such Refinancing, have provided Lender with a true and complete copy of the Senior Loan Documents pertaining to such Refinancing, the executed closing and disbursement statement for such Refinancing, a statement, setting forth in reasonable detail, certified by an Authorized Officer of Borrower, the Net Refinancing Proceeds of such Refinancing and the calculation thereof, any escrow agreement executed to facilitate such Sale Refinancing and irrevocable instructions to such escrowee to disburse the Net Refinancing Proceeds directly to Lender; and (l) concurrently with the closing of the Refinancing in question, Borrower shall have provided Lender with a certificate of an Authorized Officer that such Refinancing is a Permitted Refinancing, which shall, among other things, set forth a calculation the Debt Service Coverage Ratio. Borrower shall pay Lender’s reasonable and actual out-of-pocket expenses (including reasonable and actual out-of-pocket attorneys’ fees) in confirming that a Refinancing is a Permitted Refinancing and the correct amount of the Net Refinancing Proceeds. To the extent that any Net Refinancing Proceeds of a Permitted Refinancing are not disbursed at the closing of such Permitted Refinancing, such Net Refinancing Proceeds shall be paid to Lender concurrently with their disbursement (for the avoidance of debt proceeds released following the applicable closing by the applicable lender that are to be applied to costs and expenses of the operation or improvement of a Property shall not be considered Net Refinancing Proceeds for purposes of this sentence).

(D) Borrower will not acquire or permit any Property Owner or Intervening Entity to acquire any real estate other than, in the case of a Property Owner, the Property. Borrower will not invest or permit any Intervening Entity to invest in any other Person except, in the case of Borrower, an investment in Holdco, and, in the case of an Intervening Entity, an investment in another Intervening Entity or a Property Owner. Borrower will not establish or permit a Property Owner or an Intervening Entity to establish any subsidiaries except, in the case of an Intervening Entity, those subsidiaries of an Intervening Entity disclosed pursuant to Section 4.1.

(E) Notwithstanding anything to the contrary contained herein, at any time on or prior to the end of the Resolution Expiration Period, Holdco may, but shall not be obligated to (except in the event Resolution occurs prior to the end of the Resolution Expiration Period and the Earn-Out Amendment or the Earn-Out Advance closes and funds simultaneously with the Northrop Transfer (which Borrower shall use its good faith efforts to cause to occur), in which case Borrower shall use its good faith efforts to cause Holdco to), acquire all of the interests in the Person that is indirectly wholly-owned by a Companion Borrower and owns the Northrop VA Property (the “Northrop Transfer”) if such acquisition is permitted pursuant to the Senior Loan Documents and the Organizational Documents. Borrower will not later than the date of the Northrop Transfer deliver to Lender true and complete copies of (i) all documents provided to Senior Lender in connection with the Northrop Transfer, (ii) the transfer documents showing the transfer in question, (iii) the Organizational Documents of the Property Owner that owns the Northrop VA Property and of any Intervening Entity not previously provided to Lender and (vi) a certificate of an Authorized Officer that such transfer complies with this Section 7.8(E). Borrower will, at Lender’s request and, at Lender’s sole cost and expense, reasonably cooperate with Lender to cause the Title Company to issue an endorsement to the Title Policy showing the addition of the Northrop VA Property as a Property or, at Lender’s election, a mezzanine endorsement to the owners policy insuring the Property Owner of the Northrup VA Property. Upon the effectiveness of a Northrop Transfer, such Person shall be deemed a “Property Owner” hereunder and the Northrop VA Property shall be deemed a “Property” hereunder. Notwithstanding anything to the contrary contained herein, in the event the Northrop Transfer has occurred, a Person that is wholly-owned by Holdco (a “Substitute Owner”) may, after the third (3rd) anniversary of the Closing Date, acquire substitute real estate (“Substitute Property”) concurrently with a Sale of the Property of the Northrop VA Property pursuant to the lease to Northrop as in effect on the Closing Date, provided such substitution shall (i) have occurred following satisfaction of all conditions to such substitution set forth in the Senior Loan Documents, (ii) Lender shall have approved such substitution upon such terms and conditions as Lender may reasonably require, and (iii) any funds received in connection with the sale of the Northrop VA Property shall be utilized in their entirety to acquire to the Substitute Property.

7.9 Payments; Distributions. Borrower shall not pay any distributions, dividends or other payments or return any capital to any of its respective partners, members, owners or shareholders or any other Affiliate or make any distribution of assets, rights, options, obligations or securities to any of its respective partners, members, shareholders or owners or any other Affiliate (individually, or collectively, a “Distribution”) unless (a) on the date of the proposed Distribution, and after giving effect to the subsequent Distribution, no monetary Default, material non-monetary Default, Event of Default, monetary Senior Loan Default, material non-monetary Senior Loan Default or Senior Loan Event of Default exists; and (b) Borrower is not “insolvent” (as defined in the Bankruptcy Code) and will not be rendered insolvent by virtue of such Distribution.

7.10 Approval Matters. Without waiving any Event of Default, if an Event of Default exists, Borrower will not take, or permit to be taken, any Approval Matters without Lender’s consent.

SECTION 8

CASUALTY AND CONDEMNATION

After the happening of any casualty or condemnation to any Property or any part thereof, Borrower shall give prompt notice thereof to Lender. All compensation, proceeds, damages, claims, insurance recoveries, rights of action and payments which a Property Owner may receive or to which it may become entitled with respect to any Property or any part thereof as a result of any casualty or condemnation (the “Proceeds”), shall be paid over in and applied in accordance with the Senior Loan Documents. To the extent a Property Owner receives Proceeds that are not applied to the costs of restoration and/or repair, Borrower will, subject to the terms and provisions of the Senior Loan Documents, cause such Proceeds to be disbursed directly to Lender, and Lender shall apply any such Proceeds, to the payment or prepayment of the Obligations. Any application of the Proceeds or any portion thereof to the Obligations shall not be construed to cure or waive any Default or Event of Default or invalidate any act done pursuant to any such Default or Event of Default. To the extent Property Owner utilizes Proceeds for restoration, Borrower shall cause the applicable Property Owner to satisfy the applicable conditions for disbursement set forth in the Senior Loan Agreement and will comply with the applicable requirements regarding restoration set forth in the Senior Loan Agreement (in each instance, unless waived) and keep Lender reasonably apprised of the status of such restoration upon Lender’s request. Borrower shall cause Property Owner to satisfy all conditions required to utilize Proceeds for restoration pursuant to the Senior Loan Documents (in each instance, unless waived).

SECTION 9

DEFAULT, RIGHTS AND REMEDIES

9.1 Event of Default. “Event of Default” means the occurrence or existence of any one or more of the following:

(A) Payment. Failure of Borrower to pay (i) on the Maturity Date, the outstanding principal of, accrued interest in, and other Indebtedness owing pursuant to the Agreement, the Notes and the other Loan Documents; (ii) within five (5) days after the due date, any installment of principal or interest due under the Loan Documents; or (iii) within five (5) days after written notice from Lender, any other amount due under the other Loan Documents.

(B) Senior Loan. The occurrence of a Senior Loan Event of Default.

(C) Breach of Representation and Warranty. Any representation, warranty, certification or other written statement made by a Loan Party in any Loan Document or in any certificate given to Lender by Borrower in writing pursuant or in connection with any Loan Document (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) is false in any material respect on the date made which remains uncured for five (5) Business Days after notice, but no grace or curative period will apply if the representation, warranty, certification or other statement was known by a Loan Party to be false when made or deemed made.

(D) Other Defaults Under Loan Documents. A Default by Borrower shall occur in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within sixty (60) days after the giving by Borrower of notice from Lender of such default (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); provided, however, that if such default cannot be remedied with reasonably diligent effort within a period of sixty (60) days, but is susceptible to cure, such longer period as Borrower may reasonably need to remedy such default, if Borrower is proceeding with diligent effort to remedy such default. The rights to notice and cure periods granted herein shall not be cumulative with any other rights to notice or a cure period in any other Loan Document and the giving of notice or a cure period pursuant to this section shall satisfy any and all obligations of Lender to grant any such notice or cure period pursuant to any of the Loan Documents.

(E) Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to any member of the DCTRT Group in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for one hundred twenty (120) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any member of the DCTRT Group under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any member of the DCTRT Group or over all or a substantial part of its property, is entered; or (c) an interim receiver, trustee or other custodian is appointed for any member of the DCTRT Group for all or a substantial part of the property of any member of the DTRT Group; or

(F) Voluntary Bankruptcy; Appointment of Receiver, etc. (1) An order for relief is entered with respect to any member of the DCTRT Group or any member of the DCTRT Group commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any member of the DCTRT Group makes any assignment for the benefit of creditors; or (3) partners, directors, shareholders, manager or members in any member of the DCTRT Group adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 9.1(F); or

(G) Governmental Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency and such lien, levy or assessment is not stayed, vacated, paid, discharged or insured or bonded over within sixty (60) days;

(H) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described in Section 9.1(G)) that has, or, might reasonably be expected to have, a Material Adverse Effect (not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against any member of the DCTRT Group and remains undischarged, unvacated, unbonded, uninsured or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder;

(I) Dissolution. Any order, judgment or decree is entered against any member of the DCTRT Group decreeing the dissolution or split up of any member of the DCTRT Group and such order remains undischarged or unstayed for a period in excess of thirty (30) days; or

(J) Injunction. Either (i) a member of the DCTRT Group is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business that has, or, might reasonably be expected to have, a Material Adverse Effect and such order continues for more than sixty (60) days; or (ii) any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Lender or any member of the DCTRT Group from performing any of their obligations under this Agreement or any of the other Loan Documents or any of the Senior Loan Documents; or

(K) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms of the Loan Documents, ceases to be in full force and effect or is declared to be null and void by a court of competent jurisdiction, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(L) Event of Default. The occurrence of an Event of Default specified elsewhere in this Agreement or in any of the other Loan Documents; or

(M) Transfer. The occurrence of a Transfer in violation of Section 7.8; or

(N) Fraud. The occurrence of any fraud with respect to the Loan or the Loan Documents by, or as directed by, any member of the DCTRT Group or any of their respective Affiliates; or

(O) Indebtedness. If Borrower, its members, Holdco, Intervening Entities or Property Owners guarantees the obligations of a Person or lends money to any Person; and

(P) Special Purpose Entity. If Borrower ceases to be a Special Purpose Bankruptcy Remote Entity, the Organizational Documents of a Property Owner or Intervening Entity cease to include SPE Provisions or a Property Owner or Intervening Entity ceases to comply with the SPE Provisions in its Organizational Documents.

9.2 Acceleration and Remedies. Upon the occurrence of any Event of Default specified in Sections 9.1(E) and 9.1(F), payment of all Obligations shall be accelerated without notice, presentment, demand, protest or notice of protest and shall be immediately due and payable and, in addition, Lender may in addition to any other rights and remedies available to Lender at law or in equity or under any other Loan Documents, exercise one of more of the following rights and remedies as it, in its sole discretion, deems necessary or advisable. Upon the occurrence of any Event of Default (other than Events of Default specified in Sections 9.1(E) and 9.1(F)), Lender, in addition to any other rights or remedies available to Lender at law or in equity, or under any of the other Loan Documents, may exercise any one or more of the following rights and remedies as it, in its sole discretion, deems necessary or desirable:

(a) Acceleration. Declare immediately due and payable, without further notice, protest, presentment, notice of protest or demand, all Obligations including all monies advanced under this Agreement, the Notes, the Mortgage and/or any of the Loan Documents which are then unpaid, together with all interest then accrued thereon and all other amounts then owing (including any Default Interest, or prepayment premium owed as a result of such acceleration). If payment of the Obligations is accelerated, Lender may, in its sole discretion, exercise all rights and remedies hereunder and under the Notes, the Mortgage and/or any of the other Loan Documents at law, in equity or otherwise.

(b) Foreclosure. If a Foreclosure Event has occurred, exercise Lender’s rights under Section 9 of the Pledge Agreement.

(c) No Further Obligations. Terminate Lender’s obligations under this Agreement.

(d) Injunctive Relief. Institute appropriate proceedings for injunctive relief (including specific performance of the obligations of Borrower).

(e) Approvals. Have the right to consent to any Approval Matters.

(f) Other. Exercise all rights under law or equity including institution of appropriate legal proceedings and all rights exercisable under any Loan Documents after the occurrence of an Event of Default.

9.3 Remedies Cumulative; Waivers; Reasonable Charges. All of the remedies given to Lender in the Loan Documents or otherwise available at law or in equity to Lender shall be cumulative and may be exercised separately, successively or concurrently. Failure to exercise any one of the remedies herein provided shall not constitute a waiver thereof by Lender, nor shall the use of any such remedies prevent the subsequent or concurrent resort to any other remedy or remedies vested in Lender by the Loan Documents or at law or in equity. To be effective, any waiver by Lender must be in writing and such waiver shall be limited in its effect to the condition or default specified therein, and no such waiver shall extend to any subsequent condition or default. It is agreed that (i) the actual costs and damages that Lender would suffer by reason of an Event of Default (exclusive of the attorneys’ fees and other costs incurred in connection with enforcement of Lender’s rights under the Loan Documents) or a prepayment would be difficult and needlessly expensive to calculate and establish, and (ii) the amounts of the Default Rate and the Late Charge are reasonable, taking into consideration the circumstances known to the parties at this time, and (iii) the Default Rate, the Late Charges and Lender’s reasonable attorneys’ fees and other costs and expenses incurred in connection with enforcement of Lender’s rights under the Loan Documents shall be due and payable upon Lender’s demand, and (iv) the Default Rate, Late Charges and the obligation to pay Lender’s reasonable attorneys’ fees and other enforcement costs do not, individually or collectively, constitute a penalty.

9.4 Put Agreements. Lender acknowledges and agrees that a default under either Put Agreement shall not constitute a Default or an Event of Default under this Agreement or any of the other Loan Documents nor entitle Lender to exercise any remedies hereunder or thereunder.

SECTION 10

SECONDARY MARKET TRANSACTION

10.1 Secondary Market Transaction. Borrower agrees that, subject to the terms of this Section 10, Lender has the absolute right to securitize, syndicate, grant participations in, or otherwise Transfer all or any portion of the Loan (each such transaction, a “Securitization”). Lender may determine to Transfer some or all of the Loan or retain title to some or all of the Loan as part of a Securitization. Borrower further agrees that Lender may delegate any or all of Lender’s rights, powers and privileges to a servicer (“Servicer”) and Borrower shall, upon written notice from Lender, recognize the Servicer as the agent of Lender. Borrower shall, upon request from Lender, from time to time, reasonably cooperate, and Borrower shall cause any other Loan Party to reasonably cooperate in all reasonable respects in connection with a Securitization at Lender’s sole cost and expense. Such cooperation may, in Lender’s discretion, include documentation changes, changes in Organizational Documents of the Borrower (and, if such consent is required, only with the Senior Lender’s consent, the Property Owners, and Intervening Entities), changes in Payment Dates, Interest Periods, site inspections, preparation and delivery of financial information or other diligence requested by Lender provided that no such amendments or documents shall (1) increase any of the obligations, or reduce any of the rights, of Borrower or any Loan Party under the Loan Documents, (2) increase any costs or expenses payable by Borrower or any Loan Party under the Loan Documents or (3) reduce any of the obligations, or increase any of the rights, of Lender under the Loan Documents. Such cooperation may include, in Lender’s discretion, execution of one or more promissory notes and the creation of Liens securing such notes of differing priority so long as the principal amount, weighted average interest rate, payment terms and other monetary terms of the Loan do not, in the aggregate change. Borrower will not be required to incur more than de minimis expenses or costs pursuant to this Section 10.1, except to the extent Borrower is otherwise obligated under the Loan Documents to pay such costs and expenses. Borrower will, upon request from Lender, in connection with a Securitization, enter into such acknowledgments and confirmations of the applicable assignments as Lender may reasonably request. Borrower shall, subject to the terms and provisions of this Section 10.1, use reasonable efforts to satisfy the market standards which Lender determines are reasonably required in the marketplace in connection with a Securitization. Borrower will not, pursuant to any of the provisions of this Section 10.1, incur, suffer or accept (except to a de minimis extent) (i) any lesser rights or greater obligations as are currently set forth in the Loan Documents or Borrower’s Organizational Documents or (ii) any personal liability other than as set forth in the Loan Documents. In no event will there be more than three (3) Lenders and/or participants at any one time in the aggregate as to both the Loan and the Companion Loan; provided, however, the foregoing shall not prohibit Lender from pledging, assigning or transferring its right, title and interest in the Loan to any trustee or agent for the benefit of one or more persons in connection with any bond financing, term financing or revolving credit financing (which financings may also be structured as repurchase agreements) provided to (or guaranteed, in whole or in part by) Lender (or any of Lender’s subsidiaries) by one or more lenders (or, if a repurchase facility, buyers) with a committed principal amount of at least $500,000,000.00 at origination of such financing; and provided, further, from and after the Put Acquisition pursuant to the Tranche B Put Agreement, the limitations on the number of Lenders and participants shall apply only to the holders of (and participants in) the Tranche A Promissory Note. In the event that DCTRT (or its nominee) shall acquire the Tranche B Promissory Note, the Tranche B Promissory Note shall not thereafter be sold, pledged, Transferred or otherwise thereafter made the subject of a Securitization without the prior written consent of the holder(s) of the Tranche A Promissory Note and the Administrative Agent; provided, however, the Tranche B Promissory Note may be Transferred by DCTRT (or its nominee) to a Qualified Transferee (as defined in the Intercreditor Agreement) without the prior written consent of the holder(s) of the Tranche A Promissory Note and the Administrative Agent, so long as (a) such Transfer is permitted under the Intercreditor Agreement and does not otherwise violate the Intercreditor Agreement or the Senior Loan Documents and is effected in compliance with the Intercreditor Agreement, (b) the holder(s) of the Tranche A Promissory Note and the Administrative Agent are provided with (i) at least ten (10) days prior written notice of such Transfer, and (ii) on or before such Transfer, a certificate from an executive officer of the assignee that (x) the assignee is a Qualified Transferee, (y) the assignee agrees to be bound by the Loan Documents and the Intercreditor Agreement, and (z) the address and wiring instructions to where any notices and any payments to be provided to assignee hereunder shall be delivered to Administrative Agent and Requisite Lender. From and after the Put Acquisition, the provisions of Section 12 of this Agreement shall apply.

SECTION 11

MISCELLANEOUS

11.1 Expenses and Attorneys’ Fees. Borrower agrees to promptly pay all reasonable and actual third party fees, costs and expenses (including reasonable attorneys’ fees, court costs, cost of appeal and the reasonable fees, costs and expenses of other professionals retained by Lender) incurred by Lender and Administrative Agent in connection with the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand: (A) the documentation and closing of the financing arrangements evidenced by the Loan Documents and the Senior Loan Documents; (B) the giving or withholding of any consents, approval or permissions, disbursements of the Loan and in connection with any amendments, modifications and waivers relating to the Loan Documents and/or Senior Loan Documents requested by Borrower; (C) the review, documentation, negotiation and closing of any subordination or intercreditor agreements; (D) enforcement of this Agreement or the other Loan Documents, the collection of any payments due from any Loan Party under the Loan Documents or any refinancing or restructuring of the credit arrangements provided under the Loan Document, whether in the nature of a “workout’ or in connection with any insolvency or bankruptcy proceedings or otherwise; and (E) curing Senior Loan Defaults and Senior Loan Events of Default and payments by Lender to Senior Lender shall be deemed additional principal advances of the Loan bearing interest at the Default Rate and payable upon demand from Lender to Borrower. To the extent Lender or Administrative Agent pays all of the fees, costs and expenses described in this Section 11.1, Borrower shall reimburse Lender upon demand for such payments by Lender and such payments by Lender shall bear interest at the Default Rate from and after demand from Lender or Administrative Agent.

11.2 Certain Lender Matters. Lender may, in accordance with Lender’ customary practices, destroy or otherwise dispose of all documents, schedules, invoices or other papers, delivered by any member of the DCTRT Group to Lender unless Borrower requests, at the time of delivery, in writing, that same be returned. Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender, to grant Lender any interest in the Properties or to create any interest in the Collateral other than that of secured party. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to Borrower or any other Person. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of loyalty, duty of care or any other duty to any member of the DCTRT Group or any other Person. By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation with respect hereto or thereto by Lender. Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender or their respective attorneys, advisors, accountants, officers, representatives, directors, employees, partners, shareholders, trustees, members or managers. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

NEITHER BORROWER NOR LENDER SHALL HAVE NO LIABILITY HEREUNDER FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES. In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Borrower, Property Owner or DCTRT, or their respective creditors or property, Lender, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Lender allowed in such proceedings for the entire secured Obligations at the date of the institution of such proceedings and for any additional amount which may become due and payable by Borrower after such date. Lender shall have the right from time to time to designate, appoint and replace one or more servicers and to allow servicer to exercise any and all rights of Lender under the Loan Documents. All documents and other matters required by any of the provisions of this Agreement to be submitted or provided to Lender shall be in form and substance satisfactory to Lender. Borrower shall not be entitled to (and does hereby waive any and all rights to receive) any notices of any nature whatsoever from Lender except with respect to matters for which the Loan Documents expressly provide for the giving of notice by Lender to Borrower. In any action or proceeding brought by Borrower against Lender claiming or based upon an allegation that Lender unreasonably withheld its consent to or approval of a proposed act by Borrower which requires Lender’s consent hereunder, Borrower’s sole and exclusive remedy in said action or proceeding shall be injunctive relief or specific performance requiring Lender to grant such consent or approval.

11.3 Indemnity. In addition to the payment of expenses pursuant to Section 11.1 and the indemnification obligations set forth in other portions of this Agreement or the other Loan Documents, Borrower agrees to indemnify, pay, defend and hold Lender, its officers, directors, members, managers, partners, shareholders, participants, beneficiaries, trustees, employees, agents (including Administrative Agent), representatives, successors and assigns, any subsequent holder of each Note, any trustee, fiscal agent, servicer, underwriter and placement agent, (collectively, the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, causes of action, suits, claims, tax liabilities, broker’s or finders fees, costs, expenses and disbursements of any kind or nature whatsoever excluding indirect, consequential and punitive damages (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, based upon any third party claims against such Indemnitees in any manner related to or arises out of (A) any breach by any Loan Party of any representation, warranty, covenant, or other agreement contained in any of the Loan Documents, (B) any Senior Loan Default or Senior Loan Event of Default, or (C) the actual or threatened presence, release, disposal, spill, escape, leakage, transportation, migration, seepage, discharge, removal, or cleanup of any Hazardous Material located on, about, within, under, affecting, from or onto any Property or any violation of any applicable Environmental Law by any member of the DCTRT Group (or their respective Affiliates) or any Property (the foregoing liabilities herein collectively referred to as the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined in a final order by a court of competent jurisdiction or arising with respect to Hazardous Materials determined in a final order by a court of competent jurisdiction to have been located on a Property prior to the Closing Date except to the extent resulting or arising from actions or negligent omissions of a Property Owner or its Affiliates on or after the Closing Date. Borrower shall be relieved of its obligation under clause (C) of this Section 11.3 with respect to Hazardous Materials first introduced to the Land and Improvements after either (1) foreclosure pursuant to the Pledge Agreement or (2) the delivery by Borrower to, and acceptance by, Lender or its designee of an assignment in lieu of foreclosure with respect to the Collateral. To the extent that the undertaking to indemnify, pay, defend and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. If any such action or other proceeding shall be brought against Lender, upon written notice from Borrower to Lender (given reasonably promptly following Lender’s notice to Borrower of such action or proceeding), Borrower shall be entitled to assume the defense thereof, at Borrower’s expense, with counsel reasonably acceptable to Lender; provided, however, Lender may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Lender a right to control such defense, which right Borrower expressly retains. Notwithstanding the foregoing, each Indemnitee shall, following notice to and consultation with Borrower, have the right to employ separate counsel at Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnitees and Borrower that would make such separate representation advisable. Borrower shall have no obligation to indemnify an Indemnitee for damage or loss resulting from such Person’s gross negligence or willful misconduct.

11.4 Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender (and, with respect to any amendment or modification, unless also signed by Borrower). Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower, or any other Person to any other or further notice or demand in similar or other circumstances. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Loan Documents, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the obligations without any prior or different resort for collection or of the right of Lender to the payment of the obligations owing Lender on account of the Loan Documents out of the net proceeds of the Collateral in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives, in the event of foreclosure pursuant to the Pledge Agreement, any equitable right otherwise available to Borrower which would require the separate sale of any of any portion of the Collateral or require Lender to exhaust its remedies against any portion of the Collateral or any combination of the Collateral before proceeding against any other portion; and further in the event of such foreclosure, Borrower expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately of all or any portion of the Collateral. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents. No failure or delay on the part of Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under the Notes or any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement, the Notes and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. Lender shall not be under any obligation to marshal any assets in favor of any Person or against or in payment of any or all of the Obligations. To the extent that any Person makes a payment or payments to Lender, or Lender enforces its remedies or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, if any, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. Borrower agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other law wherever enacted, now or at any time hereafter in force, which would prohibit or forgive Borrower from paying all or any portion of the principal of, premium, if any, or interest on Loan contemplated herein or in any of the other Loan Documents or which may affect the covenants or the performance of this Agreement; and Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the holders, but will suffer and permit the execution of every such power as though no such law had been enacted.

11.5 Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied (with request for confirmation) or sent by overnight courier service or United States registered mail return receipt requested, postage prepaid. Any notice so given shall be deemed effective upon delivery or on refusal or failure of delivery during normal business hours. Notices shall be addressed to the parties at the addresses specified on Schedule 11.5 or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 11.5.

11.6 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loan hereunder and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the provisions of Sections 2.6, 11.1, 11.2, 11.3 and 11.12 shall survive the payment of the Loan, satisfaction of the Notes and the termination of this Agreement. Subject to this Section 11.6, all other representations, warranties and agreements of Borrower and Lender set forth in this Agreement shall terminate upon indefeasible payment in full of the Loan and the termination of this Agreement.

11.7 Miscellaneous. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. All covenants and agreements hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement, the Notes or other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, the Notes or other Loan Documents or of such provision or obligation in any other jurisdiction. This Agreement is made for the sole benefit of Borrower and Lender, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder. This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto. Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender. If any term, condition or provision of this Agreement shall be inconsistent with any term, condition or provision of any other Loan Document, this Agreement shall control. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

11.8 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder or under any of the other Loan Documents without the written consent of Lender. Any assignee of Lender’s interest in the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan Documents which Borrower may otherwise have against any assignor of the Loan Documents.

11.10 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS

OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTE, SUCH OTHER LOAN DOCUMENTS OR SUCH OBLIGATION. BORROWER DESIGNATES AND APPOINTS NATIONAL REGISTERED AGENTS, INC. AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY BORROWER WITH LENDER’S APPROVAL WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO BORROWER AT ITS ADDRESS PROVIDED IN SUBSECTION 11.5 EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY BORROWER AS ITS AGENT FOR SERVICE OF PROCESS REFUSES TO ACCEPT SERVICE OF PROCESS, BORROWER HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

11.11 WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. BORROWER AND LENDER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF BORROWER OR LENDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER

ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.12 Publicity. Lender (and Lender’s Affiliates) may, subject to the applicable limitations on distribution of Confidential Information set forth in this Section 11.12, and Borrower does hereby authorize (and shall cause Property Owner, any other Loan Party and Holdco to authorize) Lender (and its Affiliates) to, refer, in its sole discretion, to the Loan in tombstone advertisements and reports to investors, which references, may include use of photographs, drawings and other depictions, images of the Land and Improvements, a description of the Loan, use of Property Owner’s, Holdco’s and Borrower’s names, and the address of the Properties. Lender hereby agrees that, without the prior written consent of Borrower, any written information relating to Property Owner or Borrower or any member of the DCTRT Group which is provided to Lender in connection with the Loan (including data and information provided pursuant to Section 5.1(F)) which is either confidential, proprietary, or otherwise not generally available to the public (but excluding information Lender has obtained independently from third-party sources without Lender’s knowledge that the source has violated any fiduciary or other duty not to disclose such information) and which has been expressly designated as such by notice to Lender from Borrower (the “Confidential Information”), will be kept confidential by Lender, using substantially the same standard of care in safeguarding the Confidential Information as Lender employs in protecting its own proprietary information which Lender desires not to disseminate or publish. Notwithstanding the foregoing, Confidential Information may be disseminated (a) pursuant to the requirements of applicable law; (b) pursuant to judicial process, administrative agency process or order of Governmental Authority; (c) in connection with litigation, arbitration proceedings or administrative proceedings before or by any Governmental Authority or stock exchange; (d) to Lender’s attorneys, accountants, advisors and actual or prospective financing sources who will be instructed to comply with this Section 11.12; (e) to actual or prospective trustees, assignees, pledgees, participants, agents, servicers, or securities holders in a Securitization; and (f) pursuant to the requirements or rules of a stock exchange or stock trading system on which the Securities of Lender or its Affiliates may be listed or traded. For purposes of this Section 11.12, Confidential Information will not be deemed to include the Loan amount and the other terms, conditions and provisions of the Loan Documents, the street address and common name, if any, of the Land and Improvements, the names of any Loan Party and any other member of the DCTRT Group and photographs or other depictions of the Properties. Borrower represents, warrants and covenants that each Property Owner has agreed to the foregoing. Borrower will not issue or permit to be issued any press release by Borrower or its Affiliates with respect to the Loan without Lender’s consent.

11.13 Performance by Lender/Attorney-in-Fact. In the event that Borrower shall at any time fail to duly and punctually pay, perform, observe or comply with any of its covenants and agreements hereunder or under the other Loan Documents or if any Event of Default hereunder shall exist or if any Senior Loan Default or Senior Loan Event of Default shall exist then Lender may (but shall in no event be required to) make any such payment or perform any such term, provision, condition, covenant or agreement or cure any such Event of Default Senior Loan Default or Senior Loan Event of Default. Lender shall not take action under this Section 11.13 prior to the occurrence of an Event of Default, Senior Loan Default or Senior Loan Event of Default unless in Lender’s good faith judgment reasonably exercised, such action is necessary or appropriate in order to preserve the value of the Collateral or a Property, to protect Persons or property, or Borrower, Holdco or Property Owners have abandoned the Collateral, the membership interests in Property Owners, any Property or any portion thereof, as the case may be. Lender shall not be obligated to continue any such action having commenced the same and may cease the same without notice to Borrower. Any amounts expended by Lender in connection with such action shall constitute additional advances hereunder, the payment of which is additional Indebtedness, secured by the Loan Documents and shall become due and payable upon demand by Lender, with interest at the Default Rate from the date of disbursement thereof until fully paid. No further direction or authorization from Borrower shall be necessary for such disbursements. The execution of this Agreement by Borrower shall and hereby does constitute an irrevocable direction and authorization to Lender to so disburse such funds. Borrower hereby irrevocably appoints Lender, as its attorney-in-fact, coupled with an interest, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise (A) during the existence of an Event of Default, Senior Loan Default or Senior Loan Event of Default in the discretion of Lender, to take any action and to execute any instrument which Lender may deem necessary to accomplish the purpose of this Agreement or any other Loan Document, including to execute and/or file, without the signature of Borrower any Uniform Commercial Code financing statements, continuation statements, or other filing, and any amendment thereof, relating to the Loan Account Collateral; (B) to give notice to any third parties which may be required to perfect Lender’s security interest in the Collateral; and (C) following the occurrence of a Foreclosure Event, to register, purchase, sell, assign, transfer, pledge or take any other action with respect to any Collateral in accordance with this Agreement or any Loan Document.

11.14 Brokerage Claims. Borrower shall protect, defend, indemnify and hold Lender harmless from and against all loss, cost, liability and expense incurred as a result of any claim for a broker’s or finder’s fee against Lender or any Person, in connection with the transaction herein contemplated, provided such claim is made by or arises through or under Borrower or is based in whole or in part upon alleged acts or omissions of Borrower. Lender shall protect, defend, indemnify and hold Borrower harmless from and against all loss, cost, liability and expense incurred as a result of any claim for a broker’s or finder’s fee against Borrower or any other Person in connection with the transaction herein contemplated, provided such claim is made by or arises through or under Lender or is based in whole or in part upon alleged acts or omissions of Lender.

11.15 Agreement. THE RIGHTS AND OBLIGATIONS OF BORROWER AND LENDER SHALL BE DETERMINED SOLELY FROM THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND ANY PRIOR ORAL OR WRITTEN AGREEMENTS BETWEEN LENDER AND BORROWER CONCERNING THE SUBJECT MATTER HEREOF AND OF THE OTHER LOAN DOCUMENTS ARE SUPERSEDED BY AND MERGED INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE VARIED BY ANY ORAL AGREEMENTS OR DISCUSSIONS THAT OCCUR BEFORE, CONTEMPORANEOUSLY WITH, OR SUBSEQUENT TO THE EXECUTION OF THIS LOAN AGREEMENT OR THE LOAN DOCUMENTS. THIS WRITTEN AGREEMENT

AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 12

Administrative Agent and Put Acquisition

12.1 Effectiveness of Section 12. Upon the acquisition (such acquisition, a “Put Acquisition”) of the Tranche B Promissory Note by DCTRT (or its nominee) pursuant to a Put Agreement, the terms and provisions of this Section 12 shall take effect.

12.2 Administrative Agent. Effective upon the Put Acquisition, the Administrative Agent shall have, on behalf of the Lender, all of the rights, powers, and authority that the Lender has under the terms and conditions of this Agreement and the other Loan Documents. Borrower hereby agrees (a) to reasonably cooperate with the Administrative Agent in exercising the rights, duties, and obligations set forth in this Agreement and in the other Loan Documents; (b) that all accounts, letters of credit, insurance endorsements, and any other instrument, account, or document originated or issued pursuant to the terms and conditions of this Agreement and/or the other Loan Documents shall be in favor of the Administrative Agent, on behalf of the Lender or its successors and assigns; (c) that the Administrative Agent, on behalf of the Lender, has the right to exercise any and all of the rights, duties, obligations, waivers, and other powers that are otherwise exercisable by, or in favor of, Lender; and (d) all monies and or other deliverables from Borrower or its Affiliates to Lender shall be delivered to the Administrative Agent on behalf of Lender or its successors and assigns.

12.3 Appointment and Authorization. The holder of the Tranche A Promissory Note shall have the exclusive right to appoint the Administrative Agent and iStar Financial Inc. is hereby irrevocably appointed and authorized to be the initial Administrative Agent (the “Administrative Agent”), which Administrative Agent is, from and after the Put Acquisition, authorized to take such action as contractual representative on the Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. From and after the Put Acquisition, the holder of the Tranche A Promissory Note shall be the “Requisite Lender” and any and all action taken by the Requisite Lender in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lender of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any of the Lenders or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The

Administrative Agent shall deliver to each Lender (other than the holder of the Tranche B Promissory Note following the Put Acquisition), promptly upon receipt thereof by Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to Administrative Agent pursuant to the terms hereof that the Borrower is not otherwise required to deliver directly to the Lender. The Administrative Agent will furnish to any of the Lenders (other than the holder of the Tranche B Promissory Note following the Put Acquisition), upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement of the Loan Documents or collection of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lender, and such instructions shall be binding upon each of the Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law. Not in limitation of the foregoing, the Administrative Agent may exercise or may refrain from exercising any right or remedy it or the Lender may have under any Loan Document upon the occurrence of a Default or Event of Default unless the Requisite Lender have directed the Administrative Agent otherwise and unless and until Administrative Agent shall have received directions from the Requisite Lender, Administrative Agent may take such action, or refrain from taking such action, with respect to any Default or Event of Default as Administrative Agent shall determine in its sole discretion. Furthermore, and without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lender pursuant to the terms hereof.

12.4 iStar Financial Inc. as Lender. iStar Financial Inc., as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include iStar Financial Inc. in each case in its individual capacity. iStar Financial Inc. and its affiliates may invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were any other Person and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, iStar Financial Inc. or its affiliates may receive information regarding the Borrower and the Borrower’s Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

12.5 Collateral Matters; Protective Advances.

(A) Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to a Default, to take any action with respect to the Collateral or Loan Documents which may be necessary to perfect and maintain perfected the liens upon the Collateral granted pursuant to any of the Loan Documents.

(B) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any lien granted to or held by the Administrative Agent upon the Collateral (i) upon indefeasible payment and satisfaction in full of the Obligations; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; and (iii) if approved, authorized or ratified in writing by the Requisite Lender. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release the Collateral pursuant to this Section 12.

(C) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or that the liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 12 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct and Administrative Agent and Requisite Lender shall not have any liability to the holder the Tranche B Promissory Note from and after the Put Acquisition for any action or omission taken in connection with the Loan, the Loan Documents or the Collateral and the Administrative Agent may take title to the Collateral in its own name or in the name of a nominee and shall, with the approval or direction of the Requisite Lender, be entitled to take such actions or omit to take such actions with respect to such Collateral and its rights in the Holder as the Requisite Lender, in its sole discretion, shall determine.

12.6 Post-Foreclosure Plans. If all or any portion of the Collateral is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of an assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations, the title to the Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or subsidiary of the Administrative Agent, as agent, for the ratable benefit of all Lenders. The Administrative Agent shall prepare a recommended course of action for the Collateral, which shall be subject to the approval of the Requisite Lender.

12.7 Approvals of Lenders. Administrative Agent and Requisite Lender shall not be required to communicate with the holder of the Tranche B Promissory Note. All communications from the Administrative Agent to any Requisite Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender (unless such Lender and the Administrative Agent are the same Person), (b) shall be accompanied (unless such Lender and the Administrative Agent are the same Person) by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include (unless such Lender and the Administrative Agent are the same Person), if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include (unless such Lender and the Administrative Agent are the same Person) the Administrative Agent’s recommended course of action or determination in respect thereof. Unless Requisite Lender shall give written notice to Administrative Agent that it specifically objects to the recommendation or determination of Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

12.8 Notice of Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from the Requisite Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default, and stating that such notice is a “notice of default.” If any Lender (excluding any Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Requisite Lenders. Under no circumstances following the Put Acquisition is the holder of the Tranche B Promissory Note entitled to any notice, report or other information from Requisite Lender or Administrative Agent.

12.9 Successor Administrative Agent. The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lender shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving the Borrower and each Lender prior written notice.

12.10 Amendments and Waivers. From and after the Put Acquisition, (i) any consent or approval required or permitted by this Agreement or in any Loan Document (or in the Intercreditor Agreement) to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (or in the Intercreditor Agreement) may be amended, (iii) the performance or observance by the Borrower or any other party to the Loan Documents of any terms of this Agreement or such other Loan Document may be waived, (iv) the acceleration of the maturity of the Loan may be rescinded and (v) the continuance of any Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lender, and, in the case of an amendment to any Loan Document, the written consent of the Borrower. Notwithstanding the foregoing or anything herein or in the Loan Documents to the contrary, to the extent that this Agreement or the other Loan Documents condition a consent or approval upon Requisite Lender’s consent, it is agreed to hereunder that Borrower shall make all requests of such consent and approval of Administrative Agent (notwithstanding that Requisite Lender’s consent is required) and all communication with the Lenders with respect to such matter which Borrower has made a request shall be to and from the Administrative Agent. It is expressly understood that Borrower shall not be obligated or have the right to communicate or interface directly with any Lender or Lenders concerning any consents, approvals, modifications or amendments or waivers hereunder.

12.11 No Joint Venture or Partnership; No Third Party Beneficiaries; No Liability of Administrative Agent and Lenders.

(A)	Borrower, Administrative Agent and Lender intend that the relationships created under this Agreement and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower, Administrative Agent and/or Lenders nor to grant Administrative Agent or any Lender any interest in the Collateral other than that of mortgagee, beneficiary or lender.

(B)	This Agreement and the other Loan Documents are solely for the benefit of Administrative Agent, Lenders and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Administrative Agent, Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.

12.12 Administrative Agent’s and Lender’s Agents. Administrative Agent and/or any Requisite Lender may designate an agent or independent contractor to exercise any of such Person’s rights under this Agreement or any of the other Loan Documents. Any reference to Administrative Agent or any Lender Requisite herein or in any of the other Loan Documents shall include Administrative Agent’s and such Lender’s agents, employees or independent contractors.

12.13 Other.

(A) No Lender shall be responsible for the failure of any other Lender to perform any obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to perform any obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make or to perform any obligation to be made or performed by such other Lender. The liability of each Lender hereunder shall be several and not joint.

(B) Following the Put Acquisition, if the holder of the Tranche B Promissory Note shall receive payment of any principal of any Note or of interest thereon at any time that the other Obligations of the Borrower are not then fully satisfied, the holder of the Tranche B Promissory Note shall promptly pay such payments over to the holder of the Tranche A Promissory Note.

(C) From and after the Put Acquisition, the holder of the Tranche B Promissory Note shall be bound by the terms and provisions of this Agreement as if it were a party hereto.

Witness the due execution hereof by the undersigned as of the date first written above.

BORROWER: TRT NOIP FIXED MEZZ HOLDCO LLC, a Delaware limited liability company

By:	/s/ GREG MORAN
Name:	Greg Moran
Its:	Authorized Signer

LENDER: iSTAR FINANCIAL INC., a Maryland corporation

By:	/s/ SAMANTHA GARBUS
Name:	Samantha Garbus
Its:	Senior VP

EXHIBIT A

Each Property and Property Owner

Property	Property Owner
2000 & 2100 Corporate Center Dr., Newbury Park, CA	TRT NOIP Corporate Center Drive – Newbury Park LP

3701 Doolittle Drive, Redondo Beach, CA	TRT NOIP Doolittle – Redondo Beach LP

5200 Sheila Street, Commerce, CA	TRT NOIP Sheila – Commerce LP

1920 E. Maple Drive, El Segundo, CA	TRT NOIP Maple – El Segundo LP

6000 Connection Drive, Irving, TX	TRT NOIP Connection – Irving LP

1460 N. Glenville Dr., Richardson, TX	TRT NOIP Glenville – Richardson LP

6 Sylvan Way, Parsippany, NJ	TRT NOIP Sylvan Way – Parsippany LLC

1600–1601 SW 80th Street, Plantation, FL	TRT NOIP SW 80 – Plantation LLC

200 Corporate Drive, Dixon, IL	TRT NOIP Corporate Drive – Dixon LLC

11493 Sunset Hills Road, Reston, VA	iStar CTL Sunset Hills – Reston LLC

3201 Columbia Road, Richfield, OH	TRT NOIP Columbia – Richfield LLC

1150 South Columbia Drive, Campbellsville, KY	TRT NOIP Columbia – Campbellsville LLC

15350–15395 Vickery Drive, Houston, TX	TRT NOIP Eagle LP

18300 East 28th Avenue, Aurora, CO	TRT NOIP East 28 – Aurora LLC

EXHIBIT B

Legal Description of Land

(attached hereto)

6 Sylvan Way, Parsippany, NJ (AVIS BUDGET GROUP)

All that certain lot, parcel, tract of land situate, lying and being in the Township of Parsippany-Troy Hills, County of Morris, and the State of New Jersey and is more particularly described as follows:

BEGINNING at a point in the Northeasterly line of Sylvan Way, said point being distant 668.37 feet Southeasterly along various courses and distances from the corner formed by the intersection of the Northeasterly line of Sylvan Way and the Southeasterly line of Century Drive running thence

(1) North 28 degrees 44 minutes 05 seconds East, 1235.73 feet to a point; thence

(2) South 80 degrees 57 minutes 24 seconds East, 78.00 feet to a point; thence

(3) North 88 degrees 31 minutes 45 seconds East, 166.60 feet to a point; thence

(4) North 11 degrees 08 minutes 00 seconds East, 43.72 feet to a point; thence

(5) South 67 degrees 38 minutes 15 seconds East, 630.45 feet to a point; thence

(6) South 28 degrees 37 minutes 00 seconds West, 380.08 feet to a point; thence

(7) North 61 degrees 15 minutes 55 seconds West, 226.37 feet to a point; thence

(8) North 81 degrees 41 minutes 11 seconds West, 40.50 feet to a point; thence

(9) South 28 degrees 44 minutes 05 seconds West, 869.81 feet to a point in the Northeasterly line of Sylvan Way; thence

(10) Along the Northeasterly line of Sylvan Way North 68 degrees 01 minutes 43 seconds West, 35.01 feet to a point; thence

(11) Still along the Northeasterly line of Sylvan Way North 80 degrees 46 minutes 52 seconds West, 488.47 feet to a point; thence

(12) Continuing along the Northeasterly line of Sylvan Way North 81 degrees 13 minutes 00 seconds West, 76.60 feet to the point or place of BEGINNING.

Being also known as Lot 1.09 in Block 202 on map entitled “Final Plat Section 2, Bellemead Development Corporation Lot 1.09 Block 202 sheets 71 and 72 Parsippany-Troy Hills, Morris County, New Jersey” said map being filed in the Morris County Clerk’s Office on November 7, 1977 as Map # 3640.

Together with the rights of a 15 foot wide storm sewer easement recorded in Deed Book 2540 at Page 906, as amended in Deed Book 2738 at Page 722.

Together with the rights to storm drainage easement recorded in Deed Book 2034 at Page 1152.

200 Corporate Drive, Dixon, IL (SPECTRUM BRANDS)

Lot Three (3) of Lee County Business Park—Phase 2, located in part of Section 16, Township 21 North, Range 9 East of the Fourth Principal Meridian, Lee County, Illinois, according to the Plat thereof recorded March 19, 2002 in Book 0203 at Page 2755 as Document No. 2002002280 and filed in Plat Book L at page 31.

6000 Connection Drive, Irving, TX (NOKIA)

BEING all of LOT 1, BLOCK A, RONOKO ADDITION, as recorded in Volume 97099, Page 2254, Deed Records, Dallas County, Texas, situated in the JAMES A. MOORE SURVEY, ABSTRACT NO. 908 and the D.W. BARNETT SURVEY, ABSTRACT NO. 216, Dallas County, Texas and being more particularly described as follows:

BEGINNING at 1/2” iron rod found for corner at the most southerly corner of said LOT 1, being in the northerly right-of-way of SH 114;

THENCE North 57 degrees 14 minutes 19 seconds West a distance of 58.30 feet a 1/2-inch iron rod found corner at the beginning of a non-tangent curve to the right having a central angle of 02 degrees 05 minutes 06 seconds, a radius of 520.00 feet, a chord distance of 18.92 feet and bearing North 48 degrees 21 minutes 44 seconds West;

THENCE along said curve to the right an arc length of 18.92 feet to a 1/2-inch iron rod found at the point of beginning of a curve to the left having a central angle of 09 degrees 44 minutes 51 seconds, a radius of 275.00 feet, a chord distance of 46.73 feet and bearing North 52 degrees 11 minutes 36 seconds west;

THENCE along said curve to the left an arc length of 46.79 feet to a 1/2-inch iron rod found for corner;

THENCE North 57 degrees 15 minutes 45 seconds West a distance of 99.43 feet to a 1/2-inch iron rod found for corner at the beginning of a curve to the right having a central angle of 85 degrees 45 minutes 04 seconds a radius of 40.00 feet, a chord distance of 54.43 feet and bearing North 14 degrees 23 minutes 13 seconds West;

THENCE along said curve to the right an arc length of 59.87 feet to a Y” cut found for corner;

THENCE North 28 degrees 29 minutes 19 seconds East a distance of 128.17 feet to a 1/2-inch iron rod found for corner at the beginning of a curve to the left having a central angle of 13 degrees 11 minutes 49 seconds, a radius of 605.46 feet, a chord distance of 139.15 feet and bearing of North 19 degrees 18 minutes 05 seconds East;

THENCE along said curve to the left an arc length of 139.46 feet to a “X” cut found for corner;

THENCE North 12 degrees 42 minutes 10 seconds East a distance of 333.73 feet to a 1/2-inch iron rod found for corner;

THENCE North 62 degrees 53 minutes 50 seconds East a distance of 15.62 feet to a 1/2-inch iron rod found for corner;

THENCE North 12 degrees 42 minutes 10 seconds East a distance of 126.79 feet to a 1/2-inch iron rod found for corner;

THENCE North 41 degrees 59 minutes 45 Seconds East a distance of 32.75 feet to a 1/2-inch iron rod found for corner in the south right of way line of Old Royal Lane, said iron rod also being South 05 degrees 51 minutes 23 seconds East a distance of 3.34 feet from the new right of way alignment of Royal Lane;

THENCE South 5 degrees 51 minutes 23 seconds East a distance of 30.81 feet to a 1/2-inch iron rod found for corner;

THENCE South 12 degrees 26 minutes 23 seconds East a distance of 95.00 feet to a 1/2-inch iron rod found for corner;

THENCE South 31 degrees 46 minutes 23 seconds East a distance of 76.00 feet to a 1/2-inch iron rod found for corner;

THENCE South 63 degrees 01 minutes 23 seconds East a distance of 93.00 feet to a 1/2-inch iron rod found for corner;

THENCE South 80 degrees 31 minutes 23 seconds East a distance of 188.88 feet to a 1/2-inch iron rod found for corner;

THENCE South 18 degrees 21 minutes 23 seconds East a distance of 35.39 feet to a 1/2-inch iron rod found for corner;

THENCE South 58 degrees 11 minutes 22 seconds East a distance of 182.22 feet to a 1/2-inch iron rod found for corner;

THENCE South 71 degrees 12 minutes 56 seconds East a distance of 260.67 feet to a 1/2-inch iron rod found for corner;

THENCE South 66 degrees 12 minutes 52 seconds East a distance of 253.32 feet to a 1/2-inch iron rod found for corner;

THENCE South 56 degrees 26 minutes 02 seconds West a distance of 35.70 feet to a 1/2-inch iron rod found for corner;

THENCE South 72 degrees 50 minutes 18 seconds West a distance of 1040.96 feet to a 1/2-inch iron rod found for corner in the northeast right of way line of State Highway No. 114 and the POINT OF BEGINNING, CONTAINING 10.978 acres or 478,186 square feet of land.

18300 East 28th Avenue, Aurora, CO (EAGLE DENVER)

Lot 2, Block 1, Upland Park II Subdivision Filing No. 9, County of Adams, State of Colorado.

15350–15395 Vickery Drive, Houston, TX (EAGLE HOUSTON)

Tract I

All that certain 23.592 acres (1,027,654 square feet) of land being that same certain called 23.5513 acre tract described in the deed dated December 31, 2001, from EGL, Inc. to iStar Eagle LP, filed for record in Clerk’s File No. V508695, Film Code No. 547-37-1679, of the Official Public Records of Real Property of Harris County, Texas and being all of Restricted Reserve “A”, Eagle USA according to the plat thereof filed for record at Film Code No. 386032, of the Map Records of Harris County, Texas, out of the E.F. Marshall Survey, A-1316 and the W.H. Lloyd Survey, A-1407, Houston, Harris County, Texas and being more particularly described by metes and bounds as follows:

BEGINNING at a called for and found 5/8” iron rod marking the northwest corner of said Eagle USA and the southwest corner of Rosovich Limited Partnership Plat according to the plat thereof filed for record at Film Code No. 360057, of the Map Records of Harris County, Texas, being further described in the deed for the called 8.000 acre tract, dated June 1, 2007, from Marbru Limited Partnership to AMB Property II, L.P., filed for record in Clerk’s File No. 20070459686, Film Code No. RP 047-69-0523, of the Official Public Records of Real Property of Harris County, Texas, said rod located in the east right-of-way line of Vickery Drive (Width Varies);

THENCE, S 75º 14’ 12” E – 886.48’, with the south line of said Rosovich Limited Partnership Plat and said 8.000 acre tract, to a called for and found 5/8” iron rod marking the southeast corner of said Rosovich Limited Partnership Plat and said 8.000 tract;

THENCE, N 02º 48’ 21” W – 333.99’, with the east line of said Rosovich Limited Partnership Plat and said 8.000 acre tract, to a called for and found 5/8” iron rod marking the southwest corner of that certain called 7.591 acre tract described in the deed dated February 15, 1994, from Ithaca Investments, Ltd. to Kafco Trucking, Inc., filed for record in Clerk’s File No. P717364, Film Code No. 200-56-0708, of the Official Public Records of Real Property of Harris County, Texas;

THENCE, N 87º 10’ 16” E – 537.52’, along a line 8.03’ north of and parallel with the south line of Unrestricted Reserve “F, World/Houston International Business Center, according to the plat thereof recorded in Volume 278, Page 25, of the Map Records of Harris County, Texas and with the south line of said 7.591 acre tract, to a set 5/8” iron rod with cap marking the southeast corner of said Reserve “F” and said 7.591 acre tract, and being located in the east line of said Reserve “F” common with west line of Lot 122, Farmstead Acres according to the plat thereof recorded in Volume 21, Page 5, of the Map Records of Harris County, Texas, from which a found 1/2” iron rod bears S 66º 55’ 19” W – 1.00’;

THENCE, S 02º 43’ 46” E – 8.03’, with said east line Reserve “F” common with the west line of said Lot 122, Farmstead Acres, to a called for and found 5/8” iron rod marking the southeast corner of said Reserve “F”;

THENCE, S 02º 57’ 41” E – 389.54’, continuing with said west line of Lot 122, to a set 5/8” iron rod with cap marking the southwest corner of said Lot 122 and being located in the north right-of-way line of Edward Drive (60’ Wide), from which a found 1” iron pipe bears N 82º 44’ 59” E – 1.29’, said rod being a point on a curve to the right having a central angle of 42º 50’ 19”, a radius of 25.00’ and a chord bearing N 71º 32’ 41” W – 18.26’, the center of said curve being located on a radial line bearing N 02º 58’ 05” W, from said point;

THENCE, with the right-of-way line of Edward Drive and said curve to the right for an arc distance of 18.69’, to a set 5/8” iron rod with cap marking the Point of Reverse Curvature of a curve to the left having a central angle of 265º 39’ 49”, a radius of 50.00’ and a chord bearing S 02º 57’ 41” E – 73.34’;

THENCE, continuing with said right-of-way line of Edward Drive and with said curve to the left for an arc distance of 231.84’, to a set 5/8” iron rod with cap marking the Point of Reverse Curvature of a curve to the right having a central angle of 42º 50’ 19”, a radius of 25.00’ and a chord bearing N 65º 37’ 19” E – 18.26’;

THENCE, continuing with said right-of-way line of Edward Drive and said curve to the right for an arc distance of 18.69’, to a set 5/8” iron rod with cap marking the northwest corner of Lot 123, of said Farmstead Acres, from which a found 5/8” iron rod bears S 69º 44’ 59” W – 0.83’;

THENCE, S 02º 57’ 41” E – 361.45’, with the west line of said Lot 123, to a found 1/2” iron pipe marking the southwest corner of said Lot 123 and being in the north right-of-way line of the 150’ wide Houston Lighting and Power Company Easement recorded in Volume 1440, Page 246, of the Deed Records of Harris County, Texas, from which a found  1/2” iron rod bears N 54º 14’ 30” W – 3.36’;

THENCE, S 84º 12’ 46” W – 1,417.94’, with said north line of the 150’ wide Houston Lighting & Power Company easement, to a found 3/4” iron pipe from corner, located in the aforementioned east right-of-way line of Vickery Drive;

THENCE, N 02º 45’ 36” W – 479.79’, with said east right-of-way line of Vickery Drive, to a set 5/8” iron rod with cap marking a point on a curve to the right having a central angle of 10º 17’ 00”, a radius of 1,940.00’ and a chord bearing N 02º 16’ 32” E – 347.72’, the center of said curve being located on a radial line bearing N 87º 08’ 02” E, from said point;

THENCE, continuing with said east right-of-way line of Vickery Drive and with said curve to the right for an arc distance of 348.19’, to the POINT OF BEGINNING of the herein described tract and containing 23.592 acres (1,027,654 square feet) of land, more or less.

Tract II

All that certain 14.0314 acres of land out of that certain 14.0339 acre tract described in the deed dated October 10, 2000, from Houston D. & F., Ltd. (f/k/a D. & F., Ltd.) and William R. Durrill, Jr., as Successor Trustee of the Trust created under the Will of Paul W. Drummet, deceased to EGL Eagle Global Logistics, LP, recorded at Clerk File No. U674628, Film Code No. 535-17-3281, of the Official Public Records of Real Property of Harris County, Texas, out of Eagle Global Logistics, according to the plat thereof recorded at Film Code No. 475078, of the Map Records of Harris County, Texas, out of the Mary E. Colby Survey, A-1649 and the W.C.R.R. Company Survey, A-1078, Houston, Harris County, Texas and being more particularly described by metes and bounds as follows:

BEGINNING at a found 1-1/2” aluminum disk in concrete marking the southeast corner of said Eagle Global Logistics located in the west right-of-way line of Vickery Drive (Width Varies) (called 3.92 acre tract) described in the deed dated July 19, 1978, from William G. Thompson, Trustee to Public dedication of street easement, recorded at Clerk File No. F-747174, Film Code No. 104-99-2222, of the Official Public Records of Real Property of Harris County, Texas;

THENCE S 84° 13’ 06” W – 330.29’, with the north line of that certain called 1.137 acre tract being described in the deed dated January 30, 1975, from Paul W. Drummet to Houston Lighting & Power Company, recorded at Clerk File No. E-373341, Film Code No. 116-20-1491, of the Official Public Records of Real Property of Harris County, Texas, to a found 5/8” iron rod for corner;

THENCE N 02° 09’ 42” W – 49.60’, with the east line of that certain called 3.889 acre tract described in the deed dated July 25, 1978, from Joe Price, Trustee to World/Houston, Inc., recorded at Clerk File No. F-710988, Film Code No. 102-91-1098, of the Official Public Records of Real Property of Harris County, Texas, to a found 5/8” iron rod for corner;

THENCE S 86° 10’ 29” W – 453.01’, with the north line of said 3.889 acre tract and the north line of that certain called 120’ Public Drainage Easement recorded at Clerk File No. F-737749, Film Code No. 104-87-1904, of the Official Public Records of Real Property of Harris County, Texas, to a found 1” iron pipe for corner;

THENCE N 03° 01’ 19” W – 790.41,’ with the west right-of-way line of the Public Drainage Easement recorded at Clerk File No. F-737748, Film Code No. 104-87-1897, of the Official Public Records of Real Property of Harris County, Texas, and its extension, to a found 5/8” iron rod with cap for corner in the south right-of-way line of World/Houston Parkway (110’ Wide) a called 3.359 acre tract described in the document dated February 6, 1979, from Robert P. Kelly to Public Dedication of Street Easement, recorded at Clerk File No. F985072, Film Code No. 121-88-1610, of the Official Public Records of Real Property of Harris County, Texas;

THENCE N 87° 39’ 30” E – 252.70,’ with said south right-of-way line of World Houston Parkway, to a found 5/8” iron rod with cap for a Point of Curvature of a curve to the right having a central angle of 08° 11’ 45” and a radius of 1,145.00’;

THENCE continuing with said south right-of-way line of World/Houston Parkway and said curve to the right for an arc distance of 163.79’, to a found 5/8” iron rod with cap for the Pont of Tangency;

THENCE S 84° 08’ 45” E – 358.96’, continuing with said south right-of-way line of World/Houston Parkway, to a set 5/8” iron rod with cap marking a cutback corner;

THENCE S 43° 27’ 51” E – 22.75’, with said cutback line, to a set 5/8” iron rod with cap for a cutback corner in the aforementioned west right-of-way line of Vickery Drive;

THENCE S 02° 46’ 58” E – 728.43’, with said west right-of-way line of Vickery Drive, to the POINT OF BEGINNING of the herein described tract and containing 14.0314 acres (611,206 square feet) of land, more or less.

1600–1601 SW 80th Street, Plantation, FL (CRAWFORD)

Parcel 1 - “Kemper Site 1”

All of Tract C of JACARANDA PARCEL 834, according to the map or plat thereof as recorded in Plat Book 133, at Page 28, of the Public Records of Broward County, Florida, LESS that part described as “Lake” on said Plat of JACARANDA PARCEL 834:

and

That portion of Tract D, according to the Plat of JACARANDA PARCEL 834, as recorded in Plat Book 133, page 28, of the Public Records of Broward County, Florida, being more particularly described as follows:

Commencing at the Northwest corner of said Tract D, said point being on the arc of a circular curve, concave to the East and to said Point A radial line bears North 70°48’08” West; thence Southerly along the West boundary of said Tract D, along the arc of said curve, having a radius of 470.00 feet and a central angle of 21°38’44”, an arc distance of 177.56 feet to the point of tangency; thence South 02°26’51” East, a distance of 67.57 feet to the Point of Beginning; thence continue along the West boundary line of said Tract D, South 02°26’51” East, a distance of 208.35 feet to the point of curvature of a circular curve, concave to the Northeast; thence Southeasterly along the arc of said curve, having a radius of 320.00 feet and a central angle of 33°55’05”, an arc distance of 189.43 feet; thence North 54°49’34” East, a distance of 157.61 feet to a point on the arc of a circular curve concave to the East and to said point a radial line bears South 52°35’50” West; thence Northerly along the arc of said curve having a radius of 192.84 feet and a central angle of 32°20’27”, an arc distance of 108.85 feet; thence North 89°49’23” West, a distance of 69.30 feet; thence North 02°11’44” West, a distance of 131.10 feet; thence North 12°14’15” East, a distance of 45.85 feet; thence North 79°49’09” West, a distance of 97.80 feet to the Point of Beginning. Said lands situate, lying and being in Broward County, Florida.

Parcel 2 - “Kemper Site 2”

A portion of Tract D, according to the Plat of JACARANDA PARCEL 834, as recorded in Plat Book 133, at Page 28, of the Public Records of Broward County, Florida, being more particularly described as follows:

Commencing at the Northwest corner of said Tract D, said point being on the arc of a circular curve concave to the East and to said Point A, radial line bears North 70°48’08” West; thence Southerly along the West boundary of said Tract D, along the arc of said curve, having a radius of 470.00 feet and a central angle of 3°02’51”, an arc distance of 25.00 feet to the Point of Beginning; thence continue Southerly along the arc of said curve concave to the Southeast, having a radius of 470.00 feet and a central angle of 18°35’51”, an arc distance of 152.56 feet to the Point of Tangency; thence South 02°26’51” East, a distance of 67.57 feet; thence South 79°49’09” East, a distance of 97.80 feet; thence South 12°14’15” West, a distance of 45.85 feet; thence South 02°11’44” East, a distance of 131.10 feet; thence South 89°49’23” East, a distance of 69.30 feet to a point on the arc of a circular curve concave to the East and to said Point A, radial line bears South 84°56’17” West; thence Southerly along the arc of said curve having a radius of 192.84 feet and a central angle of 32°20’27”, an arc distance of 108.85 feet; thence South 54°49’34” West, a distance of 157.61 feet to a point on the arc of a circular curve concave to the Northeast and to said Point A, radial line bears South 53°38’04” West; thence Southeasterly along the arc of said curve having a radius of 320.00 feet and a central angle of 38°51’35”, an arc distance of 217.03 feet; thence South 75°13’33” East, a distance of 535.66 feet to the Point of curvature of a circular curve concave to the North; thence Easterly along the arc of said curve having a radius of 270.00 feet and a central angle of 25°30’28”, an arc distance of 120.20 feet; thence North 20°26’06” West, a distance of 348.54 feet; thence North 75°13’33” West, a distance of 321.32 feet; thence North 22°50’26” East, a distance of 90.69 feet; thence North 04°22’48” West, a distance of 76.45 feet to a point on the arc of a circular curve concave to the Northwest and to said Point A, radial line bears South 00°06’30” East; thence Northwesterly along the arc of said curve, having a radius of 400.00 feet and a central angle of 10°41’25”, an arc distance of 74.63 feet; thence North 79°25’05” West, a distance of 333.97 feet to the point of curvature of a circular curve concave to the Northeast; thence Northerly along the arc of said curve, having a radius of 75.00 feet and a central angle of 76°02’30”, an arc distance of 99.54 feet to the Point of compound curvature of a circular curve concave to the East; thence Northerly along the arc of said curve having a radius of 450.00 feet and a central angle of 17°05’17” an arc distance of 134.21 feet to the point of reverse curvature of a circular curve concave to the Southwest; thence Northwesterly along the arc of said curve having a radius of 20.00 feet and a central angle of 88°46’51”; an arc distance of 30.99 feet to the Point of Beginning. Said lands situate, lying and being in Broward County, Florida.

Parcel 3 - “Kemper Site 3”

A portion of Tract D, according to the Plat of JACARANDA PARCEL 834, as recorded in Plat Book 133, Page 28, of the Public Records of Broward County, Florida, being more particularly described as follows:

Commencing at the Northwest corner of said Tract D; thence along the North boundary line of said Tract D, South 70°48’08” East, a distance of 254.00 feet; thence continue along the North line of said Tract D, North 85°12’01” East, a distance of 199.79 feet; thence South 04°22’48” East, a distance of 252.42 feet to the Point of Beginning, said point of beginning being on the arc of a circular curve concave to the Northwest and to said point a radial line bears South 00°06’30” East; thence Northeasterly along the arc of said curve, having a radius of 400.00 feet and a central angle of 49°58’35”, an arc distance of 348.90 feet to the point of reverse curvature; thence continue Northeasterly along the arc of said curve having a radius of 150.00 feet and a central angle of 29°37’55”, an arc distance of 77.58 feet to the point of reverse curvature; thence continue Northeasterly along the arc of said curve having a radius of 100.00 feet and a central angle of 74°20’49” an arc distance of 129.76 feet to a point on the North line of said Parcel D; thence along said North line, North 85°12’01” East, a distance of 80.78 feet to the Northeast corner of said Tract D; thence South 02°19’59” East along the East line of said Tract D, a distance of 61.65 feet to the point of curvature; thence Southerly along the arc of a circular curve concave to the East, having a radius of 472.20 feet and a central angle of 10°20’15” an arc distance of 85.20 feet to the point of tangency; thence South 12°40’14” East, a distance of 404.20 feet to the point of curvature; thence along the arc of said curve, concave to the Northwest having a radius of 270.00 feet and a central angle of 91°56’13”, an arc distance of 433.24 feet; thence North 20°26’06” West, a distance of 348.54 feet; thence North 75°13’33” West, a distance of 321.32 feet; thence North 22°50’26” East, a distance of 90.69 feet; thence North 04°22’48” West, a distance of 76.45 feet to the Point of Beginning. Said lands situate, lying and being in Broward County, Florida.

KEMPER SITE 1, KEMPER SITE 2, AND KEMPER SITE 3 COLLECTIVELY BEING THE SAME PROPERTY DESCRIBED AS FOLLOWS:

Parcel 1:

All of Tract C of JACARANDA PARCEL 834, according to map or Plat thereof as recorded in Plat Book 133, at Page 28, of the Public Records of Broward County, Florida, less that part described as “Lake” on said Plat of Jacaranda Parcel 834;

and

That portion of Tract D, according to the Plat of JACARANDA PARCEL 834, as recorded in Plat Book 133, at Page 28 of the Public Records of Broward County, Florida, being more particularly described as follows:

Commencing at the NW corner of said Tract D; thence along the Westerly boundary of said Tract D, on the arc of a curve to the left, having a radius of 470 feet and a central angle of 3°02’52”; run Southerly 25 feet to the Point of Beginning; thence continue along said Westerly boundary on the arc of said curve to the left, having a radius of 470 feet and a central angle of 18°35’51”; run Southerly 152.26 feet to a point of tangency; thence S. 2°26’51” E, 275.92 feet along said Westerly boundary, being the tangent extended, to a point of curvature of a curve to the left; thence along said Westerly boundary on the arc of said curve to the left, having a radius of 320 feet and a central angle of 47°42’20”, run Southeasterly 266.44 feet; thence run N. 39°50’49” E, 190.72 feet along a line radial to the last described course; thence run N. 2°26’51” W, 256.57 feet along a line 233 feet East of, as measured at right angles, and parallel with said Westerly boundary of Tract D, thence run N. 79°25”05” W, 158.95 feet to a point of curvature of a curve to the right; thence along the arc of said curve to the right, having a radius of 75 feet and a central angle of 76°02’30”, run Northwesterly 99.54 feet to a point of compound curvature; thence along the arc of a curve to the right, having a radius of 450 feet and a central angle of 17°05’17”, run Northerly 134.21 feet to a point of reverse curvature; thence along the arc of a curve to the left, having a radius of 20 feet and a central angle of 88°46’51”, run Northwesterly 30.99 feet to the Point of Beginning.

Parcel 2:

Tract D, according to the Plat of JACARANDA PARCEL 834, as recorded in Plat Book 133, at Page 28, of the Public Records of Broward County, Florida; excepting therefrom that portion thereof being more particularly described as follows:

Commence at the Northwest corner of said Tract D; thence along the Westerly boundary of said Tract D, on the arc of a curve to the left, having a radius of 470 feet and a central angle of 3°02’52”, run Southerly 25 feet to the Point of Beginning; thence continue along said Westerly boundary on the arc of said curve to the left, having a radius of 470 feet and a central angle of 18°35’51”, run Southerly 152.26 feet to a point of tangency; thence run South 2°26’51” East, 275.92 feet along said Westerly boundary, being the tangent extended, to a point of curvature of a curve to the left, thence along said Westerly boundary on the arc of said curve to the left, having a radius of 320 feet and a central angle of 47°42’20”, run Southeasterly, 265.44 feet; thence run North 39°50’49” East, 190.72 feet along a line radial to the last described course; thence run North 2°26’51” West, 256.57 feet along a line 233 feet East of, as measured at right angles, and parallel with said Westerly boundary of Tract D; thence run North 79°25’05” West, 158.95 feet to a point of curvature of a curve to the right; thence along the arc of said curve to the right, having a radius of 75 feet and a central angle of 76°02’30”, run Northwesterly 99.54 feet to a point of compound curvature; thence along the arc of a curve to the right, having a radius of 450 feet and a central angle of 17°05’17”, run Northerly 134.21 feet to a point of reverse curvature; thence along the arc of a curve to the left, having a radius of 20 feet and a central angle of 88°46’51”, run Northwesterly 30.99 feet to the Point of Beginning, and excepting therefrom that portion thereof described as follows:

That portion of Tract D, according to the Plat of JACARANDA PARCEL 834, as recorded in Plat Book 133, at Page 28, of the Public Records of Broward County, Florida, described as follows:

Commencing at the Northeast corner of said Tract D; thence run South 85°12’01” West, (on a grid bearing) 80.79 feet along the Northerly boundary of said Tract D, to the Point of Beginning, being a point of curvature of a curve running Southwesterly to the right; thence along the arc of said curve to the right (the Southwesterly projection of the last described course being radial to said curve) having a radius of 100 feet and a central angle of 74°20’49”, run Southwesterly 129.76 feet to a point of reverse curvature; thence along the arc of a curve to the left, having a radius of 150 feet and a central angle of 29’37’55”, run Southwesterly, 77.58 feet to a point of reverse curvature; thence along the arc of a curve to the right, having a radius of 400 feet and a central angle of 60°40’, run Southwesterly and Northwesterly 423.53 feet to a point of tangency; thence run North 79°25’05” West, 333.97 feet along the tangent extended to a point of curvature of a curve to the right; thence along the arc of said curve to the right, having a radius of 75 feet and a central angle of 76°02’30”, run Northwesterly 99.54 feet to a point of compound curvature; thence along the arc of a curve to the right, having a radius of 450 feet and a central angle of 17°05’17”, run Northerly 134.21 feet to a point of reverse curvature; thence along the arc of a curve to the left, having a radius of 20 feet and a central angle of 88°46’51”, run Northwesterly 30.99 feet to a point of intersection with the arc of a curve running Northeasterly to the right, a radial at said point bearing South 73°51’ East; thence along the arc of said curve to the right, having a radius of 470 feet and a central angle of 3°02’52”, run Northeasterly 25 feet to the Northwest corner of said Tract D; thence run South 70°48’08” East 254 feet along the Northerly boundary of said Tract D to a point of intersection; thence run North 85°12’01” East, 654.05 feet along said Northerly boundary, to the Point of Beginning. Said lands situate in the City of Plantation, Broward County, Florida.

3201 Columbia Road, Richfield, OH (FEDEX)

Situated in the Village of Richfield, County of Summit and State of Ohio and known as being part of Block “F” in the Friedman Industrial Park Allotment of Part of Original Richfield Township Lot 14, Tract 5, as shown by the recorded Plat in Volume 67, Pages 63-65 of Summit County Plat Records, and part of Original Richfield Township Lots 14 and 15, Tract 5, and bounded and described as follows:

Beginning at the Northwesterly corner of said Original Lot 14, said point being in the Summit County/Cuyahoga County line;

Thence South 02 deg. 51’ 17” West along the Westerly line of said Original Lot 14, 438.56 feet to its intersection with the Northeasterly line of Columbia Road, 60 feet wide, and the principal place of beginning of the parcel herein described, and from which point a 5/8 inch iron pin found bears South 02 deg. 51’ 17” West, 0.13 feet, South 87 deg. 58’ 43” East, 0.08 feet;

Thence South 87 deg. 58’ 08” East along the Southerly line of Block “E” in said Friedman Industrial Park Allotment, being also the Southerly line of a parcel of land conveyed to Eott Energy OP by deed recorded in Volume 1654, Page 33 of the Official Records of Summit County, 994.28 feet to its intersection with the Easterly line of said land so conveyed, and from which point a 5/8 inch iron pin bears North 87 deg. 58’ 08” West, 0.05 feet, North 02 deg. 01’ 52” East, 0.39 feet;

Thence North 02 deg. 51’ 17” East along the Easterly line of said Block “E” and said land conveyed to Eott Energy OP, 438.56 feet to its intersection with the Summit County/Cuyahoga County line, and from which point a 5/8 inch iron pin bears North 02 deg. 51’ 17” East, 0.34 feet, North 87 deg. 08’ 43” West, 0.03 feet;

Thence South 87 deg. 58’ 08” East along the Northerly line of Summit County, 99.94 feet to an iron pin found at its intersection with the Westerly line of Original Lot 15, and from which point a 5/8 inch iron pin bears North 02 deg. 00’ 17” East, 0.34 feet, South 87 deg. 59’ 43” East, 0.15 feet;

Thence South 87 deg. 59’ 43” East along the Northerly line of Summit County, 2,219.75 feet to its intersection with a Westerly line of the remainder of a parcel of land conveyed to the Cleveland Electric Illuminating Company by deed recorded in Volume 4703, Page 152 of Summit County Records, and from which point a 5/8 inch pin bears North 02 deg. 00’ 17” East, 0.95 feet, South 87 deg. 59’ 43” East, 0.19 feet;

Thence South 02 deg. 00’ 17” West along said Westerly line of the remainder of said land conveyed to the Cleveland Electric Illuminating Company, 60.42 feet to its intersection with the Northwesterly line of the remainder of said land so conveyed, and from which point a 5/8 inch iron pin bears North 02 deg. 00’ 17” East, 0.81 feet, South 87 deg. 59’ 43” East, 0.24 feet;

Thence South 66 deg. 51’ 31” West along the Northwesterly line of the remainder of said land conveyed to the Cleveland Electric Illuminating Company and its Southwesterly prolongation, 2403.33 feet to its intersection with the Easterly line of a parcel of land conveyed to Bath Development Co. by deed recorded in Volume 2325, Page 1072 of the Official Records of Summit County, and from which point a 5/8 inch iron pin bears North 02 deg. 51’ 17” East, 0.05 feet, South 87 deg. 08’ 43” East, 0.22 feet;

Thence North 02 deg. 51’ 17” East along the Easterly line of said land conveyed to Bath Development Co., 543.18 feet to its intersection with the Northerly line of said land so conveyed, and from which point a 5/8 inch iron pin bears North 02 deg. 51’ 17” East, 0.07 feet, South 87 deg. 08’ 43” East, 0.23 feet;

Thence North 87 deg. 58’ 08” West along the Northerly line of said land conveyed to Bath Development Co. and its Westerly prolongation, 1,037.20 feet to its intersection with the Southeasterly prolongation of the Northwesterly line of Columbia Road, from which point a 5/8 inch iron pin bears South 02 deg. 01’ 52” West, 0.02 feet, South 87 deg. 58’ 08” East, 0.16 feet;

Thence North 47 deg. 09’ 48” West along the Southeasterly prolongation of the Northeasterly line of Columbia Road and along said Northeasterly line, 153.02 feet to the principal place of beginning and containing 32.4489 acres of land according to a survey by the North Coast Engineering and Surveying Co., Inc. in July of 1999, be the same more or less, but subject to all legal highways.

The courses used in this description are referenced to an assumed meridian and are used to indicate angles only.

PM: 50-02370; PPN: RI-00004-99-001.000

1460 N. Glenville Dr., Richardson, TX (NORTEL)

BEING 6.7036 acres of land in the Baurch Cantrell Survey, Abstract Number 265 in the city of Richardson, Dallas County, Texas, and also being Lot 3C in Block 7 of Corporate Square Subdivision, an addition to the city of Richardson, Dallas County, Texas, as recorded in Volume 95232, Page 475 of the Deed Records of Dallas County, Texas, and the subject tract being more particularly described by metes and bounds as follows:

COMMENCING at a point on the east right-of-way line of Glenville Drive (80’ right-of-way), said Point of Commencing being the southwest corner of Lot 3B of the replat of Lots 3A, 3B, and 3C of Block 7 of Corporate Square, as recorded in Volume 95007, Page 727 of the D.R.D.C.T. and said Point of Commencing also being the northwest corner of the Revised Lot 1, Block 7 Second Installment of Corporate Square;

THENCE North, a distance of 780.28 feet along the said east right-of-way line of Glenville Drive, same being the west boundary of the said Lot 3B, to a 1/2-inch found iron rod with yellow plastic cap stamped “HALFF ASSOC. INC.” (hereafter referred to as “with cap” at the northwest corner of the said Lot 3B, said point also being the POINT OF BEGINNING for the herein described tract of land;

THENCE North, a distance of 459.91 feet along the said east right- of-way line of Glenville Drive to an “X” in concrete found at the point of curvature for a curve to the right having a radius of 25.00 feet;

THENCE Northeasterly along said curve to the right, an arc distance of 39.27 feet through a central angle of 90 degrees 00 minutes 00 seconds (chord bearing North 45 degrees 00 minutes 00 seconds East, a distance of 35.36 feet) to a 1/2-inch found iron rod with cap at the point of tangency for said curve, said point being on the south right-of-way line of Commerce Drive (60’ right-of-way);

THENCE East, a distance of 552.44 feet along the said south right-of-way line to a 1/2-inch found iron rod with cap at the point of curvature for a curve to the right having a radius of 25.00 feet;

THENCE Southeasterly along said curve to the right; an arc distance of 39.24 feet through a central angle of 89 degrees 55 minutes 15 seconds (chord bearing South 45 degrees 02 minutes 23 seconds East, a distance of 35.33 feet) to a 1/2-inch found iron rod with cap at the point of tangency, said point being on the west right-of-way line of Presidential Drive (60’ right-of-way);

THENCE South 00 degrees 04 minutes 45 seconds East, a distance of 459.94 feet along the said west right-of-way line to a 1/2-inch found iron rod with cap, said point being the northeast corner of Lot 3A of the aforementioned replat and said point also being North 00 degrees 04 minutes 45 seconds West, a distance of 780.28 feet from the northeast corner of the aforementioned Revised Lot 1;

THENCE West, at a distance of 340.25 feet along the north line of the said Lot 3A passing the north common corner of Lots 3A and 3B, and continuing along the north line of the said Lot 3B for a total distance of 603.08 feet to the POINT OF BEGINNING AND CONTAINING 292,008 square feet, or 6.7036 acres of land, more or less.

2000 & 2100 Corporate Center Dr., Newbury Park, CA (WELLPOINT)

Parcel 1 of that Parcel Map Waiver No. 129 and Notice of Merger recorded December 16, 1997, as Instrument No. 97-170830 of Official Records, being all of Parcels 1 and 2 of Parcel Map No. 4750, in the City of Thousand Oaks, County of Ventura, State of California, as shown on map filed in Book 52, Page 86 of Parcel Maps, in the Office of the County Recorder of said County.

Except the Northeasterly 2.00 feet of said Parcel 2.

Also except all oil, gas and hydrocarbon substances in, under and upon said land, without the right to drill, dig or mine through the surface of the land therefore, and without the right to enter or encroach upon any portion of said land lying within 500 feet of the surface.

Also except all surface and underground water and water rights in, on and under said land, as granted to Rancho Conejo Mutual Water Co., in deed recorded October 6, 1959, in Book 1784, Page 393, Official Records, and re-recorded on December 17, 1959, in Book 1808, Page 175, Official Records.

Parcel 2 of that Parcel Map Waiver No. 129 and Notice of Merger recorded December 16, 1997, as Instrument No. 97-170830, Official Records, being all of Parcel 7 of Parcel Map No. 4013, in the City of Thousand Oaks, County of Ventura, State of California, as shown on map filed in Book 41, Page 13, of Parcel Maps, in the Office of the County Recorder of said County.

Together with the Northeasterly 2.00 feet of Parcel 2 of Parcel Map No. 4750, in the City of Thousand Oaks, County of Ventura, State of California, as shown on map recorded in Book 52, Page 86, of Parcel Maps, in the Office of the County Recorder of said County.

Except all oil, gas and hydrocarbon substances in, under and upon said land, without the right to drill, dig or mine through the surface of the land therefor, and without the right to enter or encroach upon any portion of said land lying within 500 feet of the surface.

Also except all surface and underground water and water rights in, on and under said land, as granted to Rancho Conejo Mutual Water Co., in deed recorded October 6, 1959, in Book 1784, Page 393, Official Records, and re-recorded on December 17, 1959, in Book 1808, Page 175, Official Records.

Together with non-exclusive easements for parking, vehicular and pedestrian ingress and egress established by that certain Reciprocal Easement Agreement dated June 23, 1997, recorded as Instrument No. 97-080355 of Official Records.

1920 E. Maple Drive, El Segundo, CA (EQUINOX)

Parcel 1:

A portion of that certain 68.970 Acre Parcel No. 2, as shown on Record of Survey Map of a portion of the North half of Section 7, Township 3 South, Range 14 West, in the Rancho Sausal Redondo, in the City of El Segundo, County of Los Angeles, State of California, as per map filed in Book 66, Page 5 of Record of Surveys, in the Office of the County Recorder of said County, more particularly described as follows:

Beginning at the intersection of that certain North line of said Parcel 2, shown as having a bearing of North 89° 59’ 20” East and a length of 2352.16 feet on said map, with the Westerly line of that certain Parcel “E” as described in deed to the Atchison, Topeka and Santa Fe Railway Company, recorded in Book 45888, Page 319, Official Records of said County, said point being distant North 89° 59’ 20” East along said North line and its Westerly prolongation, 784.83 feet, more or less, from the West line of said Parcel 2; thence Southerly along the Westerly line of said Parcel “E”, along the arc of a curve concave Easterly and having a radius of 369.27 feet, a distance of 75.02 feet to a point in a line that is parallel with and distant Easterly 777.23 feet at right angles from the Westerly line of said Parcel 2; thence along said parallel line and the Westerly line of said Parcel “E”, South 0° 00’ 20” East 322.49 feet to a point in a line that is parallel with and distant Southerly 397.00 feet at right angles from the North line of said Parcel 2; thence along last said parallel line South 89° 59’ 20” West 328.34 feet to a point in a line that is parallel with and distant 30.00 feet Easterly at right angles from the Easterly line of that certain 8.00 acre parcel of land as described in deed dated July 20, 1954 to Santa Fe Land Improvement Company, recorded in Book 45853, Page 297, Official Records of said County; thence along last said parallel line North 0° 00’ 20” West 397.00 feet to a point in the North line of said Parcel 2; thence along last said North line North 89° 59’ 20” East 335.94 feet to the point of beginning.

Except all natural gas contained in or under or that may be produced from said land, but with no surface rights together with the exclusive right to drill for and produce such natural gas from said land by whipstocking or directional drilling or other subsurface operations conducted from surface locations on other land, and the exclusive right to use the subsurface of said land for the purpose of injecting natural gas therein for storage and for repressuring the formations underlying said land but without the right of surface entry in any manner for the purpose of discovering or extracting such natural gas as conveyed to Standard Oil Company of California, a corporation, by deed recorded July 27, 1943, in Book 20145, Page 298, Official Records.

Also except all oil, hydrocarbon and mineral substances, if any, except natural gas, contained in or under or that may be produced from said land, but with no surface rights together with all those certain rights reserved by and unto the first party in that certain deed recorded in Book 20145, Page 298, Official Records, but without the right of surface entry for the purpose of extracting any such oil, hydrocarbon and mineral substances nor for any other purpose, as conveyed to Chanslor-Canfield Midway Oil Company, a Corporation, by deed recorded September 7, 1945, in Book 22243, Page 336, Official Records.

Parcel 2:

That certain real property situated in the City of El Segundo, County of Los Angeles, State of California, being a portion of that certain 60.970 Acre Parcel 2, as shown on Record of Survey Map of a portion of the North half of Section 7, Township 3 South, Range 14 West, in the Rancho Sausal Redondo, as per map filed in Book 66, Page 5, of Record of Surveys, in the Office of the County Recorder of said County, and being more particularly described as follows:

Beginning at the point of intersection of a line that is parallel with and distant Easterly 448.89 feet, measured at right angles, from the Westerly line of said Parcel 2, with a line that is parallel with and distant Southerly 397.00 feet, at right angles, from that certain Northerly line of said Parcel 2, shown on said Record of Survey Map as having a bearing of North 89° 59’ 20” East and a length of 2352.16 feet, said point being also the Southwest corner of that certain 3.00 acre parcel as described in deed dated October 24, 1955, from Santa Fe Land Improvement Company to Douglas Building Corporation, recorded January 5, 1956, as Instrument No. 1578, in Book 49965, Page 441, Official Records of said County; thence North 89° 59’ 20” East along last said parallel line, being also the Southerly line of said 3.00 acre parcel, 328.34 feet to a point in the Westerly line of that certain Parcel “E”, as described in deed dated October 1, 1954, from Santa Fe Land Improvement Company to the Atchison, Topeka and Santa Fe Railway Company, recorded October 20, 1954, as Instrument No. 3604, in Book 45888, Page 319, Official Records, said Westerly line being parallel with and distant Easterly 777.23 feet, measured at right angles, from the Westerly line of said Parcel 2; thence South 0° 00’ 20” East along last said parallel line, 133.00 feet to a point in a line that is parallel with and distant Southerly 133.00 feet, measured at right angles, from the Southerly line of said 3.00 acre parcel; thence South 89° 59’ 20” West along last said parallel line, 328.34 feet, more or less, to a point in a line that is parallel with and distant Easterly 448.89 feet, measured at right angles, from the Westerly line of said Parcel 2; thence North 0° 00’ 20” West along last said parallel line, 133.00 feet, more or less, to the point of beginning.

Except all natural gas contained in or under or that may be produced from said land, but with no surface rights together with the exclusive right to drill for and produce such natural gas from said land by whipstocking or directional drilling or other subsurface operations conducted from surface locations on other land, and the exclusive right to use the subsurface of said land for the purpose of injecting natural gas therein for storage and for repressuring the formations underlying said land but without the right of surface entry in any manner for the purpose of discovering or extracting such natural gas as conveyed to Standard Oil Company of California, a corporation, by deed recorded July 27, 1943, in Book 20145, Page 298, Official Records.

Also except all oil, hydrocarbon and mineral substances, if any, except natural gas, contained in or under or that may be produced from said land, but with no surface rights together with all those certain rights reserved by and unto the first party in that certain deed recorded in Book 20145, Page 298, Official Records, but without the right of surface entry for the purpose of extracting any such oil, hydrocarbon and mineral substances nor for any other purpose, as conveyed to Chanslor-Canfield Midway Oil Company, a Corporation, by deed recorded September 7, 1945, in Book 22243, Page 336, Official Records.

Assessor’s Parcel Number: 4138-006-011

11493 Sunset Hills Road, Reston, VA (UNISYS CORP.)

All that certain lot or parcel of land situate, lying and being in Fairfax County, Virginia and being more particularly described as follows:

Parcel No. 1:

Block 6, Section 913, Reston, as the same is duly dedicated, platted and recorded among the Land Records of Fairfax County, Virginia in Deed Book 5695 at page 176.

Parcel No. 2:

TOGETHER WITH that non-exclusive easement for ingress and egress created by that certain Easement Agreement dated November 13, 1978, and recorded December 4, 1979, in Deed Book 5368 at page 578.

3701 Doolittle Drive, Redondo Beach, CA (NORTHROP SPACE & MISSION SYSTEMS)

Parcel A:

Lot 4 of Tract No. 43672, in the City of Redondo Beach, County of Los Angeles, State of California, as per map recorded in Book 1058, Pages 4 through 6 inclusive of Maps, in the Office of the County Recorder of said County.

Except therefrom all oil, gas and other hydrocarbon substances and all minerals lying within and under said land, without the right to go upon the surface of said land, or within 100 feet below the surface thereof for the purpose of exploring for, developing or producing any of said substances, as reserved by Santa Fe Land Improvement Company, a California Corporation, in the deed recorded December 6, 1955, as Instrument No. 1607, in Book 49710, Page 372, of Official Records.

Parcel B:

An appurtenant easement for surface drainage purposes over the Westerly 259.00 feet of the Easterly 449.00 feet of the Northerly 5.00 feet of the Southerly 239.00 feet of Lot 3 of said Tract No. 43672.

Parcel C:

An appurtenant easement for ingress and egress purposes over the Northerly 12.50 feet of the Easterly 449.00 feet of said Lot 3 of said Tract No. 43672.

Parcel D:

An appurtenant easement for underground electrical distribution purposes over those certain strips of land, all lying within Lots 2 and 3 of said Tract No. 43672, described as follows:

The Northerly 6.00 feet of said Lot 2.

Also the Easterly 6.00 feet of the Westerly 362.89 feet of said Lot 2.

Also the Easterly 6.00 feet of the most Westerly 15.00 feet of Lot 3 of said Tract No. 43672.

Also the Northwesterly 6.00 feet of said Lot 3.

Parcel E:

An appurtenant easement for fire line purposes over a strip of land 6.00 feet in width, lying within Lots 2, 3, 5, 6 and 7 of said Tract No. 43672, the centerline of said strip being described as follows:

Beginning at the Southwest corner of said Tract No. 43672; thence South 89° 58’ 57” East 319.00 feet to the true point of beginning; thence North 00° 01’ 33” East parallel with the Easterly line of said Tract No. 43672, 689.06 feet to the Southerly line of Lot 4 of said Tract No. 43672.

Also, beginning at the Southeast corner of Lot 5 of said Tract No. 43672; thence North 89° 58’ 27” West 840.83 feet to the true point of beginning; thence North 00° 01’ 00” East 232.93 feet; thence South 89° 58’ 57’ East 350.00 feet; thence North 00° 01’ 00” East 10.00 feet; thence South 89° 58’ 57” East 416.00 feet; thence South 00° 01’ 00” West 10.00 feet; thence South 89° 58’ 57” East 74.86 feet to the Easterly line of said Tract No. 43672.

Parcel F:

An appurtenant easement for telephone purposes over a strip of land 6.00 feet in width, lying within Lots 2, 3, 5 and 7 of said Tract No. 43672, the centerline of said strip being described as follows:

Beginning at the Northwest corner of Lot 2 of said Tract No. 43672; thence South 00° 01’ 00” West 204.15 feet to the true point of beginning; said point lying on the Westerly line of said Lot 2, also, lying along a curve concave to the Northwest having a radius of 36.00 feet and to which point a radial line bears South 68° 32’ 34” East; thence Northeasterly 13.47 feet along said curve through a central angle of 21° 26’ 17”; thence North 00° 01’ 00” East 85.60 feet to the beginning of a curve concave to the Southeast having a radius of 36.00 feet and to which beginning a radial line bears North 89° 59’ 00” West; thence Northeasterly 56.55 feet along said curve through a central angle of 90° 00’ 08”; thence South 89° 58’ 19” East 147.69 feet to the beginning of a curve concave to the Northwest having a radius of 20.00 feet and to which beginning a radial line bears South 00° 01’ 41” West; thence Northeasterly 20.00 feet along said curve through a central angle of 57° 17’ 45” to the beginning of a non-tangent curve concave to the Southeast having a radius of 153.00 feet and to which beginning a radial line bears North 57° 16’ 04” West; thence Northeasterly 51.00 feet along said curve through a central angle of 19° 05’ 55” to the beginning of a non-tangent curve concave to the Northwest having a radius of 196.00 feet and to which beginning a radial line bears South 50° 25’ 49” East; thence Northeasterly 138.57 feet along said curve through a central angle of 40° 30’ 26”; thence North 00° 01’ 33” East 145.44 feet to a point lying on that certain Northerly course shown as North 44° 59’ 00” West 127.99 feet of Lot 3 of said Tract No. 43672.

Also, beginning at the Southeast corner of Lot 5 of said Tract No. 43672; thence North 89° 58’ 27” West along the Southerly line of said Lot 5, 24.85 feet to the true point of beginning; thence North 00° 01’ 33” East 269.81 feet to the Northerly line of said Lot 5.

Also, beginning at the Southeast corner of Lot 5 of said Tract No. 43672; thence North 89° 58’ 27” West along the Southerly line of Lots 5, 6 and 7 of said Tract No. 43672, 838.40 feet to the true point of beginning; thence North 00° 01’ 33” East 239.69 feet to the Northerly line of Lot 7 of said Tract No. 43672.

Parcel G:

A License as set forth in an Assignment and Assumption of Leases from Massachusetts Mutual Life Insurance Company, a Massachusetts Corporation to Trinet Essential Facilities X, Inc., a Maryland Corporation, recorded February 9, 1995, as Instrument No. 95-227337, Official Records.

5200 Sheila Street, Commerce, CA (UNIFIED WESTERN GROCERS)

Parcel A:

Parcels 2 and 3 of Parcel Map No. 11171, in the City of Commerce, County of Los Angeles, State of California, as per map filed in Book 113, Page 7 of Parcel Maps, in the Office of the County Recorder of said County.

Except therefrom that portion of Parcel 3 described as follows:

Beginning at the most Westerly corner of said Parcel 3; thence along the Northwesterly line of said Parcel North 22° 23’ 00’ East 361.13 feet; thence leaving said Northwesterly line South 67° 37’ 12” East 396.81 feet to a point on the Southeasterly line of said Parcel 3; said point being distant North 22° 16’ 55” East 360.65 feet from the most Southerly corner of said Parcel; thence along said Southeasterly line South 22° 16’ 55” West 360.65 feet to the most Southerly corner of said Parcel; thence along the Southwesterly line of said Parcel North 67° 41’ 22” West 397.44 feet to the point of beginning.

Said land is also known as Parcel “A” on Record of Survey filed in Book 139, Page(s) 23 and 24 of Record of Survey, in the Office of the County Recorder of said County.

Also excepting therefrom the entire mineral estate in the property described lying not less than 500 feet beneath the natural surface, for purposes of this reservation the mineral estate shall include all substances which have been discovered or which may in the future be discovered upon or under the property described, which are now or may in the future be valuable, and which are now or may be in the future enjoyed through extraction from the property described, without limiting the generality of the foregoing, the mineral estate shall include all forms of geothermal energy, all coal, all gases, all hydrocarbon substances, all fissionable materials, all metallic minerals, and all non-metallic minerals.

Notwithstanding ownership of the mineral estate, neither grantor nor it successors or assigns shall have the right to enter upon the surface of the property described for the purpose of extracting any constituents of the mineral estate grantor reserves the right, on behalf of itself, its successor and assigns, (1) to extract the constituents of the mineral estate from the property described by means of wells, shafts, tunnels, or other subsurface accesses which may be constructed, drilled or dug on or from other land and which may penetrate into the property described below a depth of 500 feet, and (2) to excavate, construct, maintain, and operate subsurface facilities below a depth of 500 feet of the property described for the extraction of the constituents of the mineral estate so long as the subsurface facilities do not unreasonably interfere with the use and enjoyment of the surface estate in the property described, as reserved by Santa Fe Pacific Realty Corporation, successor by merger with Santa Fe Land Improvement Company, in Deed recorded August 15, 1989 as Instrument no. 89-1309080, Official Records.

Parcel B:

An easement for landscaping, utilities, and open space on, over and across a strip of land 10.00 feet in width by 174.25 feet in length as shown on Parcel Maps No. 11171 as per map filed in Book 113, Page 7, of Parcel Maps.

Assessor’s Parcel Number: 6335-007-021

1150 South Columbia Drive, Campbellsville, KY (AMAZON)

BEGINNING at an iron pin, set this survey, on the southeast side of the railroad right-of-way corner of the H.E. Dowell property (Deed Book 50, Page 431);

Thence with the lines of said Dowell property and with an existing fence line as follows: South 37 degrees 23 minutes 38 seconds East 1692.00 feet to an iron pin, set this survey; South 23 degrees 45 minutes 33 seconds East 321.06 feet to an iron pin, set this survey; South 14 degrees 20 minutes 18 seconds East 1377.05 feet to an iron pin, set this survey, North 60 degrees 26 minutes 42 seconds East 186.80 feet to an iron pin, set this survey, in the line of said Dowell property, corner of the Floyd Sallee property (Deed Book 176, Page 640);

Thence with the line of said Sallee property and then with the line of the Mabel M. Fox property (Deed Book 163, Page 197) South 01 degree 55 minutes 53 seconds East 900.00 feet to an iron pin, set this survey in an existing fence line, said iron pin being in the line of said Fox property and being a new division corner in the Tommy E. Dowell property (Deed Book 157, Page 565 and Deed Book 186, Page 598);

Thence with new division lines in said Dowell property as follows: North 42 degrees 32 minutes 25 seconds West 3334.36 feet to an iron pin, set this survey; North 51 degrees 00 minutes 34 seconds East 450.00 feet to an iron pin, set this survey; North 36 degrees 48 minutes 20 seconds West 500.00 feet to an iron pin, set this survey, on the southeast side of old Columbia Road (Ky. Hwy. 3183), said iron pin being a new division corner in said Dowell property;

Thence with the southeast side of old railroad right-of-way as follows: North 46 degrees 52 minutes 57 seconds East 73.57 feet, North 37 degrees 58 minutes 11 seconds East 747.25 feet to the Beginning containing 72.89 acres, more or less.

THERE BEING EXCEPTED from the above property the following tract which was conveyed to Tommy E. Dowell and his wife, Sue S. Dowell, by Union Underwear Company, Inc. by deed dated May 18, 1994, and recorded in Deed Book 192, Page 174, in the Office of the Taylor County Court Clerk;

BEGINNING at an iron pin corner of the Union Underwear Company, Inc. Property (Deed Book 186, Page 135); and the Tommy E. Dowell Property (Deed Book 186, Page 598);

THENCE North 51 degrees 00 minutes 34 seconds East 100 feet to an iron stake in the line of said Union Underwear Company, Inc. Property and the Tommy E. Dowell property this being a new division corner in said Union Underwear Company, Inc. Property;

THENCE with a new division line in said Union Underwear Company, Inc. Property South 04 degrees 14 minutes 04 seconds West 136.97 feet to an iron pin in the said Union Underwear Company, Inc. Property this being another new division corner in said Union Underwear Company, Inc. Property and the line of said Tommy E. Dowell Property;

THENCE with said Union Underwear Company, Inc. Property and said Tommy E. Dowell Property North 42 degrees 32 minutes 25 seconds West 100 feet to the beginning containing 0.114 acres more or less;

THERE FURTHER BEING EXCEPTED from the above property the following tract which was conveyed to Commonwealth of Kentucky, for the use and benefit of the Transportation Cabinet,

Bureau of Highways by Union Underwear Company, Inc. by deed dated May 3, 1994, and recorded June 10, 1994, in Deed Book 192, Page 203, in the Office of the Taylor County Court Clerk;

BEGINNING at a point in the existing right-of-way line 19.08 feet right of proposed KY 3183 station 36 + 84.14;

THENCE with the existing right-of-way line North 27 degrees 03 minutes 53 seconds East 15.17 feet to a point in the existing right-of-way line 19.19 feet; right of proposed KY 3183 station 36+ 99.32;

THENCE with the existing right-of-way line 66.69 feet along an arc to the right, having a radius of 2521.48 feet, the chord of which is North 27 degrees 24 minutes 22 seconds East, 66.69 feet to a point in the grantor West property line 19.30 feet right of proposed KY 3183 station 39+ 66.45;

THENCE with the grantors West property line North 39 degrees 41 minutes 46 seconds East 134.27 feet to a point in the proposed right-of-way line 43.50 feet right of proposed KY 3183 station 39 + 00.00;

THENCE with the proposed right-of-way line South 28 degrees 12 minutes 54 seconds West, 196.88 feet to a point in the proposed right-of-way line 45.00 feet right of proposed KY 3183 station 37 + 00.00;

THENCE with the proposed right-of-way line South 26 degrees 38 minutes 54 seconds West, 28.80 feet to a point in the grantors South property line 45.00 feet right of proposed KY 3183 station 36 + 71.20;

THENCE with the South property line North 36 degrees 49 minutes 04 seconds West, 28.97 feet to the point of beginning.

The above described parcel contains 0.093 acres (4,070 square feet), more or less.

BEING the same property conveyed to Carlsen Investments, LLC, a California limited liability company, Carl D. Panattoni, a married man, as his sole and separate property, Carl D. Panattoni and Mary Jane Panattoni, husband and wife, as community property, and Rieger Investments, LLC, a Delaware limited liability company, by deed from Valley Holdings, Inc. dated September 8, 1999, and recorded in Deed Book 217, Page 309, in the office of the Taylor County Court Clerk.

Said property is also described as follows:

Beginning at an existing iron pin, corner of the Campbellsville Housing and Redevelopment Authority property (Deed Book 192, Page 178) and also corner of the Tommy E. Dowell property (Deed Book 230, Page 107); thence with the lines of said Dowell property as follows: South 37 degrees 23 minutes 38 seconds East 1692.00 feet to an existing iron pin; South 23 degrees 45 minutes 33 seconds East 321.06 feet to an existing iron pin; South 14 degrees 20 minutes 18 seconds East 1377.05 feet to an existing iron pin; North 60 degrees 26 minutes 42 seconds East 186.80 feet to an existing iron pin in the line of said Dowell property, corner of the John Patrick Pierce, Jr. property (Deed Book 221, Page 52); thence with the line of said Pierce property and then with the line of the Leonard Bryant property (Deed Book 221, Page 46); South 01 degree 55 minutes 52 seconds East 900.00 feet to an existing iron pin in the line of said Bryant property and being a corner of the Tommy E. Dowell property (Deed Book 157, Page 565; Deed Book 186, Page 598; Deed Book 192, Page 174);

THENCE with the lines of said Dowell property as follows: North 42 degrees 32 minutes 25 seconds West 3234.36 feet to an iron pin (set this survey); North 04 degrees 14 minutes 04 seconds East 136.97 feet to an iron pin (set this survey); North 51 degrees 00 minutes 34 seconds East 350.00 feet to an existing iron pin; North 36 degrees 48 minutes 20 seconds West 465.76 feet to an existing iron pin on the southeast side of South Columbia Avenue (right-of-way varies), corner of said Dowell property; thence with the southeast side of said Columbia Avenue as follows: North 26 degrees 37 minutes 18 seconds East 29.27 feet; North 28 degrees 11 minutes 18 seconds East 93.48 feet to an existing iron pin on the southeast side of said South Columbia Avenue, corner of the City of Campbellsville property (old railroad right-of-way, deed not recorded); thence with the line of said City of Campbellsville property and then with the line of the Campbellsville Housing and Redevelopment Authority property North 37 degrees 58 minutes 11 seconds East 708.10 feet to the beginning containing 72.741 acres, more or less.

EXHIBIT C

Legal Description of Harborside Property

ALL that certain lot, parcel or tract of land, situate and lying in the City of Jersey City, County of Hudson and State of New Jersey being more particularly described as follows:.

PARCEL ONE:

Beginning at a point on the southerly side of Second Street Extension (52’ wide) said point being the following two (2) courses along said southerly side of Second Street Extension (52’ wide) as extended, from its intersection with the easterly side of Hudson Street (62’ wide) as extended, and running; thence

a. South 83 degrees 50 minutes 02 seconds East 195.11 feet to a bend; thence

b. South 84 degrees 47 minutes 48 seconds East 102.62 feet to a point of beginning and running; thence

1.	South 84 degrees 47 minutes 48 seconds East 35.65 feet along the southerly side of Second Street Extension (52’ wide) to a point of curvature; thence

2.	Along a curve to the right having a radius of 50.00 feet, an arc length of 60.93 feet (chord which bears South 49 degrees 53 minutes 06 seconds East 57.23 feet) to a point of reverse curvature; thence

3.	Along a curve to the left having a radius of 60.00 feet, an arc length of 160.03 feet along the easterly terminus of Second Street Extension (chord which bears North 88 degrees 37 minutes 11 seconds East 116.64 feet) to a point on curve, thence

4.	South 83 degrees 50 minutes 02 seconds East 98.17 feet to a point; thence

5.	South 06 degrees 09 minutes 58 seconds West 23.06 feet to a point on curve; thence

6.	Southerly along a curve to the right having a radius of 502.36 feet, an arc length of 195.70 feet (chord which bears South 00 degrees 42 minutes 02 seconds West 194.47 feet) to a point on curve; thence

7.	North 87 degrees 59 minutes 06 seconds West 204.55 feet to a point; thence

8.	North 75 degrees 59 minutes 06 second West 120.02 feet to a point; thence

9.	North 08 degrees 00 minutes 54 seconds East 231.23 feet to the point of beginning.

Being known as proposed Lot 35.01 in Block 15 as shown on a certain map entitled “Proposed Subdivision of Lots 35 & 36 in Block 15 and Lots 6 & 18 in Block 10 prepared for Mack-Cali Realty Corp. in the City of Jersey City, Hudson County, New Jersey” prepared by John Zanetakos Associates, Inc., dated January 30, 2001 and labeled Job No. 00-7628-300, and filed in the Hudson County Clerk’s office on August 29, 2001 as map number 3813.

TOGETHER WITH the easements granted to American Financial Exchange, L.L.C. in the Cross Reciprocal Easement Agreement (“CREA”) between and among American Financial Exchange, L.L.C., Plaza VIII & IX Associates, L.L.C., and Cali Harborside (Fee) Associates, L.P., dated September 29, 2003 and recorded on October 7, 2003 in the Hudson County Register’s office in Deed Book 7147, at page 157; as such easements are defined and described therein:

•	“Plaza X Storm Water Easement” in, to, under and within the “Plaza 8/9 Storm Water Easement Area”

•	“Plaza X Communication Easement” in, to, under and within the “Plaza 8/9 Communication Easement Area”

•	“Temporary Plaza X Communication Easement” in, to, under and within the “Temporary Communication Easement Area”

•	“Plaza X Water Easement” in, to, under and within the ‘Plaza 8/9 Water Main Easement Area”

•	“Plaza X Vehicular Easement” over and across the “Plaza 8/9 Vehicular Easement Area”

•	“Plaza X Pedestrian Easement” over and across the “Plaza 8/9 Pedestrian Easement Area”

•	“Plaza X Parking Easement” over, on, along and across the “Plaza 8/9 Parking Easement Areas”

PARCEL TWO:

Beginning at a point in the dividing line between Lot 48 in Block 15 as shown on the City of Jersey City Tax Assessment to the south and Lot 30 in Block 15 (Tax Map) to the north, said point of beginning being S 83°50’02” E, 48.53 feet along the dividing line between Lots 48 and 30 in Block 15 (Tax Map) from its intersection with the easterly line of Second Street Extension and running; thence

1.	N 06°09’58” E 1.66 feet to a point; thence

2.	S 83°54’00” E 50.74 feet to a point; thence

3.	S 05°35’27” W 23.12 feet to a point on curve; thence

4.	Southerly along a curve to the right having a radius of 694.85 feet an arc length of 136.45 feet, a central angle of 11°15’06” and a chord which bears S 04°19’57” E 136.23 feet to a point of compound curvature; thence

5.	Southerly along a curve to the right having a radius of 395.13 feet, an arc length of 60.77 feet, a central angle of 08°48’42” and a chord which bears S 05°41’57” W 60.71 feet to a point on curve; thence

6.	N 87°59’06” W 8.16 feet along the easterly extension of the dividing line between Lots 48 and 49 in Block 15 (Tax Map); thence the following three (3) courses along the easterly line of Lot 48 in Block 15 (Tax Map)

7.	Northerly along a curve to the left having a radius of 502.36 feet, an arc length of 195.70 feet, a central angle of 22°19’ 15” and a chord which bears N 00°42’02” E 194.47 feet to a point on curve; thence

8.	N 06°09’58” E 23.06 feet to a point on curve; thence

N 83°50’02” W 49.64 feet to a point, the point and place of beginning

EXHIBIT D

Mezzanine Minimum Release Amount

	Property	Location	Mezz A iStar Release Price	Mezz B iStar Release Price	Total Mezz Release Price

	Amazon.com, Inc.	Campbellsville, KY	2,015,982	928,711	2,944,693
	Avis Budget Group, Inc.	Parsippany, NJ	2,845,636	1,310,911	4,156,547
	CEVA Freight, LLC	Various	3,714,059	1,710,971	5,425,031
	Crawford & Company	Plantation, FL	3,411,662	1,571,665	4,983,327
	Equinix Operating Co., Inc.	El Segundo, CA	2,946,435	1,357,347	4,303,782
	FedEx Ground Package System	Richfield, OH	1,550,755	714,393	2,265,148
*	Northrop Grumman IT, Inc.	Tyson’s Corner, VA		21,196,564	21,196,564
	Nokia Siemens Networks US LLC	Irving, TX	4,156,024	1,914,574	6,070,598
	Nortel Networks, Inc.	Richardson, TX	620,302	285,757	906,059
	Northrop Grumman Space & Mission Systems	Redondo Beach, CA	1,783,369	821,552	2,604,921
	Spectrum Brands, Inc.	Dixon, IL	1,550,755	714,393	2,265,148
	Unified Western Grocers, Inc.	Commerce, CA	1,849,276	851,914	2,701,190
	Unisys Corporation	Reston, VA	2,434,686	1,121,597	3,556,283
	Wellpoint Health Networks Inc.	Thousand Oaks, CA	2,171,058	1,000,150	3,171,208

	Total		31,050,000	35,500,500	66,550,500

	* If Northrop Transfers occurs.

EXHIBIT E

Closing Checklist

(attached hereto)

EXHIBIT F

Legal Description of Northrop VA Property

7555 Colshire Drive, McLean, VA (NORTHROP GRUMMAN)

Parcel B-1-A2, containing 11.7931 acres, more or less, WESTGATE INDUSTRIAL PARK, as set forth in and as shown on plat attached to Deed of Resubdivision recorded in Deed Book 12845 at Page 103, among the land records of Fairfax County, Virginia, and being more particularly described by metes and bounds as set forth below:

BEGINNING AT A POINT ON THE SOUTHERLY RIGHT-OF-WAY OF COLSHIRE DRIVE, ROUTE 6471, WIDTH VARIES, SAID POINT BEING A NORTHWESTERLY CORNER OF THE REMAINDER OF LOT 3A, WESTGATE INDUSTRIAL PARK.

THENCE DEPARTING THE SOUTHERLY RIGHT-OF-WAY OF COLSHIRE DRIVE AND WITH THE WESTERLY LINE OF THE REMAINDER OF LOT 3A S 13° 06’ 39” W 59.90 FEET TO A POINT;

77.77 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE LEFT, HAVING A RADIUS OF 88.00 FEET, A DELTA OF 50° 37’ 53”, AND A CHORD BEARING AND DISTANCE OF S 12° 12’ 18” E 75.26 FEET TO A POINT; S 37° 31’ 14” E 187.25 FEET TO A POINT; S 52° 28’ 46” W 20.00 FEET TO A POINT; 53.41 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE LEFT, HAVING A RADIUS OF 68.00 FEET, A DELTA OF 45° 00’ 00”, AND A CHORD BEARING AND DISTANCE OF S 29° 58’ 45” W 52.04 FEET TO A POINT; S 07° 28’ 46” W 80.49 FEET TO A POINT; S 37° 31’ 14” E 81.58 FEET TO A POINT; S 52° 28’ 46” W 421.54 FEET TO A POINT ON THE NORTHERLY LINE OF FAIRFAX COUNTY PARK AUTHORITY, SAID POINT BEING THE SOUTHWESTERLY CORNER OF THE REMAINDER OF LOT 3A.

THENCE WITH THE NORTHERLY AND EASTERLY LINES OF FAIRFAX COUNTY PARK AUTHORITY N 66° 15’ 44” W 823.27 FEET TO A POINT; N 33° 31’ 06” E 102.53 FEET TO A POINT; N 42° 19’ 21” E 74.39 FEET TO A POINT, SAID POINT BEING THE SOUTHEASTERLY CORNER OF PARCEL B-1-A1.

THENCE DEPARTING THE EASTERLY LINE OF FAIRFAX COUNTY PARK AUTHORITY AND WITH THE EASTERLY LINE OF PARCEL B-1-A1 N 84° 46’ 30” E 112.47 FEET TO A POINT; 50.31 FEET ALONG THE ARC OF A CIRCLE CURVING TO RIGHT, HAVING A RADIUS OF 50.00 FEET, A DELTA OF 57° 39’ 17” , AND A CHORD BEARING AND DISTANCE OF S 66° 23’ 52” E 48.22 FEET TO A POINT; S 37° 34’ 13” E 39.49 FEET TO A POINT; N 52° 25’ 47” E 234.57 FEET TO A POINT; N 37° 34’ 06” W 59.95 FEET TO A POINT; 13.09 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE RIGHT HAVING A RADIUS OF 62.50 FEET, A DELTA OF 12° 00’ 13”, AND A CHORD BEARING AND DISTANCE OF N 31° 34’ 05” W 13.07 FEET TO A POINT; N 25° 34’ 05” W 3.78 FEET TO A POINT; N 52° 25’ 54” E 275.90 FEET TO A POINT; 93.21 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE RIGHT, HAVING A RADIUS OF 99.50 FEET, A DELTA OF 53° 40’ 28”, AND A CHORD BEARING AND DISTANCE OF N 79° 16’ 08” E 89.84 FEET TO A POINT; N 51° 24’ 46” E 86.08 FEET TO A POINT; N 77° 22’ 06” E 100.10 FEET TO A POINT ON THE AFOREMENTIONED SOUTHERLY RIGHT-OF-WAY COLSHIRE DRIVE.

THENCE WITH THE SOUTHERLY RIGHT-OF-WAY OF COLSHIRE DRIVE S 38° 35’ 14” E 8.90 FEET TO A POINT; 17.27 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE RIGHT, HAVING A RADIUS OF 40.00 FEET, A DELTA OF 24° 44’ 39” , AND A CHORD BEARING AND DISTANCE OF S 26° 12’ 55” E 17.14 FEET TO A POINT; S 13° 50’ 35” E 89.89 FEET TO A POINT; 64.96 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE LEFT, HAVING A RADIUS OF 73.00 FEET, A DELTA OF 50° 59’ 13” AND A CHORD BEARING AND DISTANCE OF S 39° 20’ 12” E 62.84 FEET TO THE POINT OF BEGINNING AND CONTAINING 11.7931 ACRES OF LAND, MORE OR LESS.

TOGETHER WITH a non-exclusive, perpetual easement to use the Colshire Drive extension for ingress and egress in the areas identified as “Access Easement” and one (1) curb cut onto the Colshire Drive extension in the area identified as “Curb Cut” both on Exhibit 2(a) as set forth in as shown on plat attached to Cross Easement Agreement recorded in Deed Book 10990 at Page 691, the easement for ingress and egress is modified by Instrument recorded in Deed Book 15343 at page 1576, among the aforesaid land records.

TOGETHER WITH a non-exclusive 25’ utility easement as set forth in and as shown on plat identified as Exhibit 2c to Cross Easement Agreement recorded in Deed Book 10990 at Page 691, among the aforesaid land records.

TOGETHER WITH a ten foot (10’) retaining wall maintenance easement as set forth in Cross Easement Agreement recorded in Deed Book 12887 at Page 1271, among the aforesaid land records.

Schedule 4.1(A)-1

Borrower’s U.S. taxpayer identification number is: 27-2866421

Schedule 4.1(A)-2

The attached organizational chart shows each Person directly owning (and/or indirectly owing five percent (5%) or more of) the ownership interests in Borrower, Holdco and Property Owners.

Schedule 4.1(A)-3

The principal place of business and chief executive office of Borrower, Intervening Entities and Property Owners is set forth below:

c/o Dividend Capital Total Realty Operating Partnership LP

518 17th Street, Suite 1700

Denver, Colorado 80202

Schedule 4.1(A)-4

Attached is a list of the correct legal name, jurisdiction of formation, organization number, direct Subsidiaries, indirect Subsidiaries, type of entity (e.g., corporation, limited partnership, limited liability company, etc.), of each member of the Intervening Entities and Property Owners and also, in the case of the Property Owners, the Property owned by such Property Owner.

(attached hereto)

Please see Exhibit A of the Loan Agreement for a list of the Property owned by each Property Owner.

Name of Entity	Jurisdiction of Formation / Type of Entity	Organizational Number
TRT NOIP Fixed Mezz Holdco LLC	Delaware Limited Liability Company	4831228

TRT NOIP Fixed Real Estate Holdco LLC	Delaware Limited Liability Company	4831234

TRT NOIP Fixed CA LP Holdco LLC	Delaware Limited Liability Company	4831235

TRT NOIP Corporate Center Drive - Newbury Park GP LLC	Delaware Limited Liability Company	4831286

TRT NOIP Doolittle - Redondo Beach GP LLC	Delaware Limited Liability Company	4831288

TRT NOIP Sheila - Commerce GP LLC	Delaware Limited Liability Company	4831289

TRT NOIP Maple - El Segundo GP LLC	Delaware Limited Liability Company	4831292

TRT NOIP CEVA Lease Holdco LLC	Delaware Limited Liability Company	4831237

TRT NOIP Eagle GP LLC	Delaware Limited Liability Company	4831297

TRT NOIP Connection - Irving LP LLC	Delaware Limited Liability Company	4831279

TRT NOIP Connection - Irving GP LLC	Delaware Limited Liability Company	4831293

TRT NOIP Glenville - Richardson LP LLC	Delaware Limited Liability Company	4831283

TRT NOIP Glenville - Richardson GP LLC	Delaware Limited Liability Company	4831295

TRT NOIP Sunset Hills - Reston LLC	Delaware Limited Liability Company	4831417

Schedule 4.1(A)-5

The attached organizational chart correctly identifies each Person directly owning (and/or indirectly owning 5% or more of) the Harborside Property and Harborside Owner.

Schedule 4.11

Insurance Policies

(attached hereto)

Schedule 4.12

A “Special Purpose Bankruptcy Remote Entity” is an entity which is a limited liability company which at all times since its formation and at all times thereafter (and whose Organizational Documents require compliance with the following):

(i) not guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(ii) not engage, directly or indirectly, in any business other than the ownership of the Pledged Interests ;

(iii) not incur, create or assume any indebtedness or liabilities other than, with respect to Borrower only, the Loan and, to the extent such unsecured trade payables constitute Permitted Indebtedness, unsecured trade payables incurred in the ordinary course of its business that are related to the ownership of the Interests;

(iv) not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except (1) for Holdco and (2) that Borrower may invest in those investments permitted under the Loan Documents;

(v) not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets;

(vi) not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(vii) except for Holdco and the Subsidiaries (as such term is defined in the Holdco LLC Agreement), not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity;

(viii) own any asset or property other than the Interests and incidental personal property necessary for the ownership of the Interests; or

(ix) maintain books and records and bank accounts separate from those of any other Person;

(x) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(xi) comply with all limited liability company formalities necessary to maintain its separate existence;

(xii) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(xiii) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; except that Borrower’s assets may be included in a consolidated financial statement of its Affiliate so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of Borrower from such Affiliate and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person;

(xiv) prepare and file its own tax returns separate from those of any Person to the extent required by applicable law, and pay any taxes required to be paid by applicable law;

(xv) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(xvi) except as contemplated by the Loan Documents, not enter into any transaction with any Affiliate, except on an arm’s-length basis on terms which are intrinsically fair and substantially similar to those that would be available for unaffiliated third parties, and pursuant to written, enforceable agreements;

(xvii) conduct business in its own name, and use separate stationery, invoices and checks bearing its own name;

(xviii) except as contemplated by the Loan Documents, not commingle its assets or funds with those of any other Person;

(xix) except as contemplated by the Loan Documents, not assume, guarantee or pay the debts or obligations of any other Person;

(xx) correct any known misunderstanding as to its separate identity;

(xxi) except as contemplated by the Loan Documents, not permit any Affiliate to guarantee or pay its obligations;

(xxii) not make loans or advances to any other Person;

(xxiii) pay its liabilities and expenses out of and to the extent of its own funds;

(xxiv) maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds;

(xxv) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall only apply to the extent that there is positive net cash flow from the Interests after the payment of all operating expenses and debt service, and shall not require any equity owner to make additional capital contributions to Borrower;

(xxvi) cause the managers, officers, employees, agents and other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower;

(xxvii) not take any action if, as a result of such action, it would have been or would be required to register as an investment company under the Investment Company Act of 1940, as amended; and

(xxviii) such Person’s Organizational Documents incorporate provisions that require such Person to be a Special Purpose Bankruptcy Remote Entity.

“Independent Person” shall mean a natural person that (i) is engaged by Borrower from an Approved Independent Manager Provider, (ii) who is, and continues to be during the term of engagement by Borrower, as Independent Manager employed by and in good standing with such Approved Independent Manager Provider and (iii) who is not at the time of initial appointment as Independent Manager and has not been at any time during the five (5) years preceding such initial appointment and shall not be at any time while serving as Independent Manager of Borrower: (i) a stockholder, director, manager (with the exception of serving as an Independent Manager of Borrower), officer, trustee, employee, partner, member, attorney or counsel of Borrower, or any Affiliate of either of them; (ii) a creditor, customer, supplier, or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate; (iii) a Person controlling or under common control with any Person excluded from serving as Independent Manager under (i) or (ii); or (iv) a member of the immediate family by blood or marriage of any Person excluded from serving as Independent Manager under (i) or (ii). (As used above, “Approved Independent Manager Provider” means each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (a) the foregoing shall only be deemed Approved Independent Manager Providers to the extent acceptable to the rating agencies and (b) additional national providers of professional Independent Managers may be deemed added to the foregoing hereunder to the extent approved in writing by the Lender and the rating agencies.)

Schedule 11.5

Addresses for Notice

If to Borrower:	TRT NOIP Fixed Mezz Holdco LLC
c/o Dividend Capital Total Realty Operating Partnership LP
518 17th Street, Suite 1700
Denver, Colorado 80202
Attention: Guy Arnold, President
Telephone: 303-228-2200
Facsimile: 303-577-9797

With a copy to:	TRT NOIP Fixed Mezz Holdco LLC
c/o Dividend Capital Total Realty Operating Partnership LP
518 17th Street, Suite 1700
Denver, Colorado 80202
Attention: Joshua J. Widoff, Senior Vice President and General Counsel
Telephone: 303-597-0483
Facsimile: 303-869-4602

With a copy to:	Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attn: Robert Ivanhoe, Esq.
Telephone: (212) 801-9200
Facsimile: (212) 801-6400

If to Lender:	iStar Financial Inc.
1114 Avenue of the Americas
New York, New York 10036
Attn: Chief Operating Officer
Loan No.: M00153300
Telephone: 212-930-9400
Facsimile: 212-930-9494

With a copy to:	iStar Financial Inc.
1114 Avenue of the Americas
New York, New York 10036
Attn: Nina B. Matis, Esq./General Counsel
Loan No.: M00153300
Telephone: 212-930-9406
Facsimile: 212-930-9492

With a copy to:	iStar Asset Services Inc.
180 Glastonbury Boulevard, Suite 201
Glastonbury, Connecticut 06033
Attn: President
Loan No.: M00153300
Telephone: 860-815-5900
Facsimile: 860-815-5901

With a copy to:	Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
Attn: Kenneth M. Jacobson, Esq.
and
George P.L. Pierce, Esq.
Loan No.: M00153300
Reference: 208972-00731
Telephone: 312-902-5445 (KMJ)
312-902-5541 (GPLP)
Facsimile: 312-577-8646 (KMJ)
312-577-8893 (GPLP)